           Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3)

                 ZOOM TELEPHONICS, INC., A CANADIAN CORPORATION
                                 PROXY STATEMENT
                     --------------------------------------
          ZOOM TECHNOLOGIES, INC. (A TO-BE-FORMED DELAWARE CORPORATION)
                        10,556,812 SHARES OF COMMON STOCK
                                   PROSPECTUS

         We are furnishing this proxy statement/prospectus to shareholders of Zoom Telephonics, Inc., a Canadian corporation referred to as Zoom Canada in this proxy statement/prospectus, in connection with our board of directors' solicitation of proxies for use at a special meeting of the shareholders of Zoom Canada.

         The meeting will be held on February 15, 2002, at 9:30 a.m., Eastern Standard Time, at our principal executive offices located at 207 South Street, Boston, Massachusetts 02111. The meeting will be simultaneously held (linked by telephone conference call) at Suite 1525, 625 Howe Street, Vancouver, B.C. V6C2TC. You may attend the meeting at either location.

         The specific purpose of the special meeting is to obtain shareholder approval to change our jurisdiction of incorporation from Canada to the State of Delaware. The process necessary to accomplish this change is called a continuance in Canada and a domestication in Delaware. This process is described more fully in this proxy statement/prospectus and in the accompanying notice of special meeting of shareholders of Zoom Canada. The specific items to be voted on to complete this continuation are detailed in the form of proxy attached to this proxy statement/prospectus and in Exhibit "C" to the proxy statement/prospectus.

         This proxy statement/prospectus is also a prospectus of Zoom Technologies, Inc., a to-be-formed Delaware corporation referred to as Zoom Delaware in this proxy statement/prospectus, relating to the offer and sale of shares of its common stock issuable upon the continuation of Zoom Canada as a Delaware corporation. When we complete the continuation, we will continue our legal existence in Delaware as if we had been originally incorporated under Delaware law. Each outstanding share of common stock of Zoom Canada will automatically convert into a share of common stock of Zoom Delaware.

         Our common stock is currently traded on the Nasdaq Stock Market under the symbol "ZOOM". On December 14, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.15 per share. Following the continuation, shares of our common stock will continue to trade on the Nasdaq Stock Market.

         To be approved, at least two-thirds of the votes cast by our shareholders in person or by proxy at the meeting must vote in favor of the proposed continuation. We plan to complete the proposed continuation as soon as possible following approval by our shareholders. Our board of directors may, however, decide to delay the continuation or not to proceed with the continuation if they determine that the continuation is no longer advisable.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS RELATING TO THE CONTINUATION AND THE OWNERSHIP OF SHARES OF COMMON STOCK OF ZOOM DELAWARE.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated December 28, 2001 and is first being mailed to shareholders on or about December 28, 2001.

                        SOURCES OF ADDITIONAL INFORMATION

         This proxy statement/prospectus is accompanied by copies of our annual report on Form 10-K for the fiscal year ended December 31, 2000, attached to this proxy statement/prospectus as Exhibit "A", and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001, attached to this proxy statement/prospectus as Exhibit "B". This proxy statement/prospectus also incorporates important business and financial information about our company from documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from

                             Zoom Telephonics, Inc.
                               Investor Relations
                                207 South Street
                           Boston, Massachusetts 02111
                              Phone: (617) 423-1072

         TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS IN ADVANCE OF THE SHAREHOLDER MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN FEBRUARY 8, 2002.

         For more information on the matters incorporated by reference in this proxy statement/prospectus, please see "Where You Can Find More Information" on page 51.

                             ZOOM TELEPHONICS, INC.
                                207 SOUTH STREET
                                BOSTON, MA 02111

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Zoom Telephonics, Inc., a Canadian corporation ("Zoom Canada"), will be held on February 15, 2002 at 9:30 a.m., Eastern Standard Time, at our principal executive offices located at 207 South Street, Boston, Massachusetts 02111, and simultaneously (linked by telephone conference call) at Suite 1525, 625 Howe Street, Vancouver, B.C. V6C 2TC, for the following purposes:

1. To consider and act upon a special resolution authorizing Zoom Telephonics, Inc., a Canadian corporation, to change its jurisdiction of incorporation from Canada to the State of Delaware in the United States through a process called a continuance in Canada and a domestication in Delaware.

2. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

         The text of the special resolutions to be voted upon at the meeting are set forth in Exhibit "C" to the accompanying proxy statement/prospectus.

         The special resolution will be approved if passed by at least two-thirds of the votes cast at the meeting. If the special resolution is passed, our board of directors will be authorized in their discretion to delay or abandon the continuation. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE SPECIAL RESOLUTION AUTHORIZING ZOOM CANADA TO CHANGE ITS JURISDICTION OF INCORPORATION FROM CANADA TO DELAWARE.

         A dissenting shareholder is entitled to be paid the fair value of his or her shares in accordance with Section 190 of the Canadian Business Corporations Act. A summary of the procedures to exercise your dissent rights are set forth in the accompanying proxy statement/prospectus.

         The board of directors has fixed the close of business December 28, 2001 as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. If you were a registered Zoom Canada shareholder at the close of business on the record date, you are entitled to vote at the meeting. If you became a new owner of Zoom Canada common stock after the record date but on or before February 5, 2002, you may elect to vote your shares at the meeting in lieu of the previous owner.

         Shareholders who are unable to attend the meeting in person are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided. A proxy will not be valid unless it is deposited and received at the office of Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072 no later than 5:00 p.m., Eastern Standard Time, on the business day prior to the meeting or if the meeting is adjourned or postponed, no later than 5:00 p.m., Eastern Standard Time, on the second business day prior to the adjourned or postponed meeting. If you attend the meeting, sending your proxy will not prevent you from voting in person. If you are a non-registered shareholder of the Corporation and received these materials through a broker, a financial institution or other nominee (the "Intermediary"), please complete and return the materials in accordance with the instructions provided to you by the Intermediary. Shareholders who have any questions about items being voted on at the meeting may telephone the Georgeson Shareholder Communications at 1-866-324-8875.

                                     By Order of the Board of Directors

                                     Philip J. Flink
                                     Secretary
Boston, Massachusetts
December 28, 2001

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT:

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE PROVIDED, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING. THANK YOU FOR ACTING PROMPTLY.
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

SUMMARY...........................................................................................................1
-------

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...................................................................5
-----------------------------------------------

WARNINGS REGARDING FORWARD-LOOKING STATEMENTS.....................................................................6
---------------------------------------------

RISK FACTORS......................................................................................................7
-----------

THE SPECIAL MEETING..............................................................................................19
-------------------

MOVING THE JURISDICTION OF INCORPORATION OF ZOOM CANADA..........................................................21
-------------------------------------------------------

TAX CONSEQUENCES OF THE CONTINUATION.............................................................................23
------------------------------------

COMPARISON OF SHAREHOLDERS' RIGHTS...............................................................................32
----------------------------------

DISSENTING SHAREHOLDERS' RIGHTS..................................................................................41
-------------------------------

DESCRIPTION OF CAPITAL STOCK.....................................................................................43
----------------------------

ACCOUNTING TREATMENT OF CONTINUATION.............................................................................43
------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................44
--------------------------------------------------------------

OUR DIRECTORS AND EXECUTIVE OFFICERS.............................................................................45
------------------------------------

DIRECTOR COMPENSATION............................................................................................46
---------------------

EXECUTIVE COMPENSATION...........................................................................................47
----------------------

SHAREHOLDER PROPOSALS............................................................................................50
---------------------

TRANSFER AGENT AND REGISTRAR.....................................................................................50
----------------------------

LEGAL MATTERS....................................................................................................50
-------------

EXPERTS..........................................................................................................50
-------

WHERE YOU CAN FIND MORE INFORMATION..............................................................................51
-----------------------------------


Exhibit A - Form 10-K for the fiscal year ended December 31, 2000

Exhibit B - Form 10-Q for the fiscal quarter ended September 30, 2001

Exhibit C - Special Resolutions

Exhibit D - Section 190 of the Canada Business Corporations Act

Exhibit E - Zoom Delaware Proposed Certificate of Incorporation

Exhibit F - Certificate of Domestication of Zoom Delaware

Exhibit G - Proposed By-laws of Zoom Delaware

                                     SUMMARY

         This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to read this entire proxy statement/prospectus carefully, including the attached exhibits. As used in this proxy statement/prospectus, the terms "we," "our", "us" and "Zoom Canada" refer to Zoom Telephonics, Inc., a Canadian corporation and the term "Zoom Delaware" refers to Zoom Technologies Inc., the Delaware corporation to-be-formed.

     o ZOOM CANADA. We design, produce and market dial-up and broadband modems, wireless local area network products, and other communications products. Our primary objective is to build upon our position as a leading supplier of Internet access devices and to take advantage of a number of emerging trends in computer connectivity including Internet access, higher data rates, broadband applications, and alternatives to traditional wired local area networks. We are a Canadian holding company. Our operations are primarily carried out by our wholly owned subsidiary incorporated in Delaware. Our principal executive offices are located at 207 South Street, Boston, MA 02111. Our telephone number is (617) 423-1072.

     o ZOOM DELAWARE. Zoom Delaware is a yet to-be-formed Delaware corporation which will continue the operations of Zoom Canada once the continuation is completed. Following the continuation, our principal executive offices and phone number of Zoom Delaware will be the same as those for Zoom Canada.

     o THE CONTINUATION. Our board of directors is proposing that we change our jurisdiction of incorporation from Canada to the State of Delaware by means of a process called a "continuation" under Canadian law and a "domestication" under Delaware law. As a result of the continuation we will cease to be a Canadian company governed by the provisions of the Canada Business Corporations Act and will become a Delaware corporation governed by the provisions of the Delaware General Corporation Law as if we had originally been incorporated in that jurisdiction. As used in this proxy statement/prospectus, the terms "continuation" and "continuance" refer to the entire continuation and domestication process we will undertake to change our jurisdiction of incorporation from Canada to Delaware.

     o BOARD OF DIRECTORS' RECOMMENDATION. Our board of directors recommends that you vote in favor of the special resolution authorizing the continuation from Canada to Delaware.

     o REASONS FOR THE CONTINUATION. Our board of directors believes that continuing into Delaware is in the best interest of Zoom Canada and its shareholders because they believe that the continuation will provide us with a number of benefits including:

                  o   Increasing our access to United States capital;
                  o Reducing tax costs associated with engaging in certain types of transactions;
                  o Reducing the cost and burden of complying with securities and corporate laws in both Canada and the U.S.;
                  o Allowing us to take advantage of the comprehensive, modern and flexible corporate laws that Delaware and its courts have developed in dealing with corporate issues;
                  o Allowing us to better compete with our peers located in the United States;
                  o Increasing our ability to effectively structure acquisitions, divestitures and mergers with other United States companies; and
                  o Increasing our flexibility with regard to the selection of individuals to serve on our board of directors through the removal of the requirement that a majority of our directors be residents of Canada.

     o BOARD DISCRETION TO EFFECT THE CONTINUATION. In the event that the shareholders approve the special resolution, our board of directors may, at its option, elect to delay or abandon the continuation. Reasons that may cause our board of directors not to complete the continuation include:

                  o   if Zoom Canada were to incur significant tax liabilities;
                  o if more than 1% of shareholders elect to exercise their dissenters' rights; or

                  o if there arises any other circumstance which, in the discretion of the board of directors, would cause the continuation not to be in the best interests of Zoom Canada and its shareholders.

     o EFFECTS OF THE CONTINUATION. The continuation will not result in any change in our business or assets, liabilities, net worth or management, nor will the continuation impair any of our creditors' rights. The continuation itself will not change your ownership percentage in Zoom Canada, although there could be a slight change resulting from shareholders who exercise their dissent rights. The continuation is not, in itself, a corporate reorganization, amalgamation or merger.

     o THE SPECIAL MEETING. The meeting of shareholders will be held on February 15, 2002 at 9:30 a.m., Eastern Standard Time, at our principal executive offices located at 207 South Street, Boston, Massachusetts 02111 and simultaneously, linked by telephone conference call, at Suite 1525, 625 Howe Street, Vancouver, B.C. V6C 2TC. You may attend the meeting at either location.

     o RECORD DATE; SHARES ENTITLED TO VOTE. The record date for the meeting is December 28, 2001. Shareholders of record at the close of business on the record date or transferees of such shares who produce proper evidence of ownership of such shares before February 5, 2002 and request that their name be included on the list of shareholders entitled to vote are entitled to vote at the meeting. On the record date, there were 7,860,866 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to be acted upon or which may properly come before the meeting.

     o QUORUM; VOTE REQUIRED. The approval of the continuation will require the affirmative vote of at least two-thirds of the votes represented in person or by proxy and entitled to vote at the meeting. The presence, in person or by proxy, of at least one-third of the outstanding shares of common stock of Zoom Canada is necessary to constitute a quorum at the meeting.

     o SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF ZOOM CANADA. As of the date of this proxy statement/prospectus, directors and executive officers of Zoom Canada owned and were entitled to vote 1,224,744 (about 15.6%) outstanding shares of our common stock. These directors and officers have expressed an intention to vote in favor of the continuation.

     o REGULATORY APPROVALS. To complete the continuation, we need approvals from, and we must make filings with, governmental authorities. Specifically, the Director of the Canada Business Corporations Act must issue a letter of satisfaction that the proposed continuance will not adversely affect our creditors or shareholders. We must file a certificate of incorporation and a certificate of domestication with the Secretary of the State of Delaware to complete the continuation. Once the continuance is complete, the Director of the Canada Business Corporations Act will issue a certificate of discontinuance.

     o RIGHTS OF DISSENTING SHAREHOLDERS. Under Canadian law, you may dissent with respect to the proposal to change our jurisdiction of incorporation from Canada to Delaware and be paid the fair value of your shares. To dissent and be paid, you must strictly follow the procedures described on pages 41 and 42. A copy of the section of Canadian law relating to dissenters' rights is set forth in full in Exhibit "D" to this proxy statement/prospectus. If you do not strictly follow the proper procedures, you will lose your right to dissent. You can lose your right to dissent, for example, by:

                  o   Voting in favor of the special resolution;
                  o   Failing to send in a dissent notice prior to the meeting;
                      or
                  o Failing to make a demand for payment within a twenty-day period after the meeting.

     o CONVERSION OF SHARES. The existing share certificates representing shares of our common stock will represent an equivalent number of shares of common stock of Zoom Delaware without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Zoom Delaware upon transfers of shares of common stock or at your request.

     o CONVERSION OF OPTIONS. The current outstanding options to purchase shares of our common stock will represent options to purchase an equivalent number of shares of common stock of Zoom Delaware for the equivalent purchase price per share without other action by our option holders. Option holders will not have to exchange their options. Option holders who are not shareholders will not have a right to vote on the special resolution.

     o CANADIAN INCOME TAX CONSEQUENCES. For Canadian tax purposes, on the date of continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We believe that we will not owe any Canadian federal income taxes as a result of the continuation. For a more complete discussion of the Canadian Income Tax Consequences, please see "Tax Consequences of the Transaction; Canadian Income Tax Consequences" on page 28.

     o U.S. INCOME TAX CONSEQUENCES. Neither Zoom Canada nor Zoom Delaware should recognize any gain or loss for U.S. federal income tax purposes as a result of the continuation. Any U.S. holder whose Zoom Canada stock represents less than 10% of Zoom Canada shares outstanding and has a fair market value of less than $50,000 on the date of the continuation will likewise recognize no gain or loss as a result of the continuation. A U.S. holder whose Zoom Canada stock represents less than 10% of Zoom shares outstanding but has a fair market value of at least $50,000 on the date of the continuation must generally recognize gain (but not loss) on the continuation equal to the difference between the fair market value of the Zoom Delaware stock received at the time of the continuation over the holder's adjusted basis in the Zoom Canada stock exchanged therefor. Such a holder, however, instead of recognizing gain, may elect to include in income the "all earnings and profits amount" attributable to his or her stock in Zoom Canada, within the meaning of Treasury Regulation
Section 1.367(b)-2(d). The income so included pursuant to this election generally is treated as dividend income, which in the case of individuals is taxed at the higher rates applicable to ordinary income. A U.S. holder's adjusted basis in the shares of Zoom Delaware received in the exchange will be equal to such holder's adjusted basis in the shares of Zoom Canada surrendered in the exchange, increased by the amount of gain (if any) recognized on the exchange. A U.S. holder's holding period in the shares of Zoom Delaware received in the exchange should include the period of time during which such holder held his or her shares in Zoom Canada. For a more complete discussion of the U.S. Income Tax Consequences, please see "Tax Consequences of the Transaction; United States Federal Income Tax Consequences" on page 24.

     o COMPARISON OF ZOOM CANADA SHARES AND ZOOM DELAWARE SHARES. The principal attributes of the capital stock of Zoom Delaware will be similar to those of our existing shares of common stock, other than certain differences in shareholders' rights between the Canada Business Corporations Act and the Delaware General Corporation Law. You should read "Moving the Jurisdiction of Incorporation of Zoom Canada-Effects of the Continuation," on page 21, "Description of Capital Stock" on page 43 and "Comparison of Shareholders' Rights" on page 32.

     o DIFFERENCES IN SHAREHOLDER RIGHTS IN CANADA AND DELAWARE. While many rights and privileges of shareholders of a Delaware corporation are similar to those of shareholders of a corporation organized under the Canada Business Corporations Act, there are some material differences between the laws in Canada and the State of Delaware, including:

                  o   Votes required for extraordinary transactions
                  o   Amendment to governing documents
                  o   Dissenters' rights
                  o   Oppression remedies
                  o   Derivative actions
                  o   Shareholder consent in lieu of a meeting
                  o   Shareholder quorum
                  o   Director qualifications
                  o   Fiduciary duties of directors
                  o   Indemnification of officers and directors
                  o   Director liability
                  o Anti-takeover provisions and interested shareholder transactions

                  o   Access to corporate records
                  o   Requisition of meetings
                  o   Form of Proxy and Information Circular,

You should read "Comparison of Shareholders' Rights" commencing on page 32 for details regarding these differences.

                             ZOOM TELEPHONICS, INC.
                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The table below presents selected historical consolidated financial data for Zoom Telephonics, Inc. We derived the selected historical consolidated financial data as of and for the five-years ended December 31, 2000 from our audited consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. We derived the selected historical consolidated financial data as of and for the nine months ended September 30, 2000 and 2001 from our unaudited consolidated financial statements. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

         The selected historical consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Zoom Telephonics, Inc., a Canadian corporation and related notes thereto included in our annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. The following selected historical consolidated financial data should be read in conjunction with our most recent annual report on Form 10-K for the year ended December 31, 2000, incorporated by reference in, and included in, this proxy statement/prospectus as Exhibit "A", and our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2001, incorporated by reference in, and included in, this proxy statement/prospectus as Exhibit "B".


                                                                                                              NINE MONTHS ENDING
                                                             YEARS ENDING DECEMBER 31,                          SEPTEMBER 30,
                                           ---------------------------------------------------------------      -------------
                                                1996        1997        1998         1999         2000         2000         2001
                                                ----        ----        ----         ----         ----         ----         ----
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................    $ 97,762    $ 63,816    $ 61,894     $ 64,088     $ 59,750      $ 43,478     $ 33,408
Cost of goods sold........................      77,370      55,636      45,181       40,550       39,404        28,326       26,855
                                                ------      ------      ------       ------       ------        ------       ------
     Gross profit.........................      20,392       8,180      16,713       23,538       20,346        15,152        6,553
Operating expenses:
       Selling............................      10,216      11,103      11,801       13,571       12,714         9,335        7,254
       General and administrative.........       3,674       4,957       4,976        6,276        6,228         4,401        4,572
       Research and development...........       2,940       4,182       4,449        6,425        6,249         4,661        4,155
                                                 -----       -----       -----        -----        -----         -----        -----
       Total operating expenses...........      16,830      20,242      21,226       26,272       25,191        18,397       15,981
                                                ------      ------      ------       ------       ------        ------       ------
     Operating income (loss) .............       3,562     (12,062)     (4,513)      (2,734)      (4,845)       (3,245)      (9,428)
Other income (expense) net ...............         293         741       1,074          737          469           419         (134)
                                                   ---         ---       -----          ---          ---           ---        -----
     Income (loss) before income taxes....       3,855     (11,321)     (3,439)      (1,997)      (4,376)       (2,826)      (9,562)
Income tax expense (benefit)..............       1,375      (4,189)     (1,287)        (588)      (1,299)         (898)       3,800
                                                 -----      -------     -------        -----      -------        -----       ------
     Net income (loss)....................       2,480      (7,132)     (2,152)      (1,409)      (3,077)       (1,928)     (13,362)
                                                 =====      =======     =======      =======      =======       =======     ========

Earnings (loss) per common and
 common equivalent share:
     Basic................................     $  0.35    $  (0.95)   $  (0.29)    $  (0.19)    $  (0.40)     $  (0.25)    $  (1.70)
                                                  ====       ======      ======       ======       ======        ======       ======
     Diluted..............................     $  0.35    $  (0.95)   $  (0.29)    $  (0.19)    $  (0.40)     $  (0.25)    $  (1.70)
                                                  ====       ======      ======       ======       ======        ======       ======

Weighted average common and
 common equivalent shares:
     Basic................................       7,068       7,469       7,474        7,483        7,757        7,643         7,861
     Diluted..............................       7,162       7,469       7,474        7,483        7,757        7,643         7,861

                                                                                                               NINE MONTHS ENDING
                                                         AT DECEMBER 31,                                         SEPTEMBER 30,
                                               1996          1997         1998        1999        2000          2000         2001
                                               ----          ----         ----        ----        ----          ----         ----

BALANCE SHEET DATA:
Working capital                             $  41,557     $  35,064    $  33,376   $  29,573   $  29,374     $  30,056    $  22,950
Total assets                                   56,782        48,515       43,560      43,072      46,960        45,876       35,527
Long-term obligations                            -             -            -            481         369          -           5,780
Total stockholders' equity                     47,355        40,503       38,425      37,514      36,747        37,698       23,417


                  WARNINGS REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this proxy statement/prospectus under the headings "Summary" and "Risk Factors," and in the documents incorporated by reference, are forward-looking made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In essence, forward-looking statements are predictions of future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and in the other documents filed with the SEC that we have referred you to in evaluating our forward-looking statements.

         You should understand that we have no plans to update our forward-looking statements unless otherwise required by law. Our forward-looking statements are accurate only as of the date of this proxy statement/prospectus, or in the case of forward-looking statements in documents incorporated by reference, as of the date of those documents.

         We identify forward-looking statements with the words "plans," "expects," "anticipates," "estimates," "may," "will," "should" and similar expressions. Examples of our forward-looking statements may include statements related to:

         o   our plans, objectives, expectations and intentions;
         o   the tax consequence of the continuation to you and Zoom Canada;
         o our ability to reduce the costs and burdens of complying with the laws of multiple jurisdictions as a result of continuation;
         o   our ability to access capital from United States resources;
         o   our ability to better compete with our peers;
         o the timing of, availability, cost of development and functionality of products under development or recently introduced;
         o our anticipated introduction of advanced cable modems and other broadband access solutions; and
         o   our ability to expand our dial-up modem market share.

                                  RISK FACTORS

         In addition to the other information in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, you should consider carefully the following factors in evaluating our business before voting on the proposals presented. The first group of risk factors relate to risks specific to the continuation. The second group of risk factors relate to risks relating to our ongoing business operations, both before and after the continuation is completed. If any of the following risks actually occur, our business or results of operations could be seriously harmed. In that case, the trading price of our shares of common stock could decline, and you may lose part or all of your investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

                       RISKS RELATING TO THE CONTINUATION

WE MAY OWE TAXES TO CANADIAN TAXING AUTHORITIES AS A RESULT OF THE CONTINUATION IF OUR CONCLUSIONS AND ASSUMPTIONS RELATING TO OUR BUSINESS CHANGE BEFORE THE COMPLETION OF THE CONTINUATION.

         For Canadian tax purposes, on the date of continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." We could be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares.

         We reviewed our assets, liabilities and paid-up capital and obtained a tax opinion from one of our tax advisors. We believe that we will not owe any Canadian federal income taxes as a result of the continuation. It is possible that the facts on which we based our assumptions and conclusions could change before the continuation is completed. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. We have also made certain assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to Zoom Canada. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe taxes as a result of this transaction.

ZOOM CANADA AND OUR SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES IN THE UNITED STATES AS A RESULT OF THE CONTINUATION.

         We believe that the continuation will qualify as a tax-free reorganization for Zoom Canada, Zoom Delaware, and our U.S. shareholders who own Zoom Canada shares having a fair market value of less than $50,000 at the time of the continuation. A U.S. shareholder who owns Zoom Canada shares having a fair market value of $50,000 or more at the time of the continuation, but whose stock ownership is less than 10% of Zoom Canada at that time, will recognize gain (but not loss) to the extent the fair market value of the Zoom Delaware stock received at the time of the continuation exceeds such holder's adjusted basis in the Zoom Canada stock exchanged therefor. As an alternative to recognizing such gain, however, a U.S. shareholder may elect to include in income, as a dividend, the portion of the "all earnings and profits amount" attributable to such holder's stock in Zoom Canada. The advisability of making this election will depend upon a holder's individual facts and circumstances. In addition, strict conditions and filing requirements must be satisfied in order to effectively make the election.

         A U.S. holder's adjusted basis in the shares of Zoom Delaware received in the exchange will be equal to such holder's adjusted basis in the Zoom Canada shares surrendered in the exchange, increased by the amount of gain (if any) recognized on the exchange. A U.S. holder's holding period in the Zoom Delaware shares received in the exchange should include the period of time during which such holder held its shares in Zoom Canada.

         We have not asked, nor do we intend to ask, for a ruling from the Internal Revenue Service that the U.S. Federal income tax consequences will be as described herein. There is always the risk that the IRS may take a contrary position and that such position, if asserted, may be upheld.

THE CONTINUATION INTO THE STATE OF DELAWARE WILL AFFECT YOUR RIGHTS AS A SHAREHOLDER.

         After the continuation into Delaware, you will become a shareholder of Zoom Delaware. Currently, we are incorporated in Canada and governed by Canadian law. After the Delaware continuation, we will be incorporated in the State of Delaware and governed by Delaware law. We will have a new certificate of incorporation and bylaws. Your rights as a shareholder of a Delaware corporation will be different than your current rights as a shareholder of a Canadian corporation. You should read the section under the heading "Comparison of Shareholders' Rights" for a description of these differences. The risks of being a shareholder in Zoom Delaware as compared to a shareholder in Zoom Canada, include the following:

         o A SMALLER VOTE WILL BE REQUIRED TO AMEND GOVERNING DOCUMENTS OR TO APPROVE IMPORTANT TRANSACTIONS IN DELAWARE;

         o YOU WILL NOT HAVE DISSENTERS' RIGHTS THAT ARE AS EXTENSIVE AS PROVIDED UNDER CANADIAN LAW;

         o YOU WILL HAVE LESS FORMAL METHODS FOR RELIEF OF OPPRESSION BY MAJORITY SHAREHOLDERS IN DELAWARE;

         o DELAWARE LAW PROVIDES FOR GREATER INDEMNIFICATION OF DIRECTORS AND OFFICERS;

         o   PROVISIONS OF DELAWARE CORPORATE LAW MAY DETER TAKEOVER ATTEMPTS;
             AND

         o DELAWARE LAW PLACES GREATER LIMITATION ON THE LIABILITY OF DIRECTORS FOR BREACHES OF FIDUCIARY DUTY.

                   RISKS RELATING TO OUR CONTINUING OPERATIONS

WE ARE INCURRING AND EXPECT TO CONTINUE TO INCUR SIGNIFICANT LOSSES.

         We incurred net losses of approximately $13.4 million for the nine months ended September 30, 2001, $3.1 million in fiscal 2000, $1.4 million in fiscal 1999, and $2.2 million in fiscal 1998.

         We have taken cost-cutting measures, such as a reduced advertising, reduction in force, temporary wage freezes and controls on discretionary spending. These cost-cutting measures have not significantly reduced our losses. In addition, we anticipate that we will continue to incur significant expenses in the foreseeable future as we:

         o continue to develop our broadband access products, such as cable modems, and our wireless local area network and Internet gateway products; and
         o continue to make efforts to expand our sales channels to include cable service providers.

Because we expect to continue to invest in our business ahead of future revenues, we expect that we will continue to incur operating losses, at least in the near future. We cannot guarantee that our expenditures will significantly increase our revenues, if at all. If we fail to significantly increase our revenues as we implement our strategies, we may not be able to achieve profitability.

OUR OBLIGATIONS UNDER OUR EXISTING AND ANTICIPATED DEBT FACILITIES COULD PREVENT US FROM OBTAINING ADDITIONAL FINANCING AND HARM OUR LIQUIDITY.

         In January 2001, we obtained a $6 million, 20 year direct reduction mortgage from a bank, secured by our owned real estate in Boston, Massachusetts. Our outstanding and anticipated indebtedness could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes. Our existing indebtedness could also make us more vulnerable to economic downturns and competitive pressures, make it more difficult to obtain additional debt financing, and adversely affect our liquidity. In the event of a cash shortfall, we could be forced to reduce other expenditures to meet our requirements with respect to our outstanding debt. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Many of these factors are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of these obligations or obtain additional financing in order to stay in business.

TO STAY IN BUSINESS WE MAY REQUIRE FUTURE ADDITIONAL FUNDING WHICH WE MAY BE UNABLE TO OBTAIN ON FAVORABLE TERMS, IF AT ALL.

         Over the next twelve months, we may require additional financing for our operations or potential acquisitions. We currently do not have a debt facility from which we can borrow. We had a $5 million line of credit that was due to expire on April 1, 2003. We never borrowed under that line of credit. We were recently notified by the lender that it was terminating the line of credit because the lender considered an event of default to have occurred as a result of our operating performance. We have contested the lender's default assertion. An alternative lender with whom we were negotiating a replacement facility notified us that in light of current market conditions and the economic uncertainties following the September 11, 2001 terrorist attacks, it was withdrawing its commitment to provide us with financing. We may be unable to replace or reinstate our line of credit. Additional financing may not be available to us on a timely basis if at all, or, on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may be required to further reduce planned expenditures or forego acquisition opportunities, which could reduce our revenues, increase our losses, and harm our business. Moreover, additional equity financing could dilute the per share value of our common stock held by current shareholders, while additional debt financing could restrict our ability to make capital expenditures or incur additional indebtedness, all of which would impede our ability to succeed.

THE SEPTEMBER 11, 2001 TERRORIST ATTACKS ON THE UNITED STATES HAD A NEGATIVE IMPACT ON SALES OF OUR PRODUCTS.

         The September 11, 2001 terrorist attacks on the United States had a negative effect on the level of demand for our products. The potential near- and long-term impact these attacks may have on our suppliers and customers, markets for our products and the U.S. economy are uncertain. There may be other potential or additional adverse effects on our operating results due to this significant event that we cannot foresee. It is too early to predict the full impact that the terrorist attacks will have on our business and results of operations. We plan to closely monitor our business operations in light of this uncertainty.

OUR FAILURE TO EFFECTIVELY MANAGE OUR INVENTORY LEVELS COULD MATERIALLY AND ADVERSELY AFFECT OUR LIQUIDITY AND HARM OUR BUSINESS.

         During fiscal 2000, in anticipation of future sales of our recently introduced broadband access products, particularly cable modems, we significantly increased our inventory for these products. We also built up this inventory in response to shortages of components for these products earlier in that year. Since that time, most of these component shortages have been alleviated. We have also had difficulty in generating significant orders for some of our products, particularly broadband products; and as a result we experienced a significant increase in our inventory, to $21.9 million on December 31, 2000 from $14.3 million on December 31, 1999. During fiscal 2001, we have been able to reduce our inventory levels to $9.5 million as a result of sales and raw material returns to suppliers. We have also had to write down the value of our some of inventory by $3.4 million. Our failure to effectively manage our inventory may adversely affect our liquidity and increases the risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire or other casualty.

OUR FAILURE TO MANAGE OUR CHANGING BUSINESS EFFECTIVELY WOULD HARM OUR BUSINESS.

         We are managing a changing business as we attempt to grow our customer base and develop and seize market opportunities in the broadband access industry. Our changing business could place a significant strain on our senior management team and on operational and financial resources. To manage our changing business, we may need to:

         o adapt, improve or replace our existing operational and financial systems, procedures and controls;
         o   hire, train, retain, motivate and manage the required personnel;
         o maintain close coordination among our sales and marketing, research and development, finance, administrative and operations personnel; and
         o identify, manage, and benefit from existing and potential strategic relationships and market opportunities.

         We cannot guarantee that we will be successful in any of these endeavors. If we do not effectively manage the planning and other process control issues presented by our changing business, our business will suffer. Furthermore, if we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

CONTINUED FLUCTUATIONS IN OUR OPERATING RESULTS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

         Our operating results have fluctuated in the past and are likely to fluctuate in the future. It is possible that our revenues and operating results will be below the expectations of securities analysts and investors in future quarters. If we fail to meet or surpass the expectations of securities analysts or investors, the market price of our common stock will most likely fall. Factors that have affected and may in the future affect our operating results include:

         o the overall demand for dial-up, cable and ADSL modems, wireless local area network products, Internet gateway products, and other communications products;
         o the timing of new product announcements and releases, such as our cable modems, by us and our competitors;
         o successful testing and qualification of our products, such as Cablelabs and @Home qualification of cable modems and telephone company qualification of ADSL modems;
         o   variations in the number and mix of products we sell;
         o the timing of customer orders and adjustments of delivery schedules to accommodate our customers' programs;
         o the availability of components, materials and labor necessary to produce our products;
         o the timing and level of expenditures in anticipation of future sales;
         o   pricing and other competitive conditions; and
         o   seasonality.

OUR CUSTOMER BASE IS CONCENTRATED AND THE LOSS OF ONE OR MORE OF OUR CUSTOMERS COULD HARM OUR BUSINESS.

         Relatively few customers have accounted for a significant portion of our net sales. In the nine months ended September 30, 2001, 24% of our net sales were attributable to two customers. In fiscal 2000, 26% of our net sales were attributable to two customers and in fiscal 1999, two customers represented 27% of our net sales. Because our customer base is concentrated, a loss of one or more of these significant customers or a reduction or delay in orders or a default in payment from any of our top customers could significantly reduce our sales which would materially harm our business, results of operations and financial condition.

OUR FAILURE TO MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS WOULD ADVERSELY IMPACT OUR ABILITY TO SELL OUR PRODUCTS.

         The market for PC communications products and high-speed broadband access products is characterized by rapidly changing customer demands and short product life cycles. Some of our product developments and enhancements have taken longer than planned and have delayed the availability of our products, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to:

         o identify and respond to emerging technological trends in the market;
         o develop and maintain competitive products that meet changing customer demands;
         o enhance our products by adding innovative features that differentiate our products from those of our competitors;
         o   bring products to market on a timely basis;
         o   introduce products that have competitive prices; and
         o respond effectively to new technological changes or new product announcements by others.

OUR FUTURE SUCCESS DEPENDS IN PART ON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS AND TO DEVELOP NEW PRODUCTS.

         We have developed and marketed a limited number of different product types. To date our product introductions have focused on the development and enhancement of our dial-up, cable and ADSL modems, wireless products, and other communications products. Because of the difficulties we have faced in the ADSL market, we are placing less emphasis on our ADSL products. We believe that our future success will depend in large part on our ability to enhance our existing products and to continue to develop new products, such as cable modems, which meet regulatory and customer requirements. The successful development of new products and product enhancements are subject to numerous risks, both known and unknown, including:

         o   unanticipated delays;

         o   high entry barriers;

         o   budget overruns;

         o   technical problems;

         o   component shortages;

         o regulatory approval from the Federal Communications Commission and other regulatory authorities;

         o successful testing and qualification of our products, such as Cablelabs and @Home qualification of cable modems and telephone company qualification of ADSL modems; and

         o other difficulties that could result in the abandonment or substantial change in the commercialization of these enhancements or new products.

         Our failure to introduce new products or to enhance our existing products on a timely basis has in the past and may in the future cause our stock price to fluctuate.

THE SALES CYCLE FOR SOME OF OUR PRODUCTS IS LENGTHY.

         The sales cycle associated with our cable and ADSL modems and other broadband access products has been and may in the future be lengthy. In some cases, the sales cycle for our cable modems has lasted for six months to a year. Our customers generally conduct technical evaluations of competing technologies prior to the commitment of capital and other resources. In addition, purchasing decisions may be delayed because of our customers' internal budget approval procedures. Sales may also be subject to customer trials, which could last several months. Because of the lengthy sales cycle and the large size of customers' order, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter could suffer and our business would be harmed.

OUR PRODUCT CYCLES TEND TO BE SHORT, AND WE MAY INCUR SIGNIFICANT
NON-RECOVERABLE EXPENSES OR DEVOTE SIGNIFICANT RESOURCES TO SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

         In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product development, sales and marketing may not generate material revenues for us. In addition, short product cycles has resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse affect on our results of operations. We have incurred and expect in the future to incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

OUR AVERAGE SELLING PRICES FOR OUR DIAL-UP MODEMS HAVE DECLINED, WHICH HAS HAD AN ADVERSE AFFECT ON OUR OPERATING RESULTS.

         The dial-up modem industry has been characterized by declining average selling prices. The decline in average selling prices is due to a number of factors, including technological change and competition. As industry standards for cable and ADSL modems continue to evolve, it is likely that there will be an increased retail distribution of cable and ADSL modems, which could put further price pressure on our dial-up modems and any cable or ADSL modems that we introduce in the future. Decreasing average selling prices could result in decreased revenue even if the number of units sold increase. As a result of decreased average selling prices, we have experienced and we may in the future experience substantial period to period fluctuations in operating results.

OUR OPERATING RESULTS HAVE BEEN ADVERSELY AFFECTED BECAUSE OF PRICE PROTECTION PROGRAMS.

         In 1998 and, to a lesser extent in each year since 1998, our operating results have been adversely affected by reductions in average selling prices because we gave credits given to some of our customers as a result of contractual price protection guarantees. Specifically, when we reduce the price for a product, the customer receives a credit for the difference between the customer's original purchase price and our reduced price for the product, for all unsold product at the time of the price reduction. For the nine months ended September 30, 2001, we gave approximately $145,000 in credits as a result of price protection.

WE MAY BE SUBJECT TO PRODUCT RETURNS RESULTING FROM DEFECTS IN OR OVERSTOCKING OF OUR PRODUCTS. PRODUCT RETURNS COULD RESULT IN THE FAILURE TO ATTAIN MARKET ACCEPTANCE OF OUR PRODUCTS, WHICH WOULD HARM OUR BUSINESS.

         If our products contain undetected defects, errors or failures, we could face:

         o   delays in the development of our products;
         o   numerous product returns; and
         o   other losses to us or to our customers or end users.

         Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead to higher than normal returns.

WE MAY BE UNABLE TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE WE DEPEND ON THIRD PARTY MANUFACTURERS. IF THESE THIRD PARTY MANUFACTURERS FAIL TO PRODUCE QUALITY PRODUCTS IN A TIMELY MANNER, OUR ABILITY TO FULFILL OUR CUSTOMER ORDERS WOULD BE ADVERSELY IMPACTED.

         We use contract manufacturers to partially manufacture our products. We use these third party manufacturers to help ensure low costs, rapid market entry and reliability. Any manufacturing disruption could impair our ability to fulfill orders. Our failure to fulfill orders would adversely affect our sales. Although we work with more than one third party manufacturer, a significant number of our products are manufactured by only one manufacturer. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

         We are subject to the following risks because of our reliance on third party manufacturers:

         o   reduced management and control of component purchases;
         o   reduced control over delivery schedules;
         o   reduced control over quality assurance;
         o   reduced control over manufacturing yields;
         o   lack of adequate capacity during periods of excess demand;
         o   limited warranties on products supplied to us;
         o   potential increases in prices;
         o interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and
         o   misappropriation of our intellectual property.

WE MAY BE UNABLE TO OBTAIN CERTAIN COMPONENTS FOR OUR DIAL-UP AND CABLE MODEMS BECAUSE OF THE HIGH DEMAND AND RELATIVELY LOW AVAILABILITY OF THESE COMPONENTS. IF WE FAIL TO OBTAIN THESE COMPONENTS OUR BUSINESS WOULD BE HARMED BECAUSE WE WOULD BE UNABLE TO MANUFACTURE CERTAIN PRODUCTS.

         Periodically, there have been shortages of critical components for our products. In the first half of 2000, there were shortages of components for our cable modems, which has since been alleviated. If, in the future, we are unable to obtain required components in a timely manner or at all, we would be unable to manufacture some of our modem products and our business would be harmed.

WE MAY BE UNABLE TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE WE OBTAIN CERTAIN KEY COMPONENTS FROM, AND DEPEND ON, CERTAIN SOLE OR LIMITED SOURCE SUPPLIERS.

         We obtain certain key parts, components and equipment from sole or limited sources of supply. For example, we obtain modem chipsets from Conexant Systems (formerly Rockwell) and Agere Systems (formerly Lucent Technologies). In the past, we have experienced delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. Any interruption in the operations of our suppliers of sole or limited source parts could affect our ability to meet our scheduled product deliveries to our customers.

         Our business would be harmed if any of our sole or limited source suppliers:

         o fail to produce chipset enhancements or new chipsets on a timely basis;
         o stop selling their products or components to us at commercially reasonable prices; or
         o   refuse to sell their products or components to us at any price.

IF WE ARE UNABLE TO OBTAIN COMPONENTS FROM OUR SOLE OR LIMITED SOURCE SUPPLIERS, WE WOULD BE UNABLE TO SHIP OUR PRODUCTS IN A TIMELY MANNER AND OUR RELATIONSHIPS WITH OUR CUSTOMERS WOULD BE HARMED.

         If we are unable to obtain a sufficient supply of components from our current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers and our customers could decide to purchase products from our competitors. Inability to meet our customers' demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

SALES OF OUR PRODUCTS DEPEND ON THE WIDESPREAD ADOPTION OF BROADBAND ACCESS PRODUCTS. IF THE DEMAND FOR BROADBAND ACCESS SERVICES DOES NOT DEVELOP, THEN OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

         Although we are continuing to enhance our existing dial-up modems, wireless products and other communications products, our growth will be strongly affected by our sale of cable modems and other broadband access products. We have invested, and are continuing to invest, substantial resources to produce and develop our inventory of cable modems and other broadband access products. We may be unable to generate significant revenues from sales of our broadband access products and we will have expended significant resources on products for which we are generating limited or no revenues, if:

         o the market for broadband access products, such as cable modems, does not develop further or develops slower than we expect;
         o   we do not market our broadband access products effectively;
         o we are unable to expand our distribution channels for our broadband access products; or
         o   our broadband access products do not obtain market acceptance.

         Certain critical factors will likely affect our ability to develop a market and obtain market acceptance for our broadband access products. These factors include:

         o   quality and reliability of service;

         o   availability of cost-effective, high-speed service;
         o   ability to integrate business applications on the Internet;
         o   interoperability among multiple vendors' network equipment;
         o   lack of congestion in service providers' networks;
         o   adequate security; and
         o   ability to meet growing demands for increasing bandwidth.


WE MAY BE UNABLE TO RECOUP OUR INVESTMENTS IN RESEARCH AND DEVELOPMENT OF NEW PRODUCTS.

         The technical innovations required for us to remain competitive in the broadband access industry are complex, require long development cycles, and entail a significant amount of research and development expenditures. We have invested and will continue in the future to invest in research and development to develop new products and to enhance our existing technologies and products. In fiscal 1998, 1999, and 2000 we incurred $4.4 million, $6.4 million, and $6.2 million in research and development costs. In the nine months ended September 30, 2001, we incurred $4.2 in research and development costs, an 11% decrease from the same period in fiscal 2000. Overall, growth in our research and development activities is primarily related to our initiatives in the broadband, advanced networking and Internet gateway product areas. We will have incurred and expect to continue to incur most of our research and development expenses before the technical feasibility or commercial viability of our enhanced or new products can be ascertained. Revenues from our future or enhanced products may be insufficient to recover our associated research and development costs.

WE MAY BE UNABLE TO MAINTAIN OR INCREASE OUR SALES THROUGH OUR EXISTING OR NEW SALES CHANNELS.

         We have primarily sold our dial-up modem products through high-volume retailers, independent distributors, and original equipment manufacturers, also known as OEMs. Sales to each of these distribution channels subject us to the following risks which, if they materialize, would significantly reduce sales of our products.

         Retailers:
         ---------

         Our sales to retailers have historically constituted the largest percentage of our net sales. Due to competition for limited shelf space, retailers have the ability to negotiate favorable terms of sale, including price discounts and product return policies. We may be unable to maintain or increase our sales to retailers on favorable terms, if at all.

         Independent Distributors:
         ------------------------

         Our independent distributors generally are not contractually committed to future purchases of our products and may carry our competitors' products. One or more of our distributors could discontinue carrying our products at any time.

         OEMS:
         ----

         OEMs may require special distribution arrangements and product pricing. We may be unsuccessful in developing products for sales to OEMs or maintaining or increasing sales to OEMs on favorable terms.

THE MARKET FOR HIGH-SPEED COMMUNICATIONS PRODUCTS AND SERVICES HAS MANY COMPETING TECHNOLOGIES AND, AS A RESULT, THE DEMAND FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN.

         The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by:

         o using a standard telephone line and appropriate service for dial-up modems, ISDN modems, or ADSL modems, possibly in combination;
         o using a cable modem with a cable TV line and cable modem service; using a router to service the computers connected to a local area network; or
         o   other approaches, including wireless links to the Internet.

         Although we currently sell or plan to sell products which include these technologies described the market for high-speed communication products and services is fragmented and still in its development stage. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render and have in the past rendered our products less competitive or obsolete. If any of these events occur, we may be unable to sustain or grow our business. In addition, if any of one or more of the alternative technologies gain market share at the expense of another technology, demand for our products may be reduced, and we may be unable to sustain or grow our business.

WE FACE SIGNIFICANT COMPETITION, WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES.

         We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could decrease demand for our products or make our products obsolete.

         Our competitors by product group include the following:

         o DIAL-UP MODEM COMPETITORS: U.S. Robotics, Actiontec, Askey, Best Data, Creative Labs, Elsa, GVC, Intel, and SONICblue.
         o CABLE MODEM COMPETITORS: Ericsson, Motorola, Samsung, Scientific Atlanta, Toshiba and Thomson.
         o ADSL MODEM COMPETITORS: Siemens (formerly Efficient Networks) and Westell.
         o WIRELESS LOCAL AREA NETWORK COMPETITORS: 3Com, Agere, Cisco, Intel, Linksys, Proxim and D-Link.

         The principal competitive factors in our industry include the following:

         o   product performance, features and reliability;
         o   price;
         o   product availability and lead times;
         o   size and stability of operations;
         o   breadth of product line;
         o   sales and distribution capability;
         o   ease of use and technical support and service;
         o   relationships with providers of broadband access services; and
         o   compliance with industry standards.

OUR BUSINESS IS DEPENDENT ON THE INTERNET AND THE DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

         Our success will depend in large part on increased use of the Internet to increase the demand for high-speed communications products. Critical issues concerning the commercial use of the Internet remain largely unresolved and are likely to affect the development of the market for our products. These issues include security, reliability, cost, ease of access and quality of service.

         Our success also will depend on the continued growth of the use of the Internet by businesses, particularly for applications that utilize multimedia content and that require high bandwidth. The recent growth in the use of the Internet has caused frequent periods of performance degradation. This has required the upgrade of routers, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet.

         Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our products. Potentially increased performance provided by our products and the products of others ultimately is limited by and reliant upon the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for our products will depend on improvements being made to the entire Internet infrastructure to alleviate overloading.

CHANGES IN CURRENT OR FUTURE LAWS OR GOVERNMENTAL REGULATIONS THAT NEGATIVELY IMPACT OUR PRODUCTS AND TECHNOLOGIES COULD HARM OUR BUSINESS.

         The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire United States communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of Industry Canada and other countries throughout the world where our products are sold. Obtaining government regulatory approvals is time-consuming and very costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS INHERENT IN INTERNATIONAL ACTIVITIES.

         Our international sales accounted for approximately 29% of our revenues in fiscal 1999, 28% in fiscal 2000 and 35% in the nine months ended September 30, 2001. The revenues we received from international sales were significantly impacted by our Hayes European operation, which we began operating in March 1999. Currently our operations are significantly dependent on our international operations and may be materially and adversely affected by many factors including:

         o international regulatory and communications requirements and policy changes;
         o   favoritism towards local suppliers;
         o difficulties in inventory management, accounts receivable collection and the management of distributors or representatives;
         o   difficulties in staffing and managing foreign operations;
         o   political and economic changes and disruptions;
         o   governmental currency controls;
         o   shipping costs;
         o   currency exchange rate fluctuations; and
         o   tariff regulations.

         We anticipate that our international sales will continue to account for a significant percentage of our revenues. If foreign markets for our current and future products develop more slowly than currently anticipated or if foreign countries decide not to construct the infrastructure necessary to operate broadband access products, our future results of operations may be harmed.

FLUCTUATIONS IN THE FOREIGN CURRENCY EXCHANGE RATES IN RELATION TO THE U.S. DOLLAR COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

        Changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price or otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign denominated sales would increase our risk associated with foreign currency fluctuations.

OUR FUTURE SUCCESS WILL DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND KEY RESEARCH AND DEVELOPMENT PERSONNEL WITH EXPERTISE IN HARDWARE AND SOFTWARE DEVELOPMENT.

         The loss of any of our executive officers or key research and development personnel, the inability to attract or retain qualified personnel in the future or delays in hiring skilled personnel could harm our business. Competition for personnel, particularly hardware and software engineers and other technical personnel, is extremely intense. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president and chief executive officer, or Peter Kramer, our executive vice president, some other member of the management team, a key engineer or other key individual contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

OUR BUSINESS MAY BE HARMED BY ACQUISITIONS WE MAY COMPLETE IN THE FUTURE.

         We may pursue acquisitions of related businesses, technologies, product lines or products. Our identification of suitable acquisition candidates involves risk inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention, risk of increased leverage, shareholder dilution, and risk associated with unanticipated problems or latent liabilities.

WE HAVE HAD AND MAY IN THE FUTURE HAVE DIFFICULTY PROTECTING OUR INTELLECTUAL PROPERTY.

         Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot assure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

WE COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable.

OUR EXECUTIVE OFFICERS AND DIRECTORS MAY CONTROL CERTAIN MATTERS TO BE VOTED ON BY THE SHAREHOLDERS. THESE OFFICERS AND DIRECTORS MAY VOTE IN A MANNER THAT IS NOT IN YOUR BEST INTERESTS.

         Our executive officers and directors beneficially own, in the aggregate, approximately 22.4% of our outstanding common stock. As a result, in practicality, these shareholders control certain matters to be voted on by the shareholders. These matters include the election of directors, amendments to our articles of continuance and approval of significant corporate transactions, such as the continuation contemplated by this proxy statement/prospectus. These executive officers and directors may vote as shareholders in a manner that is not in your best interests.

THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT YOUR INVESTMENT IN OUR COMMON STOCK.

         The market price of our common stock has been and may continue to be highly volatile. We believe that a variety of factors have caused and could in the future cause the stock price of our common stock to fluctuate, including:


         o announcements of developments related to our business, including announcements of certification by the FCC or other regulatory authorities of our products or our competitors products;
         o quarterly fluctuations in our actual or anticipated operating results and order levels;
         o   general conditions in the worldwide economy;
         o   announcements of technological innovations;
         o new products or product enhancements introduced by us or our competitors;
         o developments in patents or other intellectual property rights and litigation; and
         o developments in our relationships with our customers and suppliers.

         In addition, in recent years the stock market in general and the markets for shares of small capitalization and "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any fluctuations in the future could adversely affect the market price of our common stock and the market price of our common stock may decline.

BECAUSE WE CURRENTLY ARE A CANADIAN CORPORATION, WE ARE SUBJECT TO LAWS THAT MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL OF OUR COMPANY.

          An investment in our common stock that results in a change of control may be subject to the review and approval of the Canadian governmental authorities. If the Canadian governmental authorities have to approve and review an investment that may result in a change of control, the investment will be delayed and possibly prevented.

         Generally, under the Canada Business Corporations Act, at least one-third of our directors and any committees of the board of directors must be Canadian residents. If we earn more than five percent of our gross revenues in Canada, then a majority of our directors and any committees of the board of directors must be Canadian residents.

         If the continuation is completed, this will no longer be a risk to you or our company.

                               THE SPECIAL MEETING

GENERAL

         This proxy statement/prospectus is being furnished to our shareholders in connection with the solicitation by our board of directors of proxies for use at the special meeting to be held at our principal executive offices located at 207 South Street, Boston, Massachusetts 02111, at 9:30 a.m., Eastern Standard Time, on February 15, 2002. The meeting will be simultaneously held (linked by telephone conference call) at Suite 1525, 625 Howe Street, Vancouver, B.C. V6C 2TC. You may attend the meeting at either location. The approximate date of mailing this proxy statement/prospectus and the accompanying proxy card to our shareholders is December 28, 2001.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUATION OF ZOOM CANADA FROM CANADA TO DELAWARE. THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SPECIAL RESOLUTION AUTHORIZING ZOOM CANADA TO CHANGE ITS JURISDICTION OF INCORPORATION FROM CANADA TO DELAWARE BY WAY OF A CONTINUATION IN CANADA AND A DOMESTICATION IN DELAWARE.

RECORD DATE

         The board has set the close of business on December 28, 2001, as the record date for the special meeting. The only holders entitled to vote at the meeting will be holders of shares of record as of December 28, 2001 or transferees of such shares who produce proper evidence of ownership of such shares before February 5, 2002 and request that their name be included on the list of shareholders entitled to vote at the meeting. If you are included on that list, you may vote your shares at the meeting, but the previous owners may not.

QUORUM AND REQUIRED VOTE

         As of December 28, 2001, 7,860,866 shares of common stock of Zoom Canada were issued and outstanding. Each share has the right to one vote on each matter that properly comes before the meeting.

         The presence, in person or by proxy, of at least one-third of the outstanding shares of common stock of Zoom Canada is necessary to constitute a quorum at the meeting. If your proxy indicates that you wish to abstain from voting on approval of any matter, your shares will be considered present at the meeting for purposes of determining a quorum, but your votes will not be cast with respect to that matter. An abstention will therefore reduce the number of votes required for approval of the continuation.

         To approve the continuation, the special resolution must be approved by at least two-thirds of the votes cast at the meeting by shareholders present in person or by proxy and entitled to vote at the meeting. A copy of the special resolution is attached to this proxy statement/prospectus as Exhibit "C". In the event that the shareholders do not approve the continuation, we will continue to be a corporation governed by the Canada Business Corporation Act. In the event that the shareholders approve the special resolution, the board of directors may, in its discretion, postpone or abandon the continuation. Our board of directors has not considered any alternative action if the continuation is not approved.

SOLICITATION AND REVOCATION OF PROXIES

          In order to vote your shares at the meeting, you must attend the meeting or appoint a proxy to vote on your behalf. You will find a form of proxy that accompanies the notice of special meeting and this proxy statement/prospectus. In order for your proxy to be valid and used at the meeting, it must be received by Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072, no later than 5:00 p.m., Eastern Standard Time, on the business day prior to the meeting or, if the meeting is adjourned or postponed, no later than 5:00 p.m., Eastern Standard Time, on the second business day prior to the adjourned or postponed meeting.

         Proxies will be solicited primarily by mail and may also be solicited by our directors or officers. The cost of such solicitation will be borne by Zoom Canada.

         All shares represented at the meeting by properly executed proxies will be voted in accordance with the instructions specified on the proxy card. IF NO SUCH SPECIFICATION IS MADE, AND IF THE PROXY CARD NAMES THE MANAGEMENT DESIGNEES, THEY WILL VOTE IN FAVOR OF THE CONTINUATION. The management designees are our directors and officers and they have indicated their willingness to represent you.

         THE ENCLOSED PROXY CARD, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY AUTHORITY TO THE PERSON NAMED WITH RESPECT TO AMENDMENTS OR VARIATIONS OF MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING. AS OF THE DATE HEREOF, WE ARE NOT AWARE THAT ANY AMENDMENTS OR OTHER MATTERS ARE TO BE PRESENTED AT THE MEETING. HOWEVER, IF ANY OTHER MATTERS WHICH ARE NOT CURRENTLY KNOWN TO MANAGEMENT SHOULD PROPERLY COME BEFORE THE MEETING, THEN THE PROXIES NAMED ON THE PROXY CARD INTEND TO VOTE IN ACCORDANCE WITH THE JUDGMENT OF MANAGEMENT.

         If your proxy indicates that you wish to abstain from voting on approval of any matter, your shares will be considered present at the meeting for purposes of determining a quorum, but your votes will not be cast with respect to that matter. An abstention will therefore reduce the number of votes required for approval of the continuation.

         Each shareholder may vote in person or by proxy. To be valid, a proxy card must be signed by the shareholder or by the shareholder's attorney, duly authorized in writing.

         YOU HAVE THE RIGHT TO APPOINT A PERSON, WHO DOES NOT NEED TO BE A SHAREHOLDER, TO ATTEND THE MEETING AND ACT ON YOUR BEHALF AT THE MEETING. YOU DO NOT NEED TO APPOINT THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY WHO ARE OFFICERS OR DIRECTORS OF ZOOM CANADA. You may do so by striking out the names of the persons designated on the enclosed proxy card and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy. A shareholder who has given a proxy may revoke it at any time before its use by:

         o completing, signing, dating and delivering a new form of proxy no later than 5:00 p.m., Eastern Standard Time, on the day before the meeting; or

         o   personally attending the meeting and voting in person; or

         o sending an instrument in writing signed by the shareholder or by his duly authorized attorney to Georgeson Shareholder Communications, 111 Commerce Road, Carlstadt, NJ 07072 or the registered office of Zoom Canada, c/o Zoom Telephonics, Inc., Suite 1525, 625 Howe Street, Vancouver, B.C V6C 2TC, prior to the last business day prior to the meeting or, if the meeting is adjourned or postponed, no later than the second business prior to the adjourned or postponed meeting; or

         o giving an instrument in writing signed by the shareholder or his duly authorized attorney to the chairman of the meeting on the day of the meeting or any adjournment thereof.

         PROPERLY EXECUTED PROXIES WITHOUT INSTRUCTIONS ON HOW TO VOTE ON ANY OF THE PROPOSALS WILL BE VOTED "FOR" THE APPROVAL OF ALL PROPOSALS.

NON-REGISTERED SHAREHOLDERS

         Non-Registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, non-registered shareholders will not receive the same proxy form as distributed by Zoom Canada to registered shareholders but will be provided with either a request for voting instructions or a proxy form executed by the intermediary but otherwise uncompleted. Intermediaries will then submit votes on behalf of the non-registered shareholder. If you are a non-registered shareholder, please submit your voting instructions to your intermediary in sufficient time to ensure that your votes are received by Zoom Canada on or before 5:00 p.m., Eastern Standard Time, on February 14, 2002.

             MOVING THE JURISDICTION OF INCORPORATION OF ZOOM CANADA

THE CONTINUATION

         We intend to change our jurisdiction of incorporation from Canada to the United States by means of a process called a continuance in Canada and a domestication in the State of Delaware. Domestication is available to non-United States corporations under Section 388 of the Delaware General Corporation Law. Simultaneously with the domestication, we will apply for a certificate of discontinuance under Section 188(7) of the Canada Business Corporations Act, which will end Zoom Canada's existence in Canada. After the special meeting, we will file the appropriate documents with both Delaware and Canada and then Zoom Canada will become a Delaware corporation.

         The proposal to be voted on at the meeting relates to the approval of a special resolution which would authorize us to do the following:

         o continue Zoom Canada as Zoom Delaware under Delaware law and simultaneously discontinue Zoom Canada's existence in Canada under Canadian law;
         o approve the certificate of incorporation, which will be filed with the Secretary of State of the State of Delaware along with a certificate of domestication, which are attached as Exhibits "E" and "F" to this proxy statement/prospectus;
         o approve the Bylaws of Zoom Delaware in the form of Exhibit "G" attached to this proxy statement/prospectus;
         o authorize us to apply to the Director of the Canada Business Corporations Act for a letter of satisfaction and certificate of discontinuance; and
         o authorize our directors, in their discretion, to postpone or abandon the continuation, following approval by the shareholders without seeking shareholder consent to such a postponement or abandonment.

         A copy of the special resolution is attached to this proxy statement/prospectus as Exhibit "C".

         PROCEDURES TO COMPLETE THE CONTINUATION

         Under Canadian law, a corporation may apply to another jurisdiction requesting to be continued as if it had been incorporated under the laws of that other jurisdiction. An application for continuance requires approval by at least two-thirds of the votes cast by shareholders present in person or represented by proxy at the meeting and satisfaction of the Director of the Canada Business Corporations Act that the proposed continuance will not adversely affect creditors or shareholders of the corporation. For Zoom Canada to change its jurisdiction of incorporation from Canada to Delaware, it must file in Delaware a certificate of incorporation that complies with Delaware law and a certificate of domestication.

         Once the Delaware filings have been made, the Director of the Canada Business Corporations Act will be requested to issue a certificate of discontinuance. Upon issuance of the certificate of discontinuance, Canadian law will cease to apply. Upon filing these documents, we become subject to Delaware law, but retain our original incorporation date in Canada as our official incorporation date for purposes of Delaware law. In addition, Delaware law provides explicitly that the change of domicile does not affect any of our liabilities incurred prior to domestication. Simultaneously with the domestication in Delaware, the existence of Zoom Canada will be terminated.

         EFFECTS OF THE CONTINUATION

         APPLICABLE LAW. As of the effective date of the continuation, our legal jurisdiction of incorporation will be Delaware, and the continuing corporation, Zoom Delaware, will no longer be subject to the corporate governance provisions of the Canada Business Corporations Act. All matters of corporate governance of Zoom Delaware will be determined under the Delaware General Corporation Law. Zoom Delaware will retain the original incorporation date of Zoom Canada in Canada as Zoom Delaware's date of incorporation for purposes of the Delaware General Corporation Law.

         ASSETS, LIABILITIES, OBLIGATIONS, ETC. Under Delaware Law, as of the effective date of the continuation, all of our assets, property, rights, liabilities and obligations immediately prior to the continuation will continue to be the assets, property, rights, liabilities and obligations of Zoom Delaware. Canadian law ceases to apply to us on the date shown on the certificate of discontinuance to be issued by the Director of the Canada Business Corporations Act. On the effective date of the continuation:

         o the property of Zoom Canada will continue to be the property of Zoom Delaware;
         o Zoom Delaware will continue to be liable for the obligations of Zoom Canada;
         o an existing cause of action, claim or liability to prosecution against Zoom Canada will be unaffected;
         o a civil, criminal or administrative action or proceeding pending by or against Zoom Canada may be continued to be prosecuted by or against Zoom Delaware; and
         o a ruling, order or judgment in favor of or against Zoom Canada may be enforced by or against Zoom Delaware.

         CAPITAL STOCK. Once the change in jurisdiction is completed, holders of shares of Zoom Canada common stock instead will own one share of Zoom Delaware common stock for each share of common stock held before the move. The existing certificates representing Zoom Canada's common stock will not be canceled. Holders of options to purchase Zoom Canada's common stock on the date of the move will continue to hold options to purchase an identical number of shares of Zoom Delaware common stock.

         The principal attributes of Zoom Delaware common stock and Zoom Canada common stock are comparable, but there are material differences in shareholder rights. See "Comparison of Shareholders' Rights" and "Description of Capital Stock."

         BUSINESS AND OPERATIONS. The continuation, if approved, will effect a change in the legal jurisdiction of incorporation of Zoom Canada as of the effective date thereof, but Zoom Canada will not change its business or operations after the effective date of the continuation as Zoom Delaware.

         DIRECTORS AND OFFICERS. The directors and officers of Zoom Delaware immediately following the continuance will be identical to the current directors and officers of Zoom Canada. See "Our Directors and Executive Officers." As of the effective date of the continuation, the election, duties, resignation and removal of Zoom Canada directors and officers shall be governed by the Delaware General Corporation Law, the certificate of incorporation and the bylaws of Zoom Delaware.

         NASDAQ LISTING. Zoom Canada's common stock is currently listed and quoted on the Nasdaq National Market under the symbol "ZOOM." We intend to continue to use the same symbol following the continuation.

         BACKGROUND TO AND PRINCIPAL REASONS FOR THE CHANGE IN JURISDICTION OF INCORPORATION

         Our board of directors believes that it is desirable for us to continue our corporate existence under the laws of the State of Delaware for the following reasons:

         IMPROVING MARKET ACCESS. Our primary sources of capital in recent years have been in the United States. We believe that more opportunities and capital would be available to us if we were a United States corporation.

         REDUCED TAX COSTS OF CERTAIN TRANSACTIONS. Currently, if we were to issue securities such as convertible debt and preferred stock, there is an additional cost because of a withholding tax on interest and dividend payments that pass between the United States and Canada. Since all of our assets and operations are conducted through our wholly owned U.S. subsidiary, any funding of dividend or interest payments result in the transfer of funds between this U.S. subsidiary and Zoom Canada. Similarly, even though we do not currently intend to pay any dividends, there would be a withholding tax on any dividends declared and paid on our common shares. These costs would be eliminated after the move to Delaware.

         BETTER COMPARISON WITH PEERS. Since most of our business is conducted in the United States, the market generally compares us to similarly-sized United States companies. By incorporating in Delaware and no longer being a foreign corporation operating in the United States, we believe we will be able to better compete with our competitors.

         LESS RESTRICTIVE GOVERNING LAW. Canadian law requires that at least one-third of our directors be Canadian residents. If we earn more than five percent of our gross revenues in Canada, then a majority of our directors and any committees of the board of directors must be Canadian residents. We have been able to attract qualified Canadian residents to serve on our board, but this requirement reduces our flexibility with regard to our selection of directors. Delaware law does not impose a similar requirement, and thus the continuation will provide us with greater flexibility in the future with respect to the composition of our board of directors.

         Furthermore, since over 50% of our stock is held by United States residents and we are listed on the Nasdaq Stock Market, we must abide by most United States securities and stock exchange requirements, as though we were a United States company. We also expect to realize some savings in administrative time and expense by a change of our jurisdiction of incorporation to the United States because we will only have to comply with the laws of the United States and not the laws of both the United States and Canada.

         SELECTION OF THE STATE OF DELAWARE. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have initially chosen Delaware for their domicile, or have subsequently reincorporated in, continued into or domesticated in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial amount of case law has developed construing Delaware law and establishing specific legal principles and policies with respect to Delaware corporations. Not only has this served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations, but it has also given Delaware an important role in respect of the corporate laws of the United States generally inasmuch as many of its principles and policies have been adopted by, and become important precedents for the laws of, other states.

         Our board of directors has unanimously approved the continuance out of Canada and domestication of Zoom Canada under the provisions of the Canada and Delaware law, and recommends that you vote FOR this proposal.

                      TAX CONSEQUENCES OF THE CONTINUATION

GENERAL

         The following sections summarize material provisions of Canadian and United States federal income tax laws that may affect us and our shareholders. Although this summary discusses the material Canadian and United States federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the United States and Canadian tax consequences that may be relevant to our shareholders, nor will it apply to the same extent or in the same way to all shareholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state, local, or provincial tax law, rule or regulation, nor is any information provided as to the effect of any other U.S. federal or foreign tax law, other than the income tax laws of the United States and Canada to the extent specifically set forth herein.

         The tax discussion set forth below is based upon the facts set out in this proxy statement/prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation. OUR SHAREHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISOR REGARDING THE U.S. AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         This portion of the summary applies to U.S. holders who own common shares of Zoom Canada as capital assets. U.S. holders include individual citizens or residents of the United States, and corporations (or entities treated as corporations for U.S. federal income tax purposes) and partnerships organized under the laws of the United States or any State thereof or the District of Columbia. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests in Zoom Canada indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest in Zoom Canada other than as a common shareholder, should consult with their tax advisors regarding their particular tax consequences.

         This summary also describes certain U.S. federal income tax consequences to Canadian holders following the continuation, who are specifically those persons resident in Canada who own common shares of Zoom Canada as capital assets. The discussion is limited to the U.S. federal income tax consequences to Canadian holders of their ownership and disposition of the common shares of Zoom Canada as a result of the continuation and assumes the Canadian holders have no other U.S. assets or activities.

         This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the tax consequences discussed below. No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the continuation. The tax consequences set forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

         As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received Zoom Canada stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a "functional currency" other than the U.S. dollar, and persons subject to taxation as expatriates. Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes.

         This summary does not address the U.S. federal income tax consequences to a U.S. holder of the ownership, exercise or disposition of any warrants or compensatory options. This discussion also does not address the U.S. federal income tax consequences applicable to U.S. holders who own or owned (directly or indirectly) 10% or more, by vote or value, of the stock of Zoom Canada at the time of the Delaware continuation. As of the date of this proxy statement/prospectus, we are unaware of any shareholder who owns, directly or indirectly, 10% or more of the stock of Zoom Canada.

         U.S. TAX CONSEQUENCES TO ZOOM CANADA

         The Delaware continuation of Zoom Canada should be treated as the transfer by Zoom Canada of its assets to Zoom Delaware in exchange for Zoom Delaware stock, followed by Zoom Canada's distribution of such stock to its shareholders, and then the exchange by Zoom Canada's shareholders of their Zoom Canada stock for Zoom Delaware stock. Neither Zoom Canada nor Zoom Delaware should recognize any gain or loss for U.S. federal income tax purposes as a result of the continuation. Note, however, there may be adverse Canadian tax consequences to Zoom Canada as discussed below under "Canadian Federal Income Tax Considerations - Zoom Canada Consequences."

         U.S. TAX CONSEQUENCES TO U.S. SHAREHOLDERS

         U.S. HOLDERS WHOSE STOCK HAS A FAIR MARKET VALUE OF LESS THAN $50,000. A U.S. holder whose Zoom Canada stock has a fair market value of less than $50,000 on the date of the exchange or continuance does not recognize any gain or loss and is not required to include any part of the "all earnings and profits amount" (as described below) in income and no election (as described below) is required. Each such U.S. holder's adjusted basis in the shares of Zoom Delaware received in the exchange will be equal to such holder's adjusted basis in the shares of Zoom Canada surrendered in the exchange, and such holder's holding period in the shares of Zoom Delaware received in the exchange will include the period of time during which such holder held its shares in Zoom Canada.

          U.S. HOLDERS WHOSE STOCK HAS A FAIR MARKET VALUE OF $50,000 OR MORE. A U.S. holder whose Zoom Canada stock has a fair market value of $50,000 or more on the date of the exchange or continuance must generally recognize gain (but not loss) with respect to the stock of Zoom Delaware received in the exchange. Any such gain should be equal to the excess of the fair market value of the Zoom Delaware stock received at the time of the continuation over the holder's adjusted basis in the Zoom Canada stock exchanged therefor. Any such gain should be capital gain if the holder held the Zoom Canada stock as a capital asset, and should be long-term capital gain if the holder held the Zoom Canada stock for longer than twelve months. Long-term capital gains of individual taxpayers generally are currently subject to a maximum U.S. federal income tax rate of 20%.

         A U.S. holder, however, as an alternative to recognizing gain, may elect to include in income the "all earnings and profits amount" attributable to his or her stock in Zoom Canada, within the meaning of Treasury Regulation
Section 1.367(b)-2(d). The income so included pursuant to this election generally is treated as dividend income, which in the case of individuals is taxed at the higher rates applicable to ordinary income. Corporations that hold stock, however, are entitled to a dividends received deduction of 70% (if the corporate holder owns less than 20% of the voting power and value of shares of Zoom Canada), 80% (if the corporate holder owns at least 20% but less than 80% of the voting power and value of shares of Zoom Canada), or 100% (if the corporate holder owns at least 80% of the voting power and value of shares of Zoom Canada).

         There are, however, strict conditions to making this election. The election must comply with the requirements of Treasury Regulation Sections 1.367(b)-1(c) and 1.367(b)-3(c)(3) and must include, among other things: (i) a copy of the information that you receive from us substantiating the "all earnings and profits amount", if any, attributable to your Zoom Canada stock,
(ii) a statement that the U.S. holder is making the election, (iii) a statement that the exchange is an Internal Revenue Code Section 367(b) exchange, (iv) a complete description of the exchange, (v) a description of any stock, securities or other consideration transferred or received in the exchange, (vi) a statement describing the amounts required to be taken into account for tax purposes, (vii) a representation that the U.S. holder has notified us that it is making the election, and (viii) certain other information required to be furnished with the U.S. holder's tax return or otherwise furnished pursuant to the Internal Revenue Code or the regulations thereunder. Additionally, the notice/election must be attached by the U.S. holder to his or her timely filed U.S. federal income tax return for the year of the exchange, and the U.S. holder must send notice to us of the election no later than the date it is filed. U.S. holders should consult with their own tax advisors regarding whether to make this election and, if the election is determined to be advisable, the appropriate filing requirements with respect to this notice/election.

         Management expects that Zoom Canada's cumulative "all earnings and profits amount", as the term is defined in Treasury Regulation Section 1.367(b)-2(d), will be in the aggregate less than $100,000 at the time of the continuation. Following the continuation, upon the request of any U.S. holder, management will furnish each such requesting U.S. holder with information to substantiate such holder's "all earnings and profits amount" with respect to his, her, or its Zoom Canada stock.

         A U.S. holder's adjusted basis in the shares of Zoom Delaware received in the exchange will be equal to the U.S. holder's adjusted basis in the shares of Zoom Canada surrendered in the exchange, increased by the amount of gain (if any) recognized on the exchange. A U.S. holder's holding period in the shares of Zoom Delaware received in the exchange should include the period of time during which such holder held its shares in Zoom Canada. However, the determination of holding period is not free from doubt and you are urged to consult your own tax advisors.

         DISSENTING U.S. SHAREHOLDERS

         A U.S. holder who dissents from the continuation will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to the exercise of dissenters' rights exceeds (or is exceeded by) such holder's adjusted basis in the shares surrendered.

         CONTROLLED FOREIGN CORPORATION CONSIDERATIONS

         If more than 50% of the stock of Zoom Canada is owned, directly, indirectly, or constructively, by one or more U.S. holders that each owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Zoom Canada entitled to vote ("U.S. Shareholders"), Zoom Canada will be treated as a controlled foreign corporation under Subpart F of the Internal Revenue Code. This classification would have many complex results, including the U.S. Shareholders' required inclusion in income of their pro rata shares of the "Subpart F income," of Zoom Canada, as specifically defined by the Internal Revenue Code. Further, if Zoom Canada is treated as a controlled foreign corporation, U.S. Shareholders may be subject to U.S. income tax on their pro rata shares of any increase in the average amounts of U.S. property held by Zoom Canada.

         In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of shares of Zoom Canada by a holder who is or was a U.S. Shareholder at any time during the five-year period ending with such sale or exchange would be treated as dividend income and taxed at ordinary income rates to the extent of earnings and profits of Zoom Canada attributable to the stock sold or exchanged.

         If Zoom Canada is both a passive foreign investment company (as defined below) and a controlled foreign corporation, Zoom Canada will not be treated as a passive foreign investment company with respect to the U.S. Shareholders.

         Management does not believe that Zoom Canada is a controlled foreign corporation.

         PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

         Zoom Canada will be classified as a passive foreign investment company for any taxable year during which either 75% or more of our gross income is passive income or the average fair market value of Zoom Canada's assets that produce or are held for the production of passive income for such taxable year equals or exceeds 50% of the average value of our total assets for the year. Classification of Zoom Canada as a passive foreign investment company at any time during a particular U.S. holder's holding period may result in a number of unfavorable U.S. income tax consequences including, among other things, recognition of gain on the sale, exchange, disposition, pledge, or hypothecation of Zoom Canada shares, recognition of gain on the continuation of Zoom Canada to the United States, taxation of that gain at rates applicable to ordinary income, and an imposition of an interest charge on taxes apportioned to prior years in the U.S. holder's holding period for his Zoom Canada shares.

         Management does not believe that Zoom Canada is a passive foreign investment company, or that it was a passive foreign investment company in any previous year.

         FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS

         Zoom Canada will be classified as a foreign personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied: (i) more than 50% of either the total combined voting power of all classes of our voting stock or the total value of our outstanding stock is owned, directly or indirectly (pursuant to the rules of attribution), by five or fewer U.S. holders at any time during Zoom Canada's taxable year, and (ii) Zoom Canada receives at least 60% (in certain cases 50%) of its gross income (regardless of source), as specifically adjusted, from passive sources.

         If Zoom Canada were to be classified as a foreign personal holding company, a portion of our "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) would be allocated to each of our U.S. holders on the last day on which Zoom Canada is classified as a foreign personal holding company or the last day of Zoom Canada's taxable year if earlier. This income would be includible in a U.S. holder's gross income as a dividend for U.S. federal income tax purposes.

         Management does not believe that Zoom Canada is a foreign personal holding company.

         POST-CONTINUATION U.S. TAXATION OF INCOME, GAINS AND LOSSES

         After the continuation/domestication, distributions made by Zoom Delaware to U.S. holders of Zoom Delaware shares will be treated as dividends, taxable to U.S. holders as ordinary income, to the extent such distributions are paid from Zoom Delaware's current or accumulated earnings and profits. To the extent a distribution were to exceed Zoom Delaware's current and accumulated earnings and profits, the excess would be treated first as a tax-free return of the U.S. holder's adjusted basis in their Zoom Delaware shares and would reduce the adjusted basis by such amount. Any remaining excess would be treated as capital gain.

         A corporate U.S. holder who receives a dividend from Zoom Delaware will generally be allowed a dividends received deduction from its taxable income in an amount equal to 70% of the dividend received if the corporate U.S. holder owns less than 20% of the voting power and the value of the shares of Zoom Delaware. A corporate U.S. holder who has an ownership percentage of at least 20% but less than 80% of the voting power and value of shares of Zoom Delaware will generally receive a dividends received deduction in the amount of 80% of the dividends received. A corporate U.S. holder that owns 80% or more of the voting power and value of the shares of Zoom Delaware will generally be allowed a dividends received deduction equal to 100% of the dividend received from Zoom Delaware.

         U.S. holder will generally recognize capital gain or loss on a sale or exchange of their Zoom Delaware shares. A U.S. holder's gain (or loss) will be equal to the amount by which the holder's amount realized for the shares exceeds (or is exceeded by) such holder's adjusted basis in the shares sold or exchanged. The gain or loss recognized by a U.S. holder on a sale of exchange of stock will be long-term capital gain or loss if they held the stock for more than one year. In the case of individuals, long-term capital gains generally are currently taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitations. In the case of corporations, long-term capital gains and ordinary income are taxed at the same maximum federal income tax rate.

         POST-CONTINUATION SALE OF ZOOM DELAWARE SHARES

         A Canadian holder will not be subject to United States federal income tax on gain recognized on a subsequent sale or other disposition of Zoom Delaware shares, unless the Zoom Delaware shares constitute a United States real property interest at the time of disposition and the Canadian holder is a "5% shareholder." A Canadian holder who beneficially owns or owned more than 5% of the common stock of Zoom Delaware, either at the time of disposition or at any time in the five-year period ending on the disposition date, will be a 5% shareholder. Gain recognized by such a 5% shareholder would be subject to United States tax unless the Canadian 5% shareholder were to establish in a prescribed manner that his or her stock in Zoom Delaware is not a United States real property interest. Specifically, the Canadian 5% shareholder must establish that the fair market value of Zoom Delaware's United States real property interests is and was less than 50% of the fair market value of the sum of all of its trade or business assets, its real properties located outside the United States and its United States real property interests, both at the time of disposition and at any time in the five year period ending on the disposition date.

         Management does not believe that the stock in Zoom Delaware is or will be a U.S. real property interest.

         POST-CONTINUATION DIVIDENDS ON ZOOM DELAWARE SHARES

         Distributions made by Zoom Delaware to Canadian holders of Zoom Delaware shares will be treated as U.S. source dividends to the extent of Zoom Delaware's current or accumulated earnings and profits.

         Canadian holders will generally be subject to 15% U.S. non-resident withholding tax, with no allowance for deductions. This withholding tax rate is reduced to 5% in the case of a Canadian corporation that owns at least 10% of the Zoom Delaware voting shares.

         Distributions in excess of Zoom Delaware's current and accumulated earnings and profits will be tax-free to the extent of the Canadian holders' adjusted basis in their Zoom Delaware shares, but will reduce their adjusted basis in the shares by the same amount. Distributions in excess of Zoom Delaware's earnings and profits and the Canadian holders' adjusted basis will give rise to capital gain, treated in the manner described in "Post-Continuation Sale of Zoom Delaware Shares," above.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         The Internal Revenue Code and the Treasury regulations require those who make certain specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor, or if the IRS or a broker informs the payor that withholding is required. The information and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

         Payments of dividends to a U.S. holder generally will be subject to information reporting, and will be subject to backup withholding unless we are provided with a correct taxpayer identification number of the holder and neither the IRS nor a broker informs us that withholding is required.

         The backup withholding rules do not apply to payments that are subject to the 30 percent (or reduced 15 percent or 5 percent) withholding tax on dividends paid to non-U.S. holders, or to payments that are exempt from tax by application of a tax treaty or special exception. Accordingly, payments of dividends to Canadian holders generally will not be subject to backup withholding. To avoid backup withholding on dividends, Canadian holders will have to certify their nonresident status. Even if certification is provided, information reporting may still apply to payments of dividends.

         Payments made to a U.S. holder upon a sale of stock generally will be subject to information reporting and possible backup withholding. Payments made to a Canadian holder upon a sale of stock will not be subject to information reporting or backup withholding, provided the Canadian holder certifies its foreign status.

         Any amounts withheld from a payment to a holder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

CANADIAN INCOME TAX CONSIDERATIONS

         Thomas Rondeau, Canadian counsel to Zoom Canada, has advised that the following general summary fairly describes the principal Canadian federal income tax consequences of the proposed continuation of Zoom Canada to Delaware to Canadian holders who are, specifically, those shareholders of Zoom Canada who are resident in Canada who own, either alone or together with related persons, less than 10% of the shares of Zoom Canada, and to whom shares and warrants of Zoom Canada constitute "capital property" for the purposes of the Income Tax Act (Canada) (the "ITA"). This summary also describes the principal Canadian federal income tax consequences of the proposed continuation of Zoom Canada to Delaware to non-resident holders who, specifically, are non-residents of Canada, and do not carry on business in Canada. Other holders of shares of Zoom Canada should consult their own tax advisors as the tax consequences to them of the proposed continuation are beyond the scope of this summary.

         This summary is based upon the current provisions of the ITA, the regulations thereunder in force on the date hereof (the "Regulations"), any proposed amendments (the "Proposed Amendments") to the ITA or Regulations previously announced by the Federal Minister of Finance and counsel's understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations which may differ significantly from those discussed herein.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVISE WITH RESPECT TO THE CANADIAN INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED CONTINUATION.

         NATURE OF SHARES HELD BY CANADIAN SHAREHOLDERS

         The shares of Zoom Canada will generally constitute" capital property" to a Canadian holder, unless the Canadian holder is a trader or dealer in securities or is engaged in an adventure in the nature of trade with respect to the shares. Certain individual Canadian holders whose shares of Zoom Canada might not otherwise qualify as "capital property" may be entitled to obtain such qualification by disposing of their shares before the continuation of the company and by making an irrevocable election under subsection 39(4) of the ITA. AFTER THE CONTINUATION, THE SHARES OF ZOOM DELAWARE WILL NO LONGER QUALIFY FOR THE SUBSECTION 39(4) ELECTION. ANY INDIVIDUALS CONTEMPLATING MAKING AN ELECTION UNDER SUBSECTION 39(4) OF THE ITA SHOULD CONSULT THEIR TAX ADVISORS AS THE ELECTION WILL AFFECT THE CANADIAN INCOME TAX TREATMENT OF THE DISPOSITION OF THE SHAREHOLDER'S OTHER CANADIAN SECURITIES.

         CONSEQUENCES OF CONTINUATION TO CANADIAN SHAREHOLDERS

         The continuation of Zoom Canada into Delaware will not constitute a taxable event for our Canadian holders. Canadian holders will continue to hold their shares at the same adjusted cost basis as before the continuation.

         Following the continuance, dividends paid by Zoom Delaware to Canadian holders will be treated differently under the ITA than dividends those holders might have previously received from Zoom Canada. By way of summary, a Canadian holder will be required to include the gross amount of any dividend received from Zoom Delaware in the holder's income for the year of receipt. The Canadian holder who is an individual, will not be entitled to claim the federal dividend tax credit in respect of such dividend. A foreign tax credit will be available under the ITA to the Canadian holder to the extent of the lesser of:

          (a) the withholding taxes paid and not deducted by the holder when computing income (under the Canada-U.S. Income Tax Convention (the "Canada/U.S. Treaty") U.S. withholding tax on dividends paid to a Canadian holder will be limited to a maximum rate of 15%), and
          (b) the Canadian taxes otherwise payable in respect of that foreign income.

         Alternatively, the individual Canadian holder can claim the foreign withholding taxes paid as a deduction when computing his income for tax purposes. If the withholding taxes paid exceed 15% of the foreign income from property, such excess may be deducted in computing net income.

         FOREIGN REPORTING

         A Canadian resident is required under the ITA to report his or her foreign property holdings if the aggregate cost amount of such holdings exceeds $100,000. Following the continuation, the shares of Zoom Delaware will constitute foreign property for the purposes of this rule and their "cost amount" will be included in the $100,000 threshold.

         FOREIGN INVESTMENT ENTITY

         The Federal Minister of Finance has proposed amendments to the ITA which, generally, may require a Canadian resident shareholder to include in income the annual growth in value of an interest in a "foreign investment entity" (an "FIE") on an accrual or mark-to-market basis. The most recent draft of the proposed amendments was released on August 2, 2001 (the "Draft Legislation"). Under the Draft Legislation the proposed amendments would apply to taxation years beginning after 2001.

         While a share of Zoom Delaware would be a FIE under the Draft Legislation, it would also be an "exempt interest". As a consequence, a Canadian resident shareholder of Zoom Delaware would not be required to include any amount in income in respect of that share if the Draft Legislation is enacted as proposed.

         DISSENT PROCEEDINGS

         Should a stockholder initiate formal dissent proceedings in respect of the proposed continuation, and if Zoom Canada carries out the continuation, Zoom Canada will be required to purchase the dissenting stockholder's shares for a cash payment (the "redemption proceeds") equal to the fair value of the purchased shares. The dissenting stockholder's receipt of the redemption proceeds will be treated as a dividend to the extent that such proceeds exceed the paid-up capital of the purchased shares. The balance of the redemption proceeds (i.e., the amount equal to the paid-up capital of the purchased shares) will be treated as proceeds of disposition of the shares for the purpose of computing the stockholder's capital gain or loss. Consequently, the dissenting stockholder will realize a capital gain or loss to the extent that the paid-up capital of the purchased shares exceeds or is exceeded by the stockholder's adjusted cost base of the shares. If the dissenting stockholder is a corporation resident in Canada, the full amount of the redemption proceeds may be treated as proceeds of disposition with the result that no dividend will be deemed to have been paid to the stockholder and any gain or loss realized by the dissenting stockholder will be determined by reference to the full amount of the redemption proceeds.

         Any capital loss arising on the exercise of dissent rights by a corporate shareholder of Zoom Canada will be reduced by the amount of dividends received or deemed to have been received, including any deemed dividend arising from the exercise of dissent rights, on the purchased shares where the period of ownership of such shares was less than 365 days or where the corporate holder (together with persons with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of Zoom Canada at the time the dividends were received or deemed to have been received.

         A dissenting stockholder that is a private corporation or a subject corporation, as those expressions are defined in the ITA, will be liable to pay a 33 1/3% refundable tax under Part IV of the ITA on the redemption proceeds to the extent that they are treated as a dividend. Generally, a private corporation is one that is not public and is not controlled by one or more public companies and a subject corporation is one that is not private and is controlled by or for the benefit of one individual or a related group of individuals.

         IN THE EVENT THE CANADIAN HOLDER'S DISPOSITION OF SHARES ON DISSENT IS, FOR CANADIAN TAX PURPOSES, DEEMED TO OCCUR AFTER ZOOM CANADA CONTINUES INTO ZOOM DELAWARE AND CONSEQUENTLY CEASES TO BE A CORPORATION RESIDENT IN CANADA, THE CANADIAN HOLDER WILL REALIZE A CAPITAL GAIN OR LOSS ON THAT DISPOSITION TO THE EXTENT THAT THE REDEMPTION PROCEEDS EXCEED OR ARE EXCEEDED BY THE HOLDER'S ADJUSTED COST BASE IN THE PURCHASED SHARES.

         INTEREST EXPENSE

         Zoom Canada's continuance to Delaware will not affect the deductibility of interest incurred on money borrowed to purchase shares of Zoom Canada. Generally, interest that is currently deductible will continue to be deductible by the stockholder after the continuation to Delaware, as long as the stockholder continues to own the shares of Zoom Delaware or uses the borrowed funds to earn income from a business or property.

         ZOOM CANADA CONSEQUENCES

         Once we file our certificate of domestication with the Delaware Secretary of State, Zoom Canada will be deemed to have been incorporated in Delaware at that time for purposes of the ITA and will cease to be a resident of Canada.

         The "corporate emigration" rules under the ITA will apply upon the continuation of Zoom Canada to Delaware. Accordingly, Zoom Canada will be deemed to have its taxation year end immediately before being granted a certificate of continuation in Delaware. Each property owned by Zoom Canada immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to that property's fair market value. Any gains or losses derived from this deemed disposition of property will be taken into account when determining the amount of Zoom Canada's taxable income for the fiscal period which ends immediately before its continuation into Delaware. Any available non-capital loss carry-forwards of Zoom Canada from previous years can be used to offset this taxable income. Any balance of taxable income so determined will be subject to tax in accordance with the provisions of the ITA.

         In view of the fair market value and tax cost of each property owned by Zoom Canada, as of the date of this proxy statement/prospectus, management of Zoom Canada does not believe that Canadian income tax will be payable as a result of the deemed disposition of each of its properties.

         Zoom Canada will also be required to pay a special branch tax equal to 5% of the amount by which the fair market value of its assets (calculated immediately before continuance) exceeds the aggregate of its liabilities, including any liabilities under the ITA, and the paid-up capital of its issued and outstanding shares at the time of continuation into Delaware.

         In view of the fair market value of our assets, liabilities and the paid-up capital of its issued and outstanding shares, as of the date of this proxy statement/prospectus, management of Zoom Canada does not believe that it will be liable to pay the special branch tax.

         After continuation into Delaware, Zoom Delaware will only be taxable in Canada to the extent it carries on business through a permanent establishment located in Canada, as that expression is defined in the Canada/U.S. Treaty or realizes a gain from the sale of taxable Canadian property which is not otherwise exempt from Canadian tax by virtue of certain relieving provisions in the Canada/U.S. Treaty. We have no current plans to maintain a permanent establishment located in Canada.

         TAX-EXEMPT SHAREHOLDERS

         Following the continuation, the shares of Zoom Delaware will remain listed on the Nasdaq Stock Market which is a prescribed stock exchange for purposes of the ITA. Consequently, the shares will continue to be qualified investments for a trust governed by a registered retirement savings plan, deferred profit sharing plan, registered retirement income fund or registered pension plan, and certain other entities. However, a Zoom Delaware share will continue to be "foreign property" to these trusts and entities for the purposes of the ITA.

         HOLDERS THAT ARE ONE OF THE TYPES OF ENTITIES DESCRIBED ABOVE SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF HOLDING SHARES OF ZOOM DELAWARE.

         NON-RESIDENT CANADIAN SHAREHOLDERS

         The continuation of Zoom Canada into Delaware will not constitute a taxable event for federal Canadian income tax purposes for holders who are not resident of Canada for Canadian income tax purposes.

         Dividends paid by Zoom Delaware to these non-resident holders after the continuation into Delaware will no longer be subject to Canadian withholding tax.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

         Upon the effective date of the continuance, all shareholders of Zoom Canada will become shareholders of Zoom Delaware. Zoom Canada is a corporation organized under and corporately governed by Canadian law, the articles of continuance of Zoom Canada and the by-laws of Zoom Canada. Zoom Delaware will be a corporation organized under and governed by Delaware law, the certificate of incorporation and the by-laws of Zoom Delaware. The principle attributes of Zoom Delaware common stock and Zoom Canada's common stock are comparable, but there are material differences in shareholders rights.

         The following is a summary of these material differences which arise from differences between United States and Canadian securities laws, between the Canada Business Corporations Act, the Delaware General Corporation Law, and between Zoom Canada's present charter and by-laws and the proposed certificate of incorporation and by-laws of Zoom Delaware. The proposed Delaware certificate of incorporation and by-laws are attached to this document as Exhibits "E" and "G", respectively.

         This summary is qualified in its entirety by the terms of the present charter and by-laws of Zoom Canada and the proposed certificate of incorporation and by-laws of Zoom Delaware.

----------------------------------------------------------------------------------------------------------------------
                  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, extraordinary    Delaware General Corporation Law requires the
corporate actions are required to be approved by special     affirmative vote of a majority of the outstanding stock
resolution. These include:                                   entitled to vote thereon to authorize any merger,
                                                             consolidation, dissolution or sale of substantially all
    o    certain amalgamations;                              of the assets of a corporation.  However, unless
    o    continuances;                                       required by its certificate of incorporation, no
    o    liquidations;                                       authorizing shareholder vote is required of a
    o    dissolutions; and                                   corporation surviving a merger if:
    o    sales, leases or exchanges of all or
         substantially all the assets of a corporation           o    such corporation's certificate of
         other than in the ordinary course of business.               incorporation is not amended in any respect by
                                                                      the merger;
A special resolution is a resolution passed by not less          o    each share of stock of such corporation
than 2/3 of the votes cast by the shareholders entitled to            outstanding immediately prior to the effective
vote on the resolution. In certain cases, a special                   date of the merger will be an identical
resolution to approve an extraordinary corporate action is            outstanding or treasury share of the surviving
also required to be approved separately by the holders                of corporation after the effective date of the
a class or series of shares.                                          merger; and
                                                                 o    either no shares of common stock, including
                                                                      securities convertible into common stock will
                                                                      be issued in the merger or the number of
                                                                      shares of common stock to be issued in the
                                                                      merger does not exceed 20% of such
                                                                      corporation's outstanding common stock
                                                                      immediately prior to the effective date of the
                                                                      merger.

                                                             The proposed certificate of incorporation for Zoom
                                                             Delaware will not require such a vote.

                                                             No shareholder approval is required under Delaware
                                                             General Corporation Law for mergers or consolidations
                                                             in which a parent corporation merges or consolidates
                                                             with a subsidiary of which it owns at least 90% of the
                                                             outstanding shares of each class of stock.

                                                             Finally, unless required by its certificate of
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                             incorporation, shareholder approval is not required under
                                                             the Delaware General Corporation Law for a corporation
                                                             to merge with or into a direct or indirect wholly owned
                                                             subsidiary of a holding company (as defined in the
                                                             Delaware General Corporation Law) in certain
                                                             circumstances. The proposed certificate of incorporation
                                                             for Zoom Delaware will not require such a vote.

                                                             Zoom Canada currently does not have a shareholders'
                                                             rights plan. Shareholders' rights plans, in a variety of
                                                             forms, are common to many corporations incorporated
                                                             in the United States. They give a corporation's board of
                                                             directors the opportunity to withstand an unsolicited
                                                             takeover attempt while providing the board of directors
                                                             sufficient time to evaluate the offer and its adequacy
                                                             and to consider alternative measures or transactions that
                                                             may be appropriate in responding to the offer. Delaware
                                                             General Corporation Law permits shareholders' rights
                                                             plans in general and permits the adoption of shareholders'
                                                             rights plans by a board of directors without shareholder
                                                             approval.

----------------------------------------------------------------------------------------------------------------------
                        AMENDMENT TO GOVERNING DOCUMENTS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, amendments to    Delaware General Corporation Law requires amendments to
the articles of incorporation generally require the          the corporation's certificate of incorporation, to be
approval of not less than two-thirds of the votes cast by    approved by the holders of a majority of the
shareholders entitled to vote on the resolution. The         outstanding stock entitled to vote.  The certificate of
directors may amend or repeal any by-law unless the          incorporation can require a greater level of approval.
articles of incorporation or by-laws provide otherwise.      The proposed certificate of incorporation for Zoom
When the directors amend or repeal a by-law, they are        Delaware will not require a greater level of approval.
required under the Canada Business Corporations Act to
submit the change to the shareholders at the next meeting    If an amendment adversely affects the rights or
of shareholders.  Shareholders may confirm, reject, amend    preferences of a particular class or series of stock,
or repeal the by-law amendment by a majority of the votes    that class or series must approve the amendment as a
cast by shareholders present and entitled to vote on the     class even if the certificate of incorporation does not
resolution.                                                  provide that right.

                                                             Delaware General Corporation Law also reserves the
                                                             power of the shareholders to adopt, amend or repeal the
                                                             by-laws of a corporation unless the certificate of
                                                             incorporation confers such power on the board of
                                                             directors in addition to the shareholders. The proposed
                                                             certificate of incorporation of Zoom Delaware expressly
                                                             authorizes the board of directors to adopt, amend or
                                                             repeal Zoom Delaware's by-laws.

----------------------------------------------------------------------------------------------------------------------
                                 DISSENT RIGHTS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

The Canada Business Corporations Act provides that           Under Delaware General Corporation Law,  shareholders
shareholders of a corporation entitled to vote on certain    have the right to dissent from a merger or consolidation
matters are entitled to exercise dissent rights and          by demanding payment in cash for their shares equal to
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
demand payment for the fair value of their shares. For this  the fair value of such shares. Fair value is determined
purpose, there is no distinction between listed and          by a court in an action timely brought by the dissenters.
unlisted shares.                                             In determining fair value, the court may consider all
                                                             relevant factors, including the rate of interest which the
Dissent rights exist when there is a vote upon matters       resulting or surviving corporation would have had to pay
such as:                                                     to borrow money during the pendency of the court
                                                             proceeding.

    o    any amalgamation with another corporation (other
         than with certain affiliated corporations);
    o    an amendment to the corporation's articles of       Delaware General Corporation Law grants dissenters'
         incorporation to add, change or remove any          appraisal rights only in the case of mergers or
         provisions restricting the issue, transfer or       consolidations and not in the case of a sale or
         ownership of shares;                                transfer of assets or a purchase of assets for stock
    o    an amendment to the corporation's articles of       regardless of the number of shares being issued.
         incorporation to add, change or remove any          Further, no appraisal rights are available for shares
         restriction upon the business or businesses that    of any class or series listed on a national securities
         the corporation may carry on;                       exchange or designated as a national market system
    o    a continuance under the laws of another             security on the Nasdaq National Market or held of
         jurisdiction;                                       record by more than 2,000 shareholders.  However,
    o    a sale, lease or exchange of all or substantially   appraisal rights are available if the agreement of
         all the property of the corporation other than in   merger or consolidation does not convert such shares
         the ordinary course of business; and                into
    o    a court order permitting a shareholder to dissent
         in connection with an application to the court          o    stock of the surviving corporation,
         for an order approving an arrangement proposed by       o    stock of another corporation which is either
         the corporation.                                             listed on a national securities exchange or
                                                                      designated as a national market system
However, a shareholder is not entitled to dissent if an               security on the Nasdaq National Market or held
amendment to the articles of incorporation is effected by             of record by more than 2,000 shareholders, or
a court order approving a reorganization or by a court           o    cash in lieu of fractional shares or some
order made in connection with an action for an oppression             combination of the above
remedy. Under the Canada Business Corporations Act, a
shareholder may, in addition to exercising dissent rights,   In addition, dissenters' rights are not available for
seek an oppression remedy for any act or omission of a       any shares of the surviving corporation if the merger
corporation which is oppressive or unfairly prejudicial to   did not require the vote of the shareholders of the
or that unfairly disregards a shareholder's interest.        surviving corporation.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                OPPRESSION REMEDY
------------------------------------------------------------ ---------------------------------------------------------
CANADA                                                       DELAWARE

Section 241 of the Canada Business Corporations Act          Delaware General Corporation Law does not provide for a
provides an oppression remedy. A court may make any          similar remedy. However, Delaware General
order, both interim and final, to rectify the matters        Corporation Law provides a variety of legal and
complained of, if satisfied that:                            equitable remedies to a corporation's shareholders for
                                                             improper acts or omissions of a corporation, its officers
                                                             and directors.  Under Delaware General Corporation Law,
    o    any act or omission of the corporation or any of    only shareholders can bring an action alleging a breach
         its affiliates effects a result,                    of fiduciary duty by the directors of a corporation. In
    o    the business or affairs of the corporation or any   order to be successful, the shareholder must overcome
         of its affiliates are, have been carried on or      the "business judgment rule," which simply stated means
         conducted in a manner, or                           that absent a showing of intentional misconduct, gross
    o    the powers of the directors of the corporation or   negligence or a conflict of interest, disinterested
         any of its affiliates are or have been exercised    directors' decisions are presumed by the courts to have
         in a manner,                                        been made in good faith and in the best interests of
                                                             the corporation.
that is oppressive or unfairly prejudicial to, or
that unfairly disregards the interests of, any security
holder, creditor, director or officer of the corporation.

A complainant includes a present or former shareholder, officer or director of the corporation or any of its affiliates, or the Director of the Canada Business
Corporations Act and any other person who in the discretion of the court is a proper person to make such application.

Because of the breadth of the conduct covered by the oppression remedy and the wide scope of the court's remedial powers, the oppression remedy is very flexible. It is frequently relied upon to safeguard the interest of shareholders and other complainants with a substantial interest in the corporation. Under the Canada Business
Corporations Act, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. It is sufficient to prove that that their actions were oppressive, unfairly prejudiced to or unfairly disregarded the interests of any security holder, director, officer or creditor. Although the court may order the corporation to pay the interim expenses
(including legal fees) of a complainant seeking an oppression remedy, ultimately the complainant may be held accountable for such interim costs.

------------------------------------------------------------ ---------------------------------------------------------
                                DERIVATIVE ACTION
------------------------------------------------------------ ---------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, a complainant    A derivative action may be brought in Delaware by a
may apply to the court for leave to bring an action in the   shareholder on behalf of, and for the benefit of, the
name of and on behalf of a corporation or any of its         corporation.  Delaware General Corporation Law provides
subsidiaries, or to intervene in an existing action to       that a shareholder must allege in the complaint that he
which they are a party.  Under the Canada Business           was a shareholder of the corporation when the
Corporations Act, no action may be brought and no            transaction took place. A shareholder may not sue
intervention in an action may be made unless the             derivatively without first demanding that the corporation
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
complainant has given reasonable notice to the directors     bring suit, which demand has been refused, unless it is
of the corporation or its subsidiary of the complainant's    shown that such demand would have been futile.
intention to apply to the court.  The court must be
satisfied that:

    o    the directors of the corporation or its
         subsidiary will not bring, diligently prosecute or defend or discontinue the action;
    o    the complainant is acting in good faith; and
    o    it appears to be in the interest of the
         corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit including, orders pertaining to conduct of the lawsuit or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

----------------------------------------------------------------------------------------------------------------------
                     SHAREHOLDER CONSENT IN LIEU OF MEETING
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act,                  Under Delaware General Corporation Law, unless
shareholders can take action by written resolution and       otherwise provided in the certificate of incorporation,
without a  meeting only if all shareholders sign the         any action required to be taken or which may be taken at
written resolution.                                          an annual or special meeting of shareholders may be
                                                             taken without a meeting if a consent in writing is signed
                                                             by the holders of outstanding stock having not less than
                                                             the minimum number of votes that would be necessary
                                                             to authorize such action at a meeting at which all shares
                                                             entitled to vote were present and voted. The proposed
                                                             certificate of incorporation for Zoom Delaware will
                                                             prohibit the use of such a consent.

----------------------------------------------------------------------------------------------------------------------
                               SHAREHOLDER QUORUM
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, unless a         Under Delaware General Corporation Law, a corporation's
corporation's by-laws provide otherwise, a quorum is         certificate of incorporation or by-laws may specify the
present at a meeting of the shareholders, irrespective of    number of shares or the voting power which shall be
the number of shareholders actually present at the           present, or represented by proxy, in order to
meeting, if the holders of a majority of the shares          constitute a quorum for the transaction of any business
entitled to vote at the meeting are present in person or     at any meeting of the shareholders. However, in no
represented by proxy.  Zoom Canada's by-laws provide that    event shall a quorum consist of less than 1/3 of the
a quorum shall be one person holding not less than           shares entitled to vote at the meeting. The proposed
one-twentieth of the total number of issued shares           bylaws of Zoom Delaware provides for a quorum to
entitling the holders thereof to vote at the meeting.  The   consist of 1/3 of the shares entitled to vote at a
Nasdaq Stock Market marketplace rules require a quorum to    meeting being present in person or by proxy.
be at least 1/3 of the shares entitled to vote at the
meeting unless an exemption is granted by Nasdaq from this
requirement.

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                             DIRECTOR QUALIFICATIONS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, one-third of     Delaware does not have comparable requirements.
the directors must be Canadian residents. If we earn more
than five percent of our gross revenues in Canada, then a
majority of our directors and any committees of the board
of directors must be Canadian residents.  In addition,
because the securities of Zoom Canada are publicly traded,
Zoom Canada is required to have not fewer than three
directors.  At least two of these directors must not be
officers or employees of Zoom Canada or its affiliates.

A director of Zoom Canada must not be:

    o   under eighteen years of age;
    o   adjudicated as mentally unsound;
    o   a person that is not an individual; or
    o   a person who has the status of a bankrupt.

----------------------------------------------------------------------------------------------------------------------
                          FIDUCIARY DUTIES OF DIRECTORS

CANADA AND DELAWARE. Directors of corporations incorporated or organized under the Canada Business
Corporations Act or Delaware General Corporation Law have fiduciary obligations to the corporation and its shareholders. Under these fiduciary obligations, the directors must act in accordance with the so-called duty of care.

----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Section 122 of the Canada Business Corporations Act,         Under Delaware common law, the duty of care requires
requires directors of a Canadian corporation to act          that the directors act in an informed and deliberative
honestly and in good faith with a view to the best           manner and to inform themselves, prior to making a
interests of the corporation. The duty of care requires      business decision, of all material information
that the directors exercise the care, diligence and skill    reasonably available to them. The duty of loyalty may be
that a reasonably prudent person would exercise in           summarized as the duty to act in good faith, not out of
comparable circumstances.                                    self-interest, and in a manner which the directors
                                                             reasonably believe to be in the best interest of the
                                                             shareholders pursuant to the "business judgment rule."

----------------------------------------------------------------------------------------------------------------------
                    INDEMNIFICATION OF OFFICERS AND DIRECTORS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act and               Delaware General Corporation Law permits a
pursuant to Zoom Canada's by-laws, Zoom Canada may           corporation to indemnify its present or former directors
indemnify present or former directors or officers            or officers made a party, or threatened to be made a
against all expenses and settlement amounts or               party to any third party proceeding by reason of the fact
judgments arising out of actions against such individuals    that such person is or was a director or officer of the
because of their service as directors or officers.           corporation, against expenses (including attorney's
                                                             fees), judgments, fines and amounts paid in settlement
In order to qualify for indemnification such director or     actually and reasonably incurred by such person in
officers must:                                               connection with such action, suit or proceeding, if
                                                             such person:

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
    o    acted honestly and in good faith with a view to         o    acted in good faith and in a manner such
         the best interests of the company; and                       person reasonably believed to be in or not
    o    in the case of a criminal or administrative                  opposed to the best interests of the
         action or proceeding enforced by a monetary                  corporation; and,
         penalty, have had reasonable grounds for                o    with respect to any criminal action or
         believing that his or her conduct was lawful.                proceeding, had no reason to believe that such
                                                                      conduct was unlawful.


Indemnification will be provided to an eligible director     In a derivative action, or an action by or in the right
or officer who meets both these tests or was entitled to     of the corporation, the corporation is permitted to
such indemnity or was substantially successful on the        indemnify directors and officers against expenses
merits in the action.                                        actually and reasonably incurred by them in connection
                                                             with the defense or settlement of an action or suit if
A corporation may, if the person meets the conditions        they acted in good faith and in a manner that they
above and it is approved by a court, also indemnify an       reasonably believed to be in or not opposed to the best
eligible director or officer in an action by or on behalf    interests of the corporation.  However, in such a case,
of the corporation.                                          no indemnification shall be made if the person is
                                                             adjudged liable to the corporation, unless and only to
Some of the officers and director of Zoom Canada             the extent that the court in which the action or suit
currently have indemnification agreements which              was brought shall determine upon application that the
survive the termination of their service as officers         defendant directors or officers are fairly and
or directors. These agreements will continue after the       reasonably entitled to indemnity for such expenses
continuation.                                                despite such adjudication of liability.

                                                             Delaware General Corporation Law allows the
                                                             corporation to advance expenses before the resolution of
                                                             an action, if the person agrees to repay any such amount
                                                             advanced if they are later determined not to be entitled
                                                             to indemnification. The Canada Business Corporations
                                                             Act does not expressly provide for such advance payment.

----------------------------------------------------------------------------------------------------------------------
                               DIRECTOR LIABILITY
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

The Canada Business Corporations Act limits or eliminates    Delaware General Corporation Law provides that a
the liability of directors to the corporation or its         corporation's certificate of incorporation may limit or
shareholders for malfeasance or nonfeasance. In some         eliminate the liability of directors to the corporation
circumstances, a director proves that he did not know and    or its shareholders for monetary damages for breach of
could not have known of the unlawful act, he will not be     fiduciary duty as a director.  However, such liability
liable. Also, most actions to enforce a liability imposed    cannot arise from certain proscribed conduct, including:
by the Canada Business Corporations Act must be brought
within two years from the date of the act. Further, a            o    acts or omissions not in good faith;
director will not be liable under certain sections of the        o    acts which involve intentional misconduct;
Canada Business Corporations Act if he relied in good            o    acts which involve a knowing violation of law;
faith on                                                         o    breach of the duty of loyalty;
                                                                 o    payment of unlawful dividends;
                                                                 o    expenditure of funds for unlawful stock
    o    financial statements fairly represented to him               purchases; or
         by an officer or in a written report of the             o    redemptions or transactions from which such
         auditor to reflect the financial condition of the            director derived an improper personal benefit.
         corporation, or
    o    a report of a lawyer, accountant, engineer,
         appraiser or other person whose profession lends    The proposed certificate of incorporation of Zoom
         credibility to a statement made by him.             Delaware provides that no director of Zoom Delaware

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                             shall be liable to the corporation or its shareholders
                                                             for monetary damages for breach of fiduciary duty as a
                                                             director, except for liability:

                                                                  o   for any breach of the director's duty of
                                                                      loyalty to the corporation or its shareholders;
                                                                  o   for acts or omissions not in good faith or
                                                                      which involve intentional misconduct or a
                                                                      knowing violation of law;
                                                                  o   or certain unlawful distributions by the
                                                                      corporation; or
                                                                  o   for any transaction from which the director
                                                                      derived an improper personal benefit.

----------------------------------------------------------------------------------------------------------------------
                          ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Policies of certain Canadian securities regulatory           Delaware General Corporation Law prohibits, in certain
authorities, including Ontario Securities Commission Rule    circumstances, a "business combination" between the
61-501 "Insider Bids, Issuer Bids Going Private              corporation and an "interested shareholder" within
Transactions and Related Party Transactions" contain         three years of the shareholder becoming an "interested
requirements for related party transactions.  A related      shareholder." An "interested shareholder" is a holder
party transaction includes any transaction in which a        who, directly or indirectly,
corporation acquires or transfers an asset or securities
or liability from or to directors, senior officers or             o   controls 15% or more of the outstanding voting
holders of at least 10% of the voting securities of the               stock, or
corporation.                                                      o   is an affiliate of the corporation, and was
                                                                      the owner of 15% or more of the outstanding
Rule 61-501 requires:                                                 voting stock at any time within the prior
    o    more detailed disclosures in proxy material                  three-year period.
         pertaining to a related party transaction;
    o    preparation of a formal valuation of the            A "business combination" includes a merger or
         transaction; and                                    consolidation, a sale or other disposition of assets having
    o    a summary of the valuation in the proxy material.   an aggregate market value of 10% or more of the
                                                             consolidated assets of the corporation or the aggregate
Rule 61-501 also requires minority shareholders to           market value of the outstanding stock of the corporation
approve the transaction, by either a simple majority or      and certain transactions that would increase the
two-thirds of the votes cast, depending upon the             interested shareholder's proportionate share ownership
circumstances.                                               in the corporation.

                                                             This provision does not apply where:

                                                                  o   either the business combination or the
                                                                      transaction making the shareholder an
                                                                      interested shareholder is approved by the
                                                                      corporation's board of directors prior to the
                                                                      date the interested shareholder acquired such
                                                                      15% interest;
                                                                  o   after the transaction making the person an
                                                                      interested shareholder, the interested
                                                                      shareholder owned at least 85% of the
                                                                      outstanding voting stock of the corporation;
                                                                  o   the business combination is approved by a
                                                                      majority of the board of directors and the
                                                                      disinterested shareholders owning two-thirds of

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                      the outstanding votes entitled to be cast;
                                                                  o   the corporation is not a public company
                                                                      because of stock exchange listing or
                                                                      inter-dealer quotations and has less than
                                                                      2,000 shareholders; or
                                                                  o   the corporation has opted out of this
                                                                      provision.


----------------------------------------------------------------------------------------------------------------------
                           ACCESS TO CORPORATE RECORDS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

Under the Canada Business Corporations Act, you, other       Under the Delaware General Corporation Law, any
shareholders and the creditors of the corporation, their     shareholder of a corporation, their agents or legal
agents or legal representatives as well as the Director      representatives may make a written demand to examine
under the Canada Business Corporations Act may               the records of that corporation. Such a demand to
examine:                                                     examine the corporation's records must have a proper
                                                             purpose, be sworn under oath, and directed to that
     o   the articles of incorporation, by-laws, unanimous   corporation at its principal place of business or its
         shareholder agreements of Zoom Canada;              registered office in Delaware. A proper purpose is one
     o   the minutes and resolutions of shareholders;        that is reasonably related to that shareholder's interest
     o   all notices pertaining to the term of office,       in the corporation as a shareholder.
         election of, or change of directors of Zoom
         Canada; and
     o   the securities register of Zoom Canada free of
         charge during normal business hours.

Since Zoom Canada is public, any person may examine the aforementioned records for a reasonable fee. All shareholders of Zoom Canada may request a copy of the articles of incorporation, by-laws, unanimous shareholder agreements of that corporation free of charge.

----------------------------------------------------------------------------------------------------------------------
                             REQUISITION OF MEETINGS
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

The Canada Business Corporations Act provides that the       Delaware General Corporation Law provides that special
holders of not less than five percent of the issued shares   meetings of the stockholders may be called by the board
of a corporation may give notice to the Directors requiring  of directors or by such person or persons as may be
them to call and hold a general meeting.                     authorized by the certificate of incorporation or by the
                                                             bylaws. Stockholders will not be able to call meetings
                                                             under our proposed certificate of incorporation or
                                                             bylaws.

----------------------------------------------------------------------------------------------------------------------
                     FORM OF PROXY AND INFORMATION CIRCULAR
----------------------------------------------------------------------------------------------------------------------
CANADA                                                       DELAWARE

The Canada Business Corporations Act requires management     Delaware General Corporation Law permits stockholders
of a corporation with more than 15 shareholders to solicit   to vote by proxy, but does not require that proxies be
proxies in connection with each shareholders' meeting.       sent to stockholders or that any proxy statements or
Concurrently with giving notice of a meeting of the          information statements be sent to the stockholders.

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
shareholders, management must send to each shareholder a     However, the SEC will continue to require us to meet
form of proxy for use by every shareholder entitled to       its requirements with respect to the solicitation of
vote at such meeting, as well as an information circular     proxies and preparation of proxy statements.
containing prescribed information regarding the matter to
be dealt with at and conduct of the meeting.  In addition,
Canadian securities laws impose additional requirements
respecting the soliciting of proxies and shareholder
meetings.

----------------------------------------------------------------------------------------------------------------------

                         DISSENTING SHAREHOLDERS' RIGHTS

         Section 190 of the Canada Business Corporations Act is reprinted in its entirety as Exhibit "D" to this proxy statement/prospectus. Shareholders may dissent from the proposal to change our jurisdiction of incorporation from Canada to Delaware. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT.

         If you wish to dissent and do so in compliance with Section 190, you will be entitled to be paid the fair value of the shares you hold. Fair value is determined as of the day before the continuation is approved by shareholders.

         If you wish to dissent, you must send written objection to the continuation to us before the special meeting. If you vote in favor of the continuation, you lose your rights to dissent. If you abstain or vote against the continuation, you preserve your dissent rights. However, it is not sufficient to vote against the continuation or abstain. You must also provide a separate dissent notice. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuation in order to prevent the proxy holder from voting such shares in favor of the continuation and thereby voiding your right to dissent. Under the Canada Business Corporations Act, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

         Under Section 190, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

         o in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

         o in the name of a clearing agency in which the intermediary participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

         If you want to dissent and your shares are registered in someone else's name, you must contact your intermediary and either:

         o instruct your intermediary to exercise the dissenters' rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary's name); or

         o instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissenters' rights directly.

         In other words, if your shares are registered in someone else's name, you will not be able to exercise your dissenters' rights directly unless the shares are re-registered in your name. We are required to notify each shareholder who has filed a dissent notice when and if the continuation has been approved. This must be sent within 10 days after shareholders approve the continuation. We will not send a notice to any shareholder who voted to approve the continuation or who has withdrawn their dissent notice.

         Within 20 days after receiving the above notice from us, or if you do not receive such notice within 20 days after learning that the continuation has been approved, you must send us a payment demand containing:

         o   your name and address;
         o   the number of shares you own; and
         o   a demand for payment of the fair value of your shares.

         Within 30 days after sending a payment demand, you must send to us via our transfer agent, CIBC Mellon Trust Company, Corporate Trust Department, Suite 1600, 1066 West Hastings Street, Vancouver, B.C. V6E 3X1, the certificates representing your shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. Our transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

         Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your shares. Your rights as a shareholder will be reinstated if:

         o   you withdraw your payment demand;
         o   we fail to make you an offer of payment; or
         o   if the continuation does not happen.

         Within seven days of the effective date of the continuation or the date we receive your payment demand, we must send you a written offer to pay for your shares. This offer must include a written offer to pay you an amount considered by the board of directors to be the fair value of your shares. The offer must include a statement showing the manner used to calculate the fair value. Every offer to pay any shareholder must be on the same terms. We must pay you for your shares within 10 days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

         If we fail to make an offer to pay for your shares, or if you fail to accept the offer within 50 days after the date of the move, we may apply to a court to fix a fair value for your shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of 20 days. You are not required to give security for costs in such a case.

         All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder.

         THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT MAY PREJUDICE YOUR RIGHT OF DISSENT.

INTEREST OF MANAGEMENT IN THE CONTINUATION

         No director or senior officer of Zoom Canada at any time since the beginning of our most recently completed financial year and no associate or affiliate of any such person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the continuation, except for any interest arising from the ownership of shares of Zoom Canada where the shareholder will receive no extra or special benefit or advantage not shared on a pro-rata basis by all holders of shares in the capital of Zoom Canada.

                          DESCRIPTION OF CAPITAL STOCK

            Zoom Canada's authorized capital consists of 25,000,000 shares of common stock, without par value. The authorized capital of Zoom Delaware under the proposed certificate of incorporation will be 25,000,000 shares of common stock, $0.01 par value per share. As of November 27, 2001, there were 7,860,866 shares of common stock of Zoom Canada outstanding.

            The principal attributes of Zoom Delaware common stock and Zoom Canada common stock are comparable, but there are material differences in shareholder rights. The summary of these material differences are described under "Comparison of Shareholders' Rights." The holders of Zoom Delaware common stock will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Zoom Delaware, to receive the remaining property of Zoom Delaware upon dissolution. Zoom Delaware common stock will have no preemptive or other subscription rights, and there will be no conversion rights or redemption or sinking fund provisions with respect to such shares.

                      ACCOUNTING TREATMENT OF CONTINUATION

         The continuation of Zoom Canada and its domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in a manner similar to a pooling-of-interests ("as if pooling-of-interests accounting"). Accordingly, the assets and liabilities of Zoom Delaware, the continuing entity, will be reflected at their historical cost to Zoom Canada.

         Any shares of Zoom Canada that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for such shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of December 14, 2001, by (i) each person known by us to own beneficially more than five (5%) percent of our common stock, (ii) each of our directors and each named executive officer in the Summary Compensation Table under "Executive Compensation", and (iii) all of our directors and executive officers as a group. On December 14, 2001, there were 7,860,866 issued and outstanding shares of our common stock.


                                                    NUMBER OF SHARES
Name                                               BENEFICIALLY OWNED             % OF COMMON STOCK
--------------------------------------------- ------------------------------ ----------------------------
Frank B. Manning(1) (2)                                  731,246                        9.3%
c/o Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111

T. Pat Manning(2)                                        440,033                        5.6%
1821 Sherman Drive
St. Charles, MO 63303

Peter R. Kramer(3)                                       580,449                        7.4%
c/o Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111

Bernard Furman(4)                                         52,000                          *

L. Lamont Gordon(5)                                       25,000                          *

J. Ronald Woods(6)                                        26,000                          *

Robert A. Crist(7)                                        51,000                          *

Dean Panagopoulos(8)                                      45,000                          *

Deena Randall(9)                                          56,500                          *

All Directors and Current                               1,759,244                      22.4%
Executive Officers
As a group (10 persons)
(1)(3)(4)(5)(6)(7)(8)(9)(10)
--------------------------------------------- ------------------------------ ----------------------------

*Less than one percent of shares outstanding.

(1) Includes 135,000 shares that Mr. Manning has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001. Includes 3,368 shares held by Mr. Manning's daughter, as to which he disclaims beneficial ownership.

(2)      T. Pat Manning and Frank B. Manning are brothers.

(3) Includes 100,000 shares that Mr. Kramer has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(4) Includes 24,000 shares the Mr. Furman has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(5) Includes 24,000 shares that Mr. Gordon has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(6) Includes 24,000 shares that Mr. Woods has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(7) Includes 51,000 shares that Mr. Crist has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(8) Includes 45,000 shares that Mr. Panagopoulos has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(9) Includes 56,500 shares that Ms. Randall has the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.

(10) Includes 75,000 shares that the executive officers of Zoom Canada, who are not named above, have the right to acquire under outstanding stock options exercisable within sixty (60) days after December 14, 2001.


                      OUR DIRECTORS AND EXECUTIVE OFFICERS

The names and biographical information of our current directors and executive officers, are set forth below:


NAME                               AGE          PRINCIPAL OCCUPATION AND POSITION WITH ZOOM CANADA       DIRECTOR
                                                                                                           SINCE
------------------------------ ------------ ----------------------------------------------------------- ------------
Frank B. Manning                   53       Chief Executive Officer, President and Chairman of the         1977
                                            Board.
Peter R. Kramer                    50       Executive Vice President and Director                          1977
Robert A. Crist                    58       Vice President of Finance and Chief Financial Officer           --
Bernard Furman                     72       Consultant                                                     1991
L. Lamont Gordon                   69       Chairman of Sprott Securities Limited                          1992
Richard Kumpf                      52       Vice President of Engineering                                   --
Terry J. Manning                   53       Vice President of Sales and Marketing                           --
Dean N. Panagopolous               43       Vice President of Network Products                              --
Deena Randall                      48       Vice President of Operations                                    --
J.  Ronald Woods                   66       President of Rowood Capital Corp                               1991


         Frank B. Manning is a co-founder of our company. Mr. Manning has been our president, chief executive officer, and a director since May 1977. He has served as our chairman of the board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. Mr. Manning was a director of MicroTouch Systems, a Nasdaq-listed leader in touchscreen technology, since 1993 until their acquisition by 3M in early 2001. Since 1998, Mr. Frank Manning has also been a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts. Frank B. Manning is the brother of Terry Manning, vice president of sales and marketing of Zoom.

         Peter R. Kramer is a co-founder of our company. Mr. Kramer has been our executive vice president and a director since May 1977. He earned his BA degree in 1973 from SUNY Stony Brook and his MFA degree from C.W. Post College in 1975.

         Robert A. Crist joined us in July 1997 as vice president of finance and chief financial officer. From April 1992 until joining us, Mr. Crist served in various capacities at Wang Laboratories, Inc., a computer software and services company, including chief financial officer for the Software Business. Prior to 1992 Mr. Crist served in various capacities at Unisys Corporation, including assistant corporate controller, corporate director of business planning and analysis, and corporate manufacturing and engineering controller. Mr. Crist earned his BA degree from Pennsylvania State University and he earned his MBA from the University of Rochester in 1971.

         Bernard Furman has served as one of our directors since 1991. Mr. Furman has served as a consultant to various companies, including Timeplex, Inc. (formerly listed on the New York Stock Exchange), a world leader in large capacity multiplexer and network management products. He was a co-founder of Timeplex and served as its general counsel and as member of its board of directors from its inception in 1969, and in 1984 also became vice chairman, chief administrative officer and a member of the executive committee of the board, holding all such positions until Timeplex was acquired by Unisys Corporation in 1988.

         L. Lamont Gordon has served as one of our directors since 1992. Since 1987, Mr. Gordon has served as the chairman of Sprott Securities Limited, a Canadian institutional stock brokerage firm, and a member of the Toronto Stock Exchange. He co-founded Gordon Securities Limited in 1969 and served as president until 1978 and as chairman until 1979. He then founded Gordon Lloyd-Price Investments Limited, a private investment holding company and has served as its Chairman since 1979.

         Richard Kumpf joined us in July, 2000 as vice president of engineering. From March 1995 until joining us Mr. Kumpf served in various capacities at Agilent Technologies (formerly Hewlett-Packard), most recently as general manager of the cable rf business unit. Prior to 1995 Mr. Kumpf served in various capacities at Motorola Inc., including the director of product development & information technology. Mr. Kumpf earned a BS degree in Engineering from Northeastern University in 1972 and an MS degree in Engineering from Washington University in St. Louis in 1974.

         Terry J. Manning joined us in 1984 and served as corporate communications director from 1984 until 1989 when he became the director of our sales and marketing department. Terry Manning is Frank Manning's brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

         Dean N. Panagopoulos joined us in February 1995 as director of information systems. In July 2000 Mr. Panagopoulos was promoted to the position of vice president of network products. From 1993 to 1995, Mr. Panagopoulos worked as an independent consultant. From 1991 to 1993, Mr. Panagopoulos served as director of technical services for Ziff Information Services, a major outsourcer of computing services. He attended the Massachusetts Institute of Technology from 1975 to 1978 and earned his BS degree in Information Systems from Northeastern University in 1983.

         Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

         J. Ronald Woods has served as one of our director since 1991. Since November, 2000, Mr. Woods has served as President of Rowood Capital Corp. From June 1996 to November 2000, Mr. Woods served as vice president-investments of Jascan, Inc. Prior to that, Mr. Woods served as vice president-investments of Conwest Exploration Corporation Ltd., a resource holding company based in Toronto from 1987 to June 1996. He also served as a director, major shareholder and head of research and corporate finance for Merit Investment Corporation, a stock brokerage firm, from 1972 through 1987, and served as the president of Merit Investment Corporation from 1984 through 1987. He is a former Governor of the Toronto Stock Exchange and is currently a director of Upton Resources, Inc., and Key West Energy Corp.

                              DIRECTOR COMPENSATION

         Each of our non-employee directors receives a fee of $500 per quarter plus a fee of $500 for each meeting at which the director is personally present. Travel and lodging expenses are also reimbursed.

         Each non-employee director is also granted stock options our 1991 Directors Stock Option Plan. Currently, our non-employee directors are Bernard Furman, J. Ronald Woods and L. Lamont Gordon. The Directors Plan, which expires on April 30, 2011, provides in the aggregate that 198,000 shares of common stock (subject to adjustment for capital changes) may be issued upon the exercise of options granted under the Directors' Plan. Under the Directors Plan, each non-employee director automatically receives an option to purchase 6,000 shares of common stock on January 10 and July 10 of each year. The exercise price for the options granted under the Directors Plan is the fair market value of the common stock on the date the option is granted.

         During fiscal 2000, Messrs. Furman, Woods and Gordon each received options to purchase 12,000 shares of Common Stock under the Directors Plan at an average exercise price of $7.6875 per share.


                                                 EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following summary compensation table shows, for the fiscal years ended December 31, 2000, 1999, and 1998, the compensation of each person who served as our chief executive officer and our four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to Zoom Canada during the last completed fiscal year.

         NOTE: Bonus payments do not reflect the performance or value of an executive. We focus on the total compensation of each executive, including base salary, bonus, and stock options.


                                                                                                LONG TERM
                                                                                                ---------
                                                                                               COMPENSATION
                                                                                               ------------
                                                            ANNUAL COMPENSATION                  AWARDS
                                                            -------------------                  ------
                                                                                               SECURITIES
NAME AND                                                                    OTHER ANNUAL        UNDERLYING          ALL OTHER
PRINCIPAL POSITION                  YEAR         SALARY       BONUS         COMPENSATION        OPTIONS (#)       COMPENSATION(3)
----------------------------------- ------------ ------------ ----------- ------------------ ----------------- --------------------
Frank B. Manning,                    12/31/00     $126,040     $12,000       $11,771(1)          110,000              $210
Chief Executive Officer,             12/31/99     $120,371     $10,000           -0-               -0-                $300
President and Chairman of            12/31/98     $100,305     $10,000           -0-             103,500              $460
the Board

Peter R. Kramer,                     12/31/00     $126,168     $12,000         $866(1)            80,000              $137
Executive Vice President             12/31/99     $120,196     $10,000       $10,988(1)            -0-                $200
and Director                         12/31/98     $100,305     $10,000           -0-              69,000              $370

Robert A. Crist                      12/31/00     $144,715     $12,000        $3,585(2)           32,000              $491
Vice President of Finance            12/31/99     $139,217     $10,000        $3,525(2)           15,000              $616
And Chief Financial Officer          12/31/98     $130,304       -0-             -0-              34,500               -0-

Dean Panagopoulos                    12/31/00     $117,311     $10,000           -0-              40,000               $90
Vice President of Network            12/31/99      $98,985     $10,000           -0-              10,000               $81
Products Group                       12/31/98      $89,332       -0-             -0-              17,250               $68

Deena Randall                        12/31/00     $128,263     $14,000           -0-              30,000              $135
Vice President-Operations            12/31/99     $113,174     $10,000        $8,703(1)           10,000              $159
                                     12/31/98      $95,537      $9,000           -0-              34,500               -0-
----------------------------------- ------------ ------------ ----------- ------------------ ----------------- --------------------

(1) Consists of amounts paid as a cash-out of accrued and unused vacation time.

(2)      Consists of amounts paid for parking expenses.

(3) Consists of insurance premiums we paid for the term life insurance policy for the benefit of the named executive officer.

         For the fiscal year ended December 31, 2000, all of our executive officers as a group (7 persons) received, in the aggregate, cash compensation of $913,005 (which excludes an aggregate of $90,000 paid to our executive officers for bonuses earned in 2000).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information with respect to stock options granted to the named executive officers during the fiscal year ended December 31, 2000.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                                                                                     POTENTIAL REALIZABLE
                                NUMBER OF         % OF TOTAL                                           VALUE AT ASSUMED
                                SECURITIES          OPTIONS          EXERCISE                       ANNUAL RATES OF STOCK
                                UNDERLYING        GRANTED TO          OR BASE                       PRICE APPRECIATION FOR
                                 OPTIONS         EMPLOYEES IN        PRICE PER     EXPIRATION           OPTION TERM (2)
NAME                           GRANTED (1)        FISCAL YEAR          SHARE           DATE             5%             10%

----------------------------- --------------- -------------------- -------------- -------------- -----------------------------
Frank B. Manning                  80,000             8.62%            $8.000        01/20/03         $100,880        $211,840
                                  30,000             3.23%            $6.625        07/18/03          $31,328         $65,786
Peter R. Kramer                   60,000             6.47%            $8.000        01/20/03          $75,660        $158,880
                                  20,000             2.16%            $6.625        07/18/03          $20,885         $43,856
Robert A. Crist                   10,000             1.08%            $5.313        05/23/03           $8,375         $17,586
                                  10,000             1.08%            $6.625        07/18/03          $10,443         $21,929
                                  12,000             1.29%            $8.000        01/20/03          $15,132         $31,776
Dean Panagopoulos                 10,000             1.08%            $8.000        01/20/03          $12,610         $26,480
                                  20,000             2.16%            $6.625        07/18/03          $20,885         $43,858
                                  10,000             1.08%            $5.3125       05/23/03           $8,374         $17,584
Deena Randall                     30,000             3.23%            $8.000        01/20/03          $37,830         $79,440
----------------------------- --------------- -------------------- -------------- -------------- ------------- ---------------

 (1) The options were granted under our 1990 Stock Option Plan, as amended, and are subject to a vesting schedule pursuant to which, in general, the options become exercisable at a rate of 50% per year commencing one year after the date of grant provided the holder of the option remains employed with us. Options generally may not be exercised later than 36 months after the date of grant.

(2) The assumed rates are compounded annually for the full term of the options and do not represent our estimate or projection of future common stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table sets forth information with respect to the named executive officers concerning the exercise of options during the fiscal year ended December 31, 2000 and unexercised options held as of December 31, 2000.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                              SHARES                  NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             ACQUIRED                   UNEXERCISED OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS
                           ON EXERCISE      VALUE                FY-END (#)                      AT FY-END (6)
    NAME                                 REALIZED       EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-------------------------- ------------- ------------ ---------------- ---------------- --------------- ----------------
 Frank B. Manning(1)          -0-          -0-               193,500          110,000        -0-             -0-
 Peter R. Kramer(2)           -0-          -0-               129,000           80,000        -0-             -0-
 Robert A. Crist(3)          18,000       $169,267            35,000           48,500        -0-             -0-
 Dean Panagopoulos(4)        18,000       $135,518            17,000           45,000        -0-             -0-
 Deena M. Randall(5)         20,000       $118,069            29,500           35,000        -0-             -0-
 ------------------------- ------------- ------------ ---------------- ---------------- --------------- ----------------

(1) Of the 303,500 options to purchase shares of common stock held by Mr. Manning, 90,000 options have an exercise price of $8.125 per share, 90,000 options have an exercise price of $4.531 per share, 80,000 options have an exercise price of $8.00 per share, 30,000 options have an exercise price of $6.625 per share and 13,500 options have an exercise price of $4.125 per share.

(2) Of the 209,000 options to purchase shares of common stock held by Mr. Kramer, 60,000 options have an exercise price of $8.125 per share, 60,000 options, have an exercise price of $4.531 per share, 60,000 options have an exercise price of $8.00 per share, 20,000 options have an exercise price of $6.625 per share and 9,000 options have an exercise price of $4.125 per share.

(3) Of the 83,500 options to purchase shares of common stock held by Mr. Crist, 19,250 options have an exercise price of $7.3125 per share, 15,000 options have an exercise price of $4.531 per share, 2,250 options have an exercise price of $4.125 per share, 15,000 options have an exercise price of $4.375 per share, 12,000 have an exercise price of $8.00 per share, 10,000 options have an exercise price of $5.3125 and 10,000 options have an exercise price of $6.625 per share. In the event that Mr. Crist is terminated for any reason other than for cause or a change of control, options to purchase up to 20,000 shares of common stock will become automatically vested.

(4) Of the 62,000 options to purchase shares of common stock held by Mr. Panagopoulos, 2,250 options have an exercise price of $8.625 per share, 2,250 options have an exercise price of $4.125 per share, 10,000 options have an exercise price of $4.281 per share, 7,500 options have an exercise price of $4.531 per share, 20,000 options have an exercise price of $6.625 per share, 10,000 options have an exercise price of $8.00 per share and 10,000 options have an exercise price of $5.3125.

(5) Of the 64,500 options to purchase shares of common stock held by Ms. Randall, 20,000 options have an exercise price of $4.531 per share, 4,500 options have an exercise price of $4.125 per share, 10,000 have an exercise price of $4.375 per share, and 30,000 options have an exercise price of $8.00 per share.

(6) Based upon the closing price of our common stock on December 31, 2000 on the Nasdaq National Market ($3.313). As of December 31, 2000, no named executive officer held options, exercisable or unexercisable, with an exercise price of less than $3.313.

         Options to purchase our common stock have been granted to our executive officers and other employees under our 1990 Stock Option Plan. Options to purchase our common stock may also be granted to our employees who are neither officers nor directors under our 1998 Employee Equity Incentive Plan (the "1998 Equity Incentive Plan"). The 1990 Stock Option Plan and the 1998 Equity Incentive Plan are each administered by the stock option committee of the board of directors. In addition, the board of directors has authorized Mr. Manning to award a limited number of options under the 1998 Equity Incentive Plan throughout the fiscal year.

         During the fiscal year ending December 31, 2000, our executive officers as a group (7 persons) were granted in the aggregate options to purchase a total of 362,000 shares of our common stock, net of cancellations, at an average exercise price per share of $7.5781. During the year, executive officers exercised an aggregate of 56,000 options.

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Decisions regarding executive compensation, exclusive of the administration of the 1990 Stock Option Plan, are made by the entire board of directors. The board of directors has no compensation committee. The stock option committee, consisting of Messrs. Furman and Woods, is responsible for administering the 1990 Stock Option Plan, including determining the individuals to whom stock options are awarded, certain of the terms upon which option grants are made, and the number of shares subject to each option granted under the 1990 Stock Option Plan. No member of the stock option committee is a former or current officer or employee of Zoom Canada. Mr. Manning and Mr. Kramer, who are executive officers and directors of Zoom Canada, made recommendations to the stock option committee regarding the granting of stock options and participated in deliberations of the board of directors concerning executive officer compensation. Neither Mr. Manning nor Mr. Kramer participated in any vote establishing their compensation.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals which comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and which are intended to be presented by such shareholder at our 2002 Annual General Meeting, must be received by us no later than January 11, 2002, in order to be considered for inclusion in the Proxy Statement relating to that meeting.

         Notice of shareholder proposals intended to be presented at our 2002 Annual General Meeting which are submitted outside the processes of Rule 14a-8 will be considered untimely if we received them after March 27, 2002. The proxy solicited by our board of directors with respect to that meeting may confer discretionary authority to vote on matters submitted in an untimely proposal.


                          TRANSFER AGENT AND REGISTRAR

         Our transfer agent and registrar is CIBC Mellon Trust Company, whose address is Corporate Trust Department, Suite 1600, 1066 West Hastings Street, Vancouver, B.C. V6E 3X1

                                  LEGAL MATTERS

         Legal matters relating to this proxy statement/prospectus will be passed upon by Thomas Rondeau, Vancouver, British Columbia with respect to the laws of Canada and by Brown, Rudnick, Freed & Gesmer, P.C. of Boston, Massachusetts with respect to the laws of the United States.

                                     EXPERTS

         The consolidated financial statements of Zoom Telephonics, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included in the proxy statement/prospectus and incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in the proxy statement/prospectus and incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This proxy statement/prospectus constitutes part of a registration statement on Form S-4 that we filed with the SEC. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information about our company and the shares of common stock offered by this proxy statement/prospectus, please refer to the copy of the documents filed as exhibits to the registration statement with the SEC.

         In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room     Chicago Regional Office       New York Regional Office
450 Fifth Street, NW.     Citicorp Center               233 Broadway
Room 1024                 500 West Madison Street       New York 10279
Washington, D.C. 20549    Suite 1400
                          Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including Zoom Canada, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Zoom Canada at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 2006.

         The SEC allows us to incorporate by reference information into this proxy statement/ prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the documents listed below that we previously filed with the SEC. They contain important information about our company and our financial condition.

         ZOOM TELEPHONICS, INC. SEC FILINGS (FILE NO. 000-18672)

                  o Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

                  o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

         You can obtain any of the documents incorporated by reference in this proxy statement/ prospectus from the SEC through the SEC's Internet site at the address provided above. Documents incorporated by reference are also available from our investor relations personnel, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at the following address:

                             Zoom Telephonics, Inc.
                               Investor Relations
                                207 South Street
                           Boston, Massachusetts 02111

          IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO
BY FEBRUARY 8, 2002 IN ORDER TO RECEIVE THEM BEFORE THE SHAREHOLDERS MEETING.

          If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

          WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE CONTINUATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROXY STATEMENT/ PROSPECTUS OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

          IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS OF EXCHANGE OR TO BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

          THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                    EXHIBIT A

              FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K
               (Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended December 31, 2000
                                       or
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       For the transition period from to
                         Commission File Number 0-18672

                             ZOOM TELEPHONICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           Canada                                                04-2621506
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

207 South Street, Boston, Massachusetts                            02111
(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's Telephone Number, Including Area Code: (617) 423-1072 Securities Registered Pursuant to Section 12 (b) of the Act: None
          Securities Registered Pursuant to Section 12 (g) of the Act:

                           Common Stock, No Par Value
                                (Title of Class)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES [X] NO [ ]

Indicate by a check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
YES [ ] NO [X]

The aggregate market value of the common stock, no par value, of the registrant held by non-affiliates of the registrant as of March 23, 2001 (computed by reference to the closing price of such stock on The NASDAQ National Market on such date) was approximately $19,160,861.

The number of shares outstanding of the registrant's common stock, no par value, as of March 23, 2001 was 7,860,866 shares.

                      DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant's proxy statement for the registrant's 2001 annual meeting of shareholders to be filed with the SEC in April 2001 are incorporated by reference into Part III, Items 10-12 of this Form 10-K.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This report contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "may," "will," "plan," "intend," "could," "estimate," "is being," "goal" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. These statements, which include statements relating to the timing and availability of products under development, our ability to market such products once developed, the anticipated growth or expansion of the markets for our products, and other matters that are subject to risks and uncertainties, could cause our actual results to differ materially from those anticipated. You should note that many factors could affect our future financial results and could cause these results to differ materially from those expressed in our forward-looking statements. These forward-looking statements speak only as of the date of this report. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this report to reflect any change in our expectations or any change in events, conditions or circumstances on which any of our forward-looking statements are based. Factors that could cause or contribute to differences in our future financial results include those discussed in the risk factors set forth in Item 7 below as well as those discussed elsewhere in this report.


PART I


ITEM 1 - BUSINESS

Overview


     We design, produce and market dial-up and broadband modems, wireless local area network products, and other communications products.

     Our primary objective is to build upon our position as a leading supplier of Internet access devices and to take advantage of a number of current and emerging trends in computer connectivity including Internet access, higher data rates, broadband applications, and alternatives to traditional wired local area networks. We intend to achieve our objective by:

     o  building upon and exploiting our Zoom, Hayes and Global Village brands;
     o continuing to produce dial-up, cable and ADSL modems, wireless networking and gateway products;
     o expanding our current distribution channels of high-volume retailers, value-added resellers, Internet service providers, distributors, and original equipment manufacturers ("OEM");
        to also include cable service providers and telephone companies;
     o  expanding our international product line and distribution network;
     o maintaining low costs through cost-effective product designs, careful sourcing of components, and outsourced manufacturing; and
     o  exploring strategic acquisitions.

Our current products and products under development are as follows:

Dial-up Modems.

To date our revenues have come primarily from sales of our dial-up modems.
Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and video. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet and local area networks, at top data speeds of 56,000 bits per second. Our broad line of dial-up modems is available in internal, external and PCMCIA models. PCMCIA models plug into a PCMCIA slot, which is a standard slot typically found in a notebook or laptop computer. Most of our modems connect to a single telephone line, but we also make the Zoom/MultiLine modem which can connect to eight telephone lines.

In March and April of 1999, we acquired substantially all of the modem assets of Hayes Microcomputer Products, Inc., a former leader in the modem industry. In July, 2000, we acquired the trademark and product rights to Global Village products. Global Village is a leading modem brand for MacIntosh computers. We now sell and market dial-up modems under the Zoom, Hayes and Global Village names, as well as under various other private-label brands developed for some of our large accounts.

We also have a line of integrated services digital network products, which can transmit and receive data simultaneously at up to 128,000 bits per second. In late 2000, we introduced the following three integrated services digital network products, commonly referred to as ISDN products:

     o  a PCI model that plugs into the PCI slot of a Windows PC;
     o  a USB model that plugs into the USB port of a PC; and
     o  a serial port model that plugs into the serial port of a PC.

While we continue to believe there are opportunities to expand our dial-up modem business in the United States and worldwide, we are also developing new broadband, home gateway, and networking products, all of which provide faster connection speeds than dial-up modems.

Wireless Local Area Network Products.

Wireless local area network products enable the connection of a notebook or desktop computer to another computer or an existing local area network using a wireless data communication standard. We currently ship a variety of "ZoomAir" models of wireless products. We continue to develop and introduce a broad line of ZoomAir products, with the near-term focus on products with an 11 megabits per second ("Mbps") data rate using IEEE 802.11b, a wireless data communications standard.

Our ZoomAir line currently includes network interface cards that plug into either a PCMCIA or PCI slot. Another product, ZoomAir Access Point Software, connects wireless and wired networks together, provides network ID security, and allows wired and wireless network users to concurrently share a single Internet connection. We also recently began shipping building-to-building wireless bridges and an access point for connecting wireless network devices to a wired local area network. In 2001 we expect to introduce USB wireless network interface devices and a wireless gateway that enables wireless devices to share a broadband link to the Internet such as a cable modem or ADSL modem.

Cable Modems.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment at or near the cable service provider. In 2000 we received CableLabs certification for the following three cable modems:

     o a PCI model that plugs into the PCI slot of a PC, set-top box, or other electronic device;
     o an Ethernet model that plugs into the Ethernet port of a PC, router, or other electronic device; and
     o a Universal Serial Bus, or USB, model that plugs into the USB port of a Windows PC.

We began shipping a limited number of cable modems during 2000. We have also provided samples of our cable modem models to a number of cable service providers, PC manufacturers, original equipment manufacturers and retailers. We believe we are positioned to ship high volumes of cable modems if and when substantial orders are received.

ADSL Modems.

Asymmetric Digital Subscriber Line modems, known as ADSL modems, provide a high-bandwidth connection to the Internet through a standard telephone line that connects to compatible ADSL equipment in or near the central telephone office. In 2000 we completed the design of two ADSL modems, including a PCI model and a USB model. We began shipping a limited number of ADSL modem models during 2000. We have also provided samples of our ADSL modem models to telephone companies, Internet service providers, and retailers. We believe we are positioned to ship high volumes of ADSL modems if and when substantial orders are received.

Other Products.

In the early eighties we designed and produced dialers including the Demon Dialer(tm) and Hotshot(tm). We have a new generation of dialers incorporating proprietary technology, including patented technology that enables a single dialer to plug into a standard telephone jack and provide its capabilities to all the telephones on the same line. This type of dialer has a wide range of uses, including the ability to speed up and simplify access to low-cost long-distance networks.

Legal Status

We are a Canadian holding company. Our operations are carried out by our wholly-owned subsidiary, Zoom Telephonics, Inc., a Delaware corporation. Our principal executive offices are located at 207 South Street, Boston, MA 02111. We also have a sales and support office in the United Kingdom, and a support office in Boca Raton, Florida.


Industry Background

Demand for modems has grown significantly. We believe that this growth has been driven by a variety of factors including:

     o the increasing popularity of the Internet and on-line services such as America Online, Microsoft Network, and Earthlink;
     o the growing installed base of PCs and other portable information devices;
     o a significant increase in the percentage of PCs and portable information devices used for remote access to the Internet and corporate networks;
     o  the growing use of PCs outside the traditional office setting; and
     o advances in technology, which have improved the ability of PCs and portable information devices to create, capture, transfer, and manipulate data-intensive information, including graphic images and sound.


These trends have resulted in substantial dial-up modem unit sales, both for new PCs as bundled peripherals and for the installed base of PCs, as upgrades and first-time purchases. Substantially all dial-up modems sold for PCs are now faxmodems that have the ability to send and receive faxes, and many dial-up modems have enhanced voice capabilities and other enhanced extra features.

The rapid expansion of on-line services and the Internet has greatly increased the utility of PCs by making a multitude of information resources available to PC users. Dial-up modems are commonly used to remotely access these resources. As the transfer of large text files and data-intensive images like those on the World Wide Web become more pervasive, high data transmission speeds and other advanced modem features also become increasingly important to PC users.

Worldwide PC shipments continue to grow, and industry sources estimate that over 300 million PCs are installed worldwide. 56K dial-up modems are often bundled with a new PC, particularly in North America. However, some of the installed PCs have no dial-up modem, have a dial-up modem with a speed less than 56K, or have a 56K V.90 dial-up modem with inadequate performance or features. We believe there should continue to be substantial demand for after-market dial-up modems because:

     o there is a trend toward bundling very basic modems into PCs, and the data throughput and multi-tasking capabilities of the PC can be improved by buying a higher quality dial-up modem in the after-market; and
     o the new V.92 and companion V.44 standards should increase the percentage of people upgrading their dial-up modem.

V.92 will increase upstream data rates, lower the connection time at the beginning of the call, and allow people with call waiting to answer an incoming phone call while on-line, suspend their Internet session without closing it, participate in their phone call, and then re-activate their Internet session when the phone call is complete. V.44 compression can significantly speed up web browsing and other Internet applications. We believe that these advantages should cause a significant number of V.90 56K dial-up modem owners to upgrade to a V.92 dial-up modem in the after-market.

Advances in dial-up modem technology and lower dial-up modem prices have created rapid growth in the installed base of dial-up modems. As a result, the high-volume segment of the market has shifted from dial-up modems with a maximum speed of 2400 bps in 1987, to 33,600 bps in 1996 and 1997, to 56,000 bps today. Dial-up modems with high data speeds require less time to transmit text files and graphics, thereby reducing phone call costs and easing the use of data-intensive applications like World Wide Web browsing and remote access to corporate networks.

Other technological advances that are increasing the use of dial-up modems in personal computing include new voice-related capabilities, video telephony, and electronic mail. For example, voice modems can provide answering machine, voice mail and other voice-related functions by digitizing incoming voice signals for storage in a computer and by retrieving stored voice and sending it through the telephone network to a remote person or computer. As another example, video telephony enables the transmission of still or moving color images, either exclusively through the dial-up telephone network or through the Internet. Advances in computer software are also stimulating demand for dial-up modems with faster speeds and greater functionality and many popular versions of Windows include remote access, faxing and Internet access capabilities that can only be used with some type of dial-up modem.

We expect the demand for faster speeds and increased modem functionality will drive sales of new generations of "broadband" modems in the future, including cable modems and ADSL modems, particularly as after-market upgrades or as options for a new PC. In 2000 there were significant sales of dial-up, cable, and ADSL modems in the industry; and all three types of modems are expected by industry analysts to ship in high volume throughout this decade.

Zoom Strategy

We believe that the Zoom trade name is associated with high performance per dollar, breadth of product line, broad distribution, and product innovation. Our primary objective is to build upon our position as a leading supplier of modems and to take advantage of a number of current and emerging trends in computer connectivity, including Internet access, higher data rates, video telephony, and alternatives to traditional wired local area networks. Our strategy includes the following key elements:

Build Upon and Exploit Brand Equity.

Our Zoom, Hayes, and Global Village brands are widely recognized and respected. In addition, our marketing channels are extensive.

We believe that our success has been due in part to:

     o offering our customers a broad range of products that provide high performance per dollar,
     o supporting the installed base of our dial-up modems with multiple technical support options,
     o promoting our products through cooperative advertising with our retailer customers, and
     o  designing attractive and informative packaging for our products.

In December 2000 our dial-up modems had the second highest share of dial-up modem revenues in stores surveyed by PC Data. We intend to continue to enhance our brand equity by continuing to expand our marketing channels, advertising and promoting our products, and broadening our product offerings through our established sales channels.

Introduce Innovative PC Communications Products.

We attempt to identify new high-volume opportunities for PC communications, to develop competitively priced leading-edge products to address these opportunities, and to build upon and exploit our brand equity by delivering these products quickly and effectively through our sales channels. We were one of the first high-volume producers of dial-up faxmodems, voice dial-up faxmodems, video-capture-enabled dial-up faxmodems, and V.92 dial-up modems. One of our major initiatives is to provide broadband Internet access, and advanced local area networking products to allow people to share that bandwidth. This is an over all theme for our development plans for cable and ADSL modems, wireless networking, and Internet gateway products.

Expand Distribution Channels.

Our existing marketing and distribution channels are strong. We expect our marketing and distribution channels to continue to be an asset as we expand our product line. We recognize, however, that we will need to expand our channels to fit our new products. We are placing an increased emphasis on establishing relationships with cable companies, telephone companies, Internet Service Providers, and OEMs.

Expand International Sales.

We introduced our first dial-up modems in selected Western European countries in 1993. We now sell our products in approximately 50 countries. Our international sales (excluding sales to OEMs) have increased from 8% of net sales in 1994 to 25% of net sales in 2000. We hope to continue to expand our international product lines and distribution network.

Outsource Chipset Technology.

We outsource rather than internally develop our chipsets. Chipsets are application-specific integrated circuits that form the technology base for our modems and certain other products. By outsourcing the chipset technology, we are able to concentrate our research and development resources on system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. We currently buy dial-up modem chipsets exclusively from the two highest-volume dial-up modem chipset manufacturers, Agere Systems (formerly Lucent) and Conexant Systems (formerly Rockwell). Agere Systems and Conexant Systems have significant resources for semiconductor design and fabrication, analog and digital signal processing, and communications firmware development. Integrated circuit product areas covered by one or both companies include dial-up modems, ADSL modems, cable modems, wireless networking, home phone line networking, routers, and gateways. We also buy chipsets from Globespan for some of our ADSL modems, and from Intersil for our ZoomAir wireless network interface cards.

Maintain Low Costs.

We continually seek ways to improve our product designs and manufacturing approach to reduce our costs. We outsource to contract manufacturers, primarily in Mainland China and Mexico, aspects of our manufacturing processes including board stuffing, wave soldering, in-circuit test, and for some products component purchasing. By outsourcing, we are able to reduce our labor costs and capital expenditures, and we have greater flexibility in our capacity planning.

Explore Acquisitions.

We believe that appropriate acquisitions can reduce the development risk associated with new product offerings, and that we can leverage our brand equity and existing sales channels to enhance the value of these acquisitions. Over the last five years we have been successful in acquiring products and assets from other entities. For example, in mid-1996, we acquired the products and certain other assets of Tribe Computer Works. In 1999 we acquired trademarks and substantially all of the dial-up modem product lines from Hayes Microcomputers Products, Inc. In 2000 we acquired trademarks and product rights for Global Village from Boca Research and Boca Global. We plan to continue to consider acquisitions of businesses, products or technologies complementary to our business.

Products

General

The vast majority of our products facilitate communication of data through the Internet. Our dial-up modems and integrated services digital network, or ISDN, modems link PCs and portable information devices through the telephone network and connected networks, including the Internet and local area networks. Similarly, our cable modems use the cable-TV cable and our ADSL modems use the local telephone line, to provide a high-speed link to the Internet. Our video cameras are used primarily to communicate videos through the Internet. Our advanced networking products, including wireless local area network, or LAN, products, help to link PCs and other computing devices to each other and to the Internet. Starting with our acquisition of Tribe Computer Works in 1996, we began shipping business products that provide remote users shared access to the resources of a LAN, and connect users of the LAN to the Internet and to remote LANs and computers.

Dial-Up Modems

We have a broad line of dial-up modems with top data speeds of 56,000 bps, available in internal, external and PCMCIA models. PC-oriented internal modems are designed primarily for installation in the PCI or ISA slot of IBM PC-compatibles. Embedded internal modems are designed to be embedded in non-PC equipment such as point-of-purchase terminals, kiosks, and set-top boxes. Many of our external modems are designed to work with any terminal or computer, including IBM PC-compatibles, the Macintosh and other computers. Our external models include desktop and multi-line modems that have up to eight modems in a compact enclosure. Our PCMCIA modems are designed for use with notebook and sub-notebook computers as well as PDAs (personal digital assistants) equipped with standard PCMCIA slots. When sold as packaged retail products, our modems are shipped complete with third-party software that supports the hardware capabilities of the modem.

56K modems allow users connected to standard phone lines to download data at speeds up to 56,000 bps when communicating with compatible central sites connected to digital lines such as ISDN or T1 lines. Those central sites are typically online services, Internet Service Providers, or remote LAN access equipment. We began shipping pre-standard K56flex(tm) 56K modems in the second quarter of 1997. In February 1998, a committee of the International Telecommunications Union ("ITU") agreed upon the V.90 standard for 56K. V.90 is now widely deployed in equipment made by central site manufacturers, and most of our dial-up modem sales include V.90. We are now also shipping V.92 modems. We expect V.92 modems to take an increasing and ultimately large share of the dial-up modem market.

In March and April of 1999, we acquired substantially all of the modem assets of Hayes Microcomputer Products, Inc., a former leader in the modem industry. In July, 2000, we acquired the trademark and product rights to Global Village products. Global Village is a leading modem brand for MacIntosh computers. We now sell and market dial-up modems under the Zoom, Hayes and Global Village names, as well as under various other private-label brands developed for some of our large accounts.

The following sets forth some of the key features incorporated in one or more of our dial-up modems:

     o ZoomGuard(tm). ZoomGuard represents the protective circuitry added to our modems to improve their ability to withstand the effects of lightning striking a phone line to which the modem is connected. For most modem manufacturers, lightning is the number one cause of field failures.

     o PC Card Guard(tm). PC Card Guard represents the protective circuitry added to our PCMCIA modems to protect against destruction caused by plugging the modem into a digital PBX phone jack. We were one of the first companies to develop this useful feature.

     o Voice Mail. Voice mail capability allows a PC to serve as an answering machine with message storage and local or remote message retrieval.

     o Channel 2(tm). Channel 2 is our trademark for a feature that works with the optional Call Waiting feature available from some phone companies. Channel 2 permits the modem to recognize an incoming call when the modem is on-line, so that the user can determine how to handle the call.

     o Distinctive Ring. Distinctive Ring is a service offered by telephone companies that assigns more than one phone number to a single phone line, with each number ringing differently. This service along with appropriate modem functionality allows someone to arrange for one phone number to be answered as a phone line, a second number to be answered as a fax line, and a third number to be answered as a data line. We have been issued a United States patent related to our distinctive ring technology.

     o Plug & Play. Microsoft's Windows software supports Plug & Play, a standard that is intended to allow the installation of Plug & Play-compatible peripherals like modems with limited hardware configuration by the end-user.

International Modems.

Most foreign countries have their own telecommunications standards and regulatory approval requirements for sales of communications products such as those we offer. As a result, the introduction of new products into international markets can be costly and time-consuming. In 1993, we introduced our first dial-up modem approved for selected Western European countries. Since then we have continued to expand our product offerings internationally. We have received regulatory approvals for, and are currently selling dial-up modems in a number of countries, including Australia, Austria, Belgium, Denmark, Finland, Germany, Hungary, India, Ireland, Italy, Japan, the Netherlands, Poland, Portugal, Russia, Slovenia, South Africa, Spain, Sweden, Switzerland, and the United Kingdom. We intend to continue to expand and enhance our product line for our existing markets and to seek approvals for the sale of our products in new countries throughout the world.

Multi-line Modems.

In 1996 we began shipping a family of multi-line dial-up modems targeted for local area network fax and data server applications, computer bulletin boards, multi-line voice mail, and other applications. The Zoom/MultiLine products hold up to eight voice dial-up faxmodems in one small external case that includes status indicators for each dial-up modem. The Hayes Century product line provides up to 16 dial-up modems in a single enclosure.

ISDN Products.

We have a family of modems for Integrated Service Digital Network, or ISDN, communications. ISDN is a telephone service that allows existing phone lines to be used to transmit data digitally. ISDN service permits much higher data transmission rates than conventional analog telephone service. Basic ISDN service provides two 64,000 bps channels and one 16,000 bps channel. The higher rates of data transmission achievable with ISDN can be particularly attractive for data-intensive applications such as the transmission of graphics and video images, World Wide Web browsing, or video telephony. In February 1997 we shipped our first ISDN product. We continue to expand our ISDN product line, particularly for Europe. In addition, we have integrated ISDN capability into some of our LAN-oriented business products, including the ZoomAir AP128 wireless access point.

We have a line of ISDN products, which can transmit and receive data simultaneously at up to 128,000 bits per second. In addition, in late 2000 we introduced the following ISDN products:

     o  a PCI model that plugs into the PCI slot of a Windows PC,
     o  a USB model that plugs into the USB port of a PC, and
     o  a serial port model that plugs into the serial port of a PC.

ADSL Modems.

Our ADSL modems incorporate the standards that are most popular with U.S. telephone companies and Internet Service providers, including G.DMT and G.Lite. In 2000, we designed and shipped our first ADSL modems, an external USB model and an internal PCI model. In 2001, we will seek to sell ADSL modems in high volume and to continue to extend our product line. In 2001, we also plan to introduce an Ethernet model.

Cable Modems.

In 2000, we were successful in obtaining CableLabs certification for three of our DOCSIS-standard cable modems - PCI, USB, and Ethernet models. This certification is important, particularly in the United States. The certification is time consuming, costly and very difficult to obtain. We now have one of the broadest lines of CableLabs-certified cable modems. In 2001 we will seek to sell cable modems in high volume and to continue to extend our product line.

Wireless LAN Products.

In December 1998 we began shipping the first models in our ZoomAir(tm) line of wireless local area network products. These products connect a notebook or desktop computer to another computer or an existing local area network using a wireless communication standard. Our most recent wireless LAN products provides an 11 Mbps data rate using the IEEE 802.11b standard. We currently ship network interface cards that plug into either a PCMCIA or PCI slot. Another product, ZoomAir Access Point Software, connects wireless and wired networks together, provides network ID security, and allows wired and wireless network users to concurrently share a single Internet connection. We recently began shipping building-to-building wireless bridges and an access point for connecting wireless network devices to a wired local area network. In 2001 we expect to introduce USB wireless network interface devices and a wireless gateway that enables wireless devices to share a broadband link to the Internet such as a cable modem or ADSL modem.

Full-Color Live-Motion Cameras and Other Video Products.

In late 1997, we shipped the Zoom/Video Cam, a full-color live-motion camera. The Zoom/Video Cam can be used for video phone calls, video conferences, video mail, and still image capture. We have limited product development in the video area, and our primary sales come from cameras that connect to a USB port. We expect the demand for video products will grow due to a number of factors including improved video technology, higher data communications bandwidth, faster PCs, and improved video-related software. We expect to introduce new camera products, but not to make a significant product development effort in this area.

Dialers.

Our dialers simplify the placing of a phone call by dialing digits automatically. We shipped our first telephone dialer, the Demon Dialer-(tm), in 1981; and, in 1983, began shipping the Hotshot-(tm) dialer. As the dialer market decreased due to equal access, we focused on modems and other peripherals for the personal computer market. We have commenced shipping a new generation of dialers incorporating proprietary technology, and have one patent and another patent pending. Dialer products currently represent under 1% of Zoom's sales, but may become more important in the future.

Sales Channels

General

We sell our products primarily through high-volume retailers and distributors, and to PC manufacturers and other OEMs. We support our major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of products. As we expand our product offerings, particularly in cable, ADSL and other broadband modems, we plan to expand and strengthen our market channels to include cable service providers, phone companies, and Internet Service Providers.

During 2000, Best Buy Co., Inc. accounted for 15% of our net sales and Staples, Inc. accounted for 11% of our net sales. A significant reduction in sales to these customers could have a material adverse effect on our business.

High-volume Retailers.

In the United States, we reach the PC retail market primarily through high-volume retailers. Our extensive United States retail distribution network includes Best Buy, Office Depot, PC Connection, Staples and many others. Personal Technology Research reported that in February 2001 Zoom brands had the second greatest amount of retail shelf space for dial-up modems in North America, and had gained share overall and relative to the leading brand in the prior year.

Distributors.

We sell significant quantities of dial-up modems through distributors, who often sell to corporate accounts, value-added resellers and other channels that are generally not served by our high-volume retailers. Our North American distributors include D&H Distributing, Gates-Arrow, Ingram Micro, Merisel, and Tech Data.

Original Equipment Manufacturers; OEMs.

Our OEM customers sell our products under their own name or incorporate our products as a component of their pre-packaged systems. In addition, our packaging design capability enables us to respond to an OEM's need for customized or generic products and packaging. We are responsive to the needs of personal computer manufacturers including on-time delivery of high-quality cost-effective products that are supported by strong documentation of the products and the products' quality.

International Channels.

In international markets, we sell our products primarily through independent distributors and retailers. Our international distributors include Actebis, Computer 2000, Criterium, Infotide International, Northamber, and others. Our major European high-volume retailers include Business Logic, Centromail, Dixons/PC World, and others. Our international net sales (including sales to OEMs located outside the United States) have grown from 8% in 1994 to 28% in 2000. Our revenues from international sales were $16.8 million in 2000, $18.5 million in 1999, and $13.5 million in 1998. We believe that our continued sales growth outside of the United States will require substantial additional investments of resources for product design and testing, regulatory approvals, production, marketing and tailoring of instruction manuals, packaging, and software development for various foreign languages.

Sales, Marketing and Support

Our sales, support, and marketing are primarily managed from our headquarters in Boston, Massachusetts. In North America we sell our Zoom, Hayes, Global Village, and private-label products primarily through commissioned independent sales representatives managed and supported by our own staff. North American technical support is primarily handled from our Boston headquarters location and from our technical support offices in Boca Raton, Florida. We also maintain a sales, support, and logistics office in the United Kingdom. Warehousing, customs clearance, shipping, and invoicing for the United Kingdom and some other European countries are primarily handled by contract with an unaffiliated specialist in these services located in England. For countries outside North America and Europe, our in-house staff typically works directly with country-specific distributors. Our worldwide OEM sales are primarily handled by our staff in the United States and United Kingdom, who are at times assisted by our sales staff or commissioned sales representatives.

We believe that Zoom, Hayes, and Global Village are widely recognized brand names. We build upon our brand equity in a variety of ways, including cooperative advertising, product packaging, trade shows and public relations. We generally provide our high-volume retailers with funds to advertise our products in conjunction with the customers' general advertising. We believe that this type of advertising efficiently and effectively targets the end-user market for our products.

We attempt to develop quality products that are user-friendly and require minimal support. We support our claims of quality with product warranties of one to seven years, depending upon the product. To address the needs of those end-users of our products who require assistance, we have our own staff of technical specialists who provide telephone support six days per week. We also employ an independent technical support team in the United Kingdom to support our European products five day per week. Our technical support specialists also maintain a significant World Wide Web support facility that includes email, firmware and software downloads, and the SmartFacts(tm) Q&A search engine. In 2001, we expect to expand our European technical support to enable users in other countries to access support in their own language. This support will be provided by our support staff in Boston, Florida, and the United Kingdom.

Research and Development

Our research and development efforts are focused on developing new products for PC communications markets, further enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our OEM customers and component suppliers, who work with us to identify and respond to emerging technologies and market trends by developing products that address these trends. In addition, we purchase modem and other chipsets that incorporate sophisticated technology, thereby eliminating the need for us to develop this technology in-house. As of March 23, 2001, we had 46 employees engaged primarily in research and development. Our research and development team performs electronics hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware development, product testing, foreign and domestic regulatory approval efforts, end-user and internal documentation, and third-party software selection and testing.

During 1998, 1999, and 2000, we expended $4.4 million, $6.4 million and $6.2 million, respectively, on research and development activities. The increase in costs expended on research and development in 1999 and 2000 is primarily due to our initiatives in the broadband, advanced networking, and gateway product areas, including the costs associated with obtaining industry and governmental approvals for our new products.

Manufacturing and Suppliers

Our products are currently designed for high-volume automated assembly in China, Mexico, and the United States to help assure reduced costs, rapid market entry, short lead times, and reliability. In North America, we supply large kits of parts to one of several automated contract manufacturers. In China, our contract manufacturers will also obtain certain material required to assemble the products based upon a Zoom Telephonics Approved Vendor List and Parts List. The contract manufacturers insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and in-circuit test the completed assemblies. Functional test and packaging are sometimes performed by the contract manufacturer. For the United States and many other markets, functional test and packaging are more commonly performed at our facilities in Boston, allowing us to tailor the packaging and its contents for our customers immediately before shipping. We also perform circuit design, circuit board layout, and strategic component sourcing in our Boston office.

We usually use one primary contract manufacturer for a given design. We sometimes maintain back-up production tooling at a second assembler for our highest-volume products. Our contract manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, or other significant event at an assembler's facility could adversely affect our shipments and revenues.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. Currently Agere and Conexant are our only dial-up modem chipset suppliers, and Intersil is our only wireless chipset supplier. Due to capacity constraints, we have experienced delays in receiving shipments of modem chipsets in the past, and we may experience such delays in the future. Moreover, there can be no assurance that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs. An interruption in a chipset supplier's ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, or any other adverse change in our relationship with modem chipset suppliers could have a material adverse effect on our results of operations.

A substantial percentage of our manufacturing is done by Vtech
Communication LTD.("Vtech"). The loss of Vtech's services or a material adverse change in Vtech's business or in our relationship with Vtech could materially and adversely harm our business.

Competition

The PC communication products industry is intensely competitive and characterized by rapid technological advances and emerging industry standards, resulting in constant pricing pressures. These changes result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other PC communications products. Our failure to keep pace with technological advances would adversely affect our competitive position and results of operations.

Our primary competitors by product group include the following:

     o Dial-up modem competitors: US Robotics (a spin-off of 3Com), Actiontec, Askey, Best Data, Creative Labs, Elsa, GVC, and SONICblue.
     o  Cable modem competitors: 3Com, Com21, Motorola and Toshiba.
     o  DSL modem competitors:  3Com, Efficient Networks and Westell.
     o Wireless Local Area Network competitors: 3Com, Agere, Cisco Systems, Intel, Lucent,Linksys, and Proxim.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do.

The principal competitive factors in our industry include the following:

     o  product performance, features and reliability;
     o  price;
     o  product availability and lead times;
     o  size and stability of operations;

     o  breadth of product line and shelf space;
     o  sales and distribution capability;
     o  technical support and service;
     o  product documentation and product warranties;
     o  relationships with providers of broadband access services; and
     o  compliance with industry standards.

We believe we are competitive in each of these areas.

Cable and ADSL modems transmit data at significantly faster speeds than dial-up modems, which still account for the vast majority of our revenues. Cable and ADSL modems, however, are generally more expensive than dial-up modems and cannot be used with conventional telephone service. In addition, the use of cable and ADSL modems is currently impeded by a number of technical and infrastructure limitations. We began shipping both cable and ADSL modems in the year 2000. In the year 2000, our competitors' cable and ADSL modem products were sold in the greatest number through cable service operators, phone companies, and Internet Service Providers. Large quantities of cable modems and ADSL modems are still not sold through retailers and distributors, our strongest market channels. We are attempting to sell our broadband products through these new sales channels, as well as our traditional sales channels. There can be no assurance that we will compete effectively, particularly in new market channels.

Intellectual Property Rights

We rely primarily on a combination of copyrights, trademarks, trade secrets and patents to protect our proprietary rights. We have trademarks and copyrights for our firmware (software on a chip), printed circuit board artwork, instructions, packaging, and literature. We also have four patents and one pending patent application in the United States. There can be no assurance that any patent application will be granted or that any patent obtained will provide protection or be of commercial benefit to us, or that the validity of a patent will not be challenged. Moreover, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies.

We license certain technologies used in our products, typically bundled software, on a non-exclusive basis. In addition we purchase chipsets that incorporate sophisticated technology. We have received, and may receive in the future, infringement claims from third parties relating to our products and technologies. We investigate the validity of these claims and, if we believe the claims have merit, we respond through licensing or other appropriate actions. Certain of these past claims have related to technology included in modem chipsets. We forwarded these claims to the appropriate vendor. If we or our component manufacturers were unable to license necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it.

Government Regulation

All of our North American products are required to meet United States and Canadian government regulations, including regulations of the United States Federal Communication Commission, known as the FCC, and Industry Canada, which regulate equipment, such as modems, that connects to the public telephone network. The FCC also regulates electromagnetic radiation emissions. For each of our products sold in most foreign countries, specific regulatory approvals must be obtained for matters such as electrical safety, manufacturing standards, country-specific telecommunications equipment requirements and electromagnetic radiation and susceptibility requirements. We have received regulatory approvals for certain modems in Australia, Austria, Belgium, Bulgaria, China, Cypress, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, India, Ireland, Israel, Italy, Japan, Luxembourg, the Netherlands, Norway, Poland, Portugal, Russia, Slovenia, South Africa, South Korea, Spain, Srilanka, Sweden, Switzerland, Turkey, and the United Kingdom. We expect to continue to seek and receive approvals for new products in a large number of countries throughout the world. The regulatory process can be time-consuming and can require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals may take significantly longer than in the United States. There can be no assurance that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all. United States and foreign regulations regarding the manufacture and sale of telecommunications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon its business.

Seasonality

We believe our sales are somewhat seasonal, with increased sales generally occurring in mid-August through November. We expect that our quarterly results will continue to fluctuate in the future as a result of seasonality and other factors.

Backlog

Our backlog as of March 21, 2001 was $3.1 million, and on March 25, 2000 was $3.1 million. Our backlog for delivery of products within 120 days or less was $3.0 million as of March 21, 2001 and was $2.3 million on March 25, 2000. Orders included in backlog generally may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of our net sales for any future period.

Employees

As of December 31, 2000 we had 313 full-time employees (including employees hired on a temporary basis). Of this total, 51 were engaged in research and development, 152 were involved in purchasing, assembly, packaging, shipping and quality control, 72 were engaged in sales, marketing and technical support, and the remaining 38 performed accounting, administrative, management information systems, and executive functions. Our temporary employees were comprised of 15 individuals at December 31, 2000. Most of these temporary employees were employed in manufacturing. None of our employees are represented by a labor union.

Our Executive Officers

The names and biographical information of our current executive officers, are set forth below:

Name                      Age          Position with Zoom
------------------------- ------------ --------------------------------------

Frank B. Manning          52           Chief Executive Officer, President and
                                       Chairman of the Board
Peter R. Kramer           49           Executive Vice President and Director
Robert A. Crist           57           Vice President of Finance and Chief
                                       Financial Officer
Terry J. Manning          49           Vice President of Sales and Marketing
Dean N. Panagopoulos      43           Vice President of Network Products
Deena Randall             47           Vice President of Operations
Richard Kumpf             51           Vice President of Engineering


Frank B. Manning is a co-founder of our company. Mr. Manning has been our president, chief executive officer, and a director since May 1977. He has served as our chairman of the board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. Mr. Manning was a director of MicroTouch Systems, a NASDAQ-listed leader in touchscreen technology, since 1993 until their acquisition by 3M in early 2001. Since 1998 Mr. Frank Manning has also been a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts.

Peter R. Kramer is a co-founder of our Company. Mr. Kramer has been our executive vice president and a director since May 1977. He earned his BA degree in 1973 from SUNY Stony Brook and his MFA degree from C.W. Post College in 1975.

Robert A. Crist joined us in July 1997 as vice president of finance and chief financial officer. From April 1992 until joining us, Mr. Crist served in various capacities at Wang Laboratories, Inc., a computer software and services company, including chief financial officer for the Software Business. Prior to 1992 Mr. Crist served in various capacities at Unisys Corporation, including assistant corporate controller, corporate director of business planning and analysis, and corporate manufacturing and engineering controller. Mr. Crist earned his BA degree from Pennsylvania State University and he earned his MBA from the University of Rochester in 1971.

Terry J. Manning joined us in 1984 and served as corporate communications director from 1984 until 1989 when he became the director of our sales and marketing department. Terry Manning is Frank Manning's brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

Dean N. Panagopoulos joined us in February 1995 as director of information systems. In July 2000 Mr. Panagopoulos was promoted to the position of vice president of network products. From 1993 to 1995, Mr. Panagopoulos worked as an independent consultant. From 1991 to 1993, Mr. Panagopoulos served as director of technical services for Ziff Information Services, a major outsourcer of computing services. He attended the Massachusetts Institute of Technology from 1975 to 1978 and earned his BS degree in Information Systems from Northeastern University in 1983.

Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

Richard Kumpf joined us in July, 2000 as vice president of engineering. From March 1995 until joining us Mr. Kumpf served in various capacities at Agilent Technologies(formerly Hewlett-Packard), most recently as general manger of the cable rf business unit. Prior to 1995 Mr. Kumpf served in various capacities at Motorola Inc., including the director of product development & information technology. Mr. Kumpf earned a BS degree in Engineering from Northeastern University in 1972 and an MS degree in Engineering from Washington University in St. Louis in 1974.


ITEM 2 - PROPERTIES

Our corporate headquarters occupies approximately 59,000 square feet out of approximately 72,000 square feet in adjacent, connected buildings at 201 and 207 South Street, Boston, Massachusetts. Approximately 13,000 square feet of this property is leased to third parties. We purchased these buildings in April 1993. In January 2001, we received $6.0 million in financing by securing a mortgage on this property. This is a 20 year direct reduction mortgage. The interest rate is fixed for one year, based on the one year Federal Home Loan Bank rate plus 2.5 % per annum. The rate is adjusted on January 10th of each calendar year commencing on January 10, 2002. As of January 10, 2001, the rate of interest is 7.76%.

In August 1996, we entered into a five year lease for a 77,428 square foot manufacturing and warehousing facility at 645 Summer Street, Boston, MA. On February 28, 2001, we exercised our option to extend this lease for an additional five years at the current market price. We are currently negotiating the price for this space for the new term. We believe that this space provides us with adequate and suitable manufacturing space for our current operations. We also believe that if we did not use all of this space, we would be able to sublet any unused space at this facility at or near our cost.

In March 1999, we assumed an office lease from Hayes Microcomputer
Products, Inc. at 430 Frimley Business Park, Camberly Surrey, UK. This ten-year lease expires in February 2008. Our monthly rent is $11,717.

In July, 2000, we entered into a sublease as a tenant at will for approximately 4,500 square feet at 1601 Clint Moore Road, Boca Raton, Florida. We primarily use this facility as a technical support facility. Our monthly rent is $2,344. We entered into this sublease when we acquired the modem assets of Global Village and Boca Global.


ITEM 3 - LEGAL PROCEEDINGS

No material litigation.


ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered in this report.




PART II

ITEM 5 - MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Our common stock is traded on the NASDAQ National Market under the symbol "ZOOM." The following table sets forth, for the periods indicated, the high and low sale prices per share of common stock, as reported by the NASDAQ National Market.

Fiscal Year Ending December 31, 1999                   High            Low


        First Quarter...............................$  5.500        $  3.344
        Second Quarter............................     7.375           3.500
        Third Quarter............................      6.250           4.000
        Fourth Quarter..............................  13.250           4.031


Fiscal Year Ending December 31, 2000

        First Quarter...........................    $ 18.875        $  7.188
        Second Quarter..............................  14.125           4.250
        Third Quarter............................     10.500           5.813
        Fourth Quarter..............................   8.125           3.125

As of March 23, 2001, there were 7,860,866 shares of our common stock outstanding and approximately 264 holders of record of the Company's Common Stock.

Recent Sales of Unregistered Securities

We did not sell any unregistered securities during the fourth quarter of 2000.

Dividend Policy

We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth. In addition, our bank line of credit restricts the payment of cash dividends.

Limitations Affecting Holders of Common Stock

An investment in our common stock which results in a change in control of Zoom may be subject to review and approval under the Investment Canada Act (Canada), if the person acquiring control is not a Canadian person; provided, however, that if the person acquiring control is a national of a World Trade Organization member country (which includes the United States), then the investment will not be subject to review under the Investment Canada Act so long as our gross assets have an aggregate value of less than $160 million Canadian. This process may have the effect of delaying or preventing the change in control of our business.

Under the Canada Business Corporations Act, at least one-third of the members of the board of directors and any committees of the board of directors must be resident Canadians. If our gross revenues generated in Canada were greater than 5% of our total gross revenues, then one-half of our board and committee members would have to be resident Canadians.

Certain Income Tax Considerations

The following summary is based on the tax laws of the United States and Canada in effect on the date of this report, and is subject to changes in United States and Canadian law, including changes that could have retroactive effect. The summary is further based on the Convention between Canada and the United States of America with respect to Taxes on Income and on Capital, as amended (the "Convention"), the published administrative practices of Canada Customs and Revenue Agency, Taxation and the Internal Revenue Service and judicial decisions, all of which are subject to change. The discussion summarizes some tax considerations relevant to individual and corporate holders of common stock who, for income tax purposes, are resident in the United States and not in Canada, hold common stock as capital assets, and do not use or hold the common stock in carrying on business through a permanent establishment or in connection with a fixed base in Canada. These shareholders are referred to in this section as US shareholders. The tax consequences of holding the common stock by individuals or corporations who are not US shareholders may differ substantially from the tax consequences discussed herein. The summary does not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions in the United States.

The summary is intended to be a general description of the Canadian and United States tax considerations. It does not take into account the individual circumstances of any particular holder of common stock. Therefore, shareholders should consult their own tax advisors with respect to the tax consequences of holding our common stock.

Canadian Federal Income Tax Considerations

Any dividends on our common stock paid or credited, or deemed to be paid or credited to US shareholders generally will be subject to Canadian withholding tax. Under the Convention, the rate of withholding tax generally applicable to US shareholders is 15%. In the case of a United States corporate shareholder owning 10% or more of our voting shares, the applicable withholding tax is 5% for dividends paid or credited.

Capital gains realized on the disposition of common stock by US shareholders will not be subject to tax under the Income Tax Act (Canada) (the "Tax Act") unless the common stock is taxable Canadian property (other than treaty-protected property) within the meaning of the Tax Act. Common stock will generally not be taxable Canadian property to a holder unless, at any time during the 60 month period immediately preceding a disposition, the holder, or persons with whom the holder did not deal at arm's length, or any combination thereof, owned 25% or more of the issued shares of any class or series of Zoom. If the common stock is considered taxable Canadian property to a holder, the Convention will generally exempt US shareholders from tax under the Tax Act in respect of a disposition of common stock provided the value of our shares is not derived principally from real property situated in Canada. Neither Canada nor any province thereof currently imposes any estate taxes or succession duties.

United States Federal Income Tax Considerations

US shareholders generally will treat the gross amount of any cash dividends we pay, without reduction for the Canadian withholding tax, as dividend income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits. If the dividend distribution is paid in Canadian dollars, the dividend will be includable in income when received in an amount equal to the United States dollar value, on the date of distribution, of the amount so distributed; any gain or loss on the conversion of the distribution into US dollars will be ordinary in nature. Subject to the limitations set forth in Section 904 of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the extent to which a United States taxpayer may credit against its United States federal income tax liability any taxes paid by it to a foreign country), the Canadian tax withheld or paid with respect to distributions on our common stock generally may be credited against the United States federal income tax liability of a US shareholder if such holder makes an appropriate election for the taxable year in which such taxes are paid or accrued; alternatively, a shareholder who does not elect to credit any foreign taxes paid during the taxable year may deduct such taxes in such taxable year. In addition, a US shareholder that is a domestic corporation that owns 10% or more of our common stock and receives a dividend and elects to credit foreign taxes is deemed to have received (and to have paid as a foreign tax eligible for the foreign tax credit, subject to the limitations of Section
904) a portion of the foreign taxes we paid. Because the foreign tax credit provisions of the Code are complex, shareholders should consult their own tax advisors when claiming foreign tax credits. Dividends paid on our common stock will generally not be eligible for the dividends received deduction otherwise allowed to United States corporate shareholders.

The sale of common stock generally will result in the recognition of gain or loss to a US shareholder in an amount equal to the difference between the amount realized and the holder's adjusted basis in the common stock. Gain or loss upon the sale of common stock will be short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year.

ITEM 6 - SELECTED FINANCIAL DATA

The following table contains certain selected consolidated financial data of the Company and is qualified in its entirety by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this report. The statement of operations data for the years ending December 31, 1998, 1999, and 2000 and the balance sheet data as of December 31, 1999 and 2000 have been derived from the Consolidated Financial Statements of the Company, which have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this report. The statement of operations data of the Company for the years ending December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997, and 1998 have been derived from consolidated financial statements of the Company, which have been audited by KPMG LLP and are not included in this report. The statement of operations data and the balance sheet data of the Company for the years ending December 31, 1996, 1997, 1998, and 1999 have been reclassified to reflect a change in the Company's accounting for sales returns in accordance with the guidance in the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.


                                                      Years Ending December 31,
                                        -----------------------------------------------------
                                          1996       1997       1998        1999       2000
                                              (In thousands) except per share amounts
Statement of Operations Data:
Net sales..........................     $ 97,762   $ 63,816   $ 61,894    $ 64,088   $ 59,750
Cost of goods sold.................       77,370     55,636     45,181      40,550     39,404
                                          ------     ------     ------      ------     ------
       Gross profit................       20,392      8,180     16,713      23,538     20,346
Operating expenses:
       Selling.....................       10,216     11,103     11,801      13,571     12,714
       General and administrative..        3,674      4,957      4,976       6,276      6,228
       Research and development....        2,940      4,182      4,449       6,425      6,249
                                          ------     ------     ------      ------     ------
       Total operating expenses....       16,830     20,242     21,226      26,272     25,191
                                          ------     ------     ------      ------     ------
       Operating income (loss) .....       3,562    (12,062)    (4,513)     (2,734)    (4,845)
Other income net ..................          293        741      1,074         737        469
                                          ------     ------     ------      ------     ------
       Income (loss) before income taxes   3,855    (11,321)    (3,439)     (1,997)    (4,376)
Income tax expense (benefit).......        1,375     (4,189)    (1,287)       (588)    (1,299)
                                          ------     ------     ------      ------     ------
       Net income (loss)..............     2,480     (7,132)    (2,152)     (1,409)    (3,077)
                                          ======     ======     ======      ======     ======
Earnings (loss) per common and
 Common equivalent share:
       Basic..........................  $   0.35   $  (0.95)  $  (0.29)   $  (0.19)  $  (0.40)
                                          ======     ======     ======      ======     ======
       Diluted........................  $   0.35   $  (0.95)  $  (0.29)   $  (0.19)  $  (0.40)
                                          ======     ======     ======      ======     ======

Weighted average common and
 common equivalent shares:
    Basic..........................        7,068      7,469      7,474       7,483      7,757
    Diluted........................        7,162      7,469      7,474       7,483      7,757


                                                           At December 31,
                                        -----------------------------------------------------
                                           1996       1997       1998       1999       2000
                                                          (In thousands)
Balance Sheet Data:
Working capital                         $ 41,557   $ 35,064   $ 33,376    $ 29,573   $ 29,374
Total assets                              56,782     48,515     43,560      43,072     46,960
Long-term obligations                         -          -          -          481        369
Total stockholders' equity                47,355     40,503     38,425      37,514     36,747


     ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the consolidated financial statements included elsewhere in this report and the information described under the caption "Risk Factors" below.

Overview

We were established in 1977, and initially produced and marketed speed dialers and other specialty telephone accessories. We shipped our first dial-up modem in 1983 and our first dial-up faxmodem in 1990. Sales of dial-up faxmodems and related products now comprise substantially all of our revenues. We sell our dial-up modems and related products both domestically and internationally through high-volume retailers and distributors, and to PC manufacturers and other OEMs. In 2000, we began shipping samples of our cable and ADSL modems, predominately to cable operators and telecommunications companies worldwide.

Our results of operations have been and may continue to be subject to significant fluctuations. The results for a particular period may vary due to a number of factors, including the overall state of the PC and PC communications markets, pricing and other competitive conditions, the timing of orders, market acceptance of our or our OEM customers' products, the timing of the announcement and introduction of new products by us and our competitors, variations in our product mix and component costs, variations in the proportion of sales made to retailers, distributors and OEMs, the financial health and inventory levels of our customers, seasonal promotions by us, our customers and competitors, the timing of expenditures in anticipation of future sales, the timing of product development costs, the availability of materials and labor necessary to produce our products and general economic conditions. We also believe that our sales are seasonal, with increased sales generally occurring in the fourth quarter reflecting holiday sales. We expect that our quarterly operating results will continue to fluctuate in the future as a result of these and other factors.

We continually seek to improve our product designs and manufacturing approach in order to reduce our costs. We pursue a strategy of outsourcing rather than internally developing our faxmodem chipsets, which are application-specific integrated circuits that form the technology base for our modems. By outsourcing the chipset technology, we are able to concentrate out research and development resources on modem system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. As a result of this approach, we are able to quickly develop new and innovative products while maintaining a relatively low level of research and development expense as a percentage of sales. We also outsource aspects of our manufacturing to contract manufacturers as a means of reducing our fixed labor costs and capital expenditures, and to provide us with greater flexibility in its capacity planning.

Our gross margins are typically significantly higher for our branded product sales to retailers and distributors, both in the United States and internationally, than for sales to OEMs. However, the increased margins for sales to retailers and distributors are generally offset by higher operating expenses associated with those sales than for sales to OEMs. These increased operating expenses typically include costs for cooperative advertising, technical support, and sales commissions.

The market for dial-up faxmodems has been characterized by rapid technological change, frequent product introductions, evolving industry requirements and short product life cycles. When component costs drop and competitive and enhanced products become available, our products are susceptible to price decreases. We have a policy of offering price protection to certain of our retailer and distributor customers for some or all of their on-hand inventory, whereby when we reduces our prices for a product, the customer receives a credit for the difference between the original purchase price and our reduced price. In 1997, 1998 and to a lesser extent in 1999 and 2000, our results of operations were adversely affected by reductions in prices which resulted in relatively high charges for price protection. The impact of price reductions is mitigated by our introduction of new products, the adoption of lower-cost technologies and product designs, and the implementation of other measures to reduce our manufacturing and other costs.

Our statement of operations data for the years ending December 31, 1998 and 1999 have been reclassified to reflect a change in our accounting for sales returns in accordance with the guidance in the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". There was no net impact on our previously reported gross margins or net income (loss).

Results of Operations

The following table sets forth certain financial data for the periods indicated as a percentage of net sales:

                                                                  Years Ending December 31,
                                                            -----------------------------------
                                                                 1998        1999       2000
                                                                 ----        ----       ----
Net sales..........................................             100.0%      100.0%     100.0%
Cost of goods sold.................................              73.0        63.3       65.9
                                                                -----       -----      -----
    Gross profit...................................              27.0        36.7       34.1
Operating expenses:
    Selling........................................              19.1        21.2       21.3
    General and administration.....................               8.0         9.8       10.4
    Research and development.......................               7.2        10.0       10.5
                                                                -----       -----      -----
    Total operating expenses.......................              34.3        41.0       42.2
                                                                -----       -----      -----
Operating loss.....................................              (7.3)       (4.3)      (8.1)
    Other income, net.............................                1.7         1.2         .8
                                                                -----       -----      -----
Loss before income taxes...........................              (5.6)       (3.1)      (7.3)
    Income tax benefit                                           (2.1)       (0.9)      (2.2)
                                                                -----       -----      -----
Net loss...........................................              (3.5)%      (2.2)%     (5.1)%
                                                                =====       =====      =====

Year Ending December 31, 2000 Compared to Year Ending December 31, 1999

Net Sales. Our net sales decreased 6.8% to $59.8 million in 2000 from $64.1 million in 1999. Our sales decline resulted from overall lower average selling prices for our products, which offset an approximate 7% increase in unit sales in 2000 compared to 1999. In both 2000 and 1999, more than 90% of our sales were dial-up modem products.

Our net sales to retailers and distributors in the United States decreased by 5.9% to $40.2 million in 2000. Our sales decline was considerably less than the total retail market sales decline of dial-up modems in the USA. According to PC Data, a point-of-sale market tracking organization for the computer industry, our market share of dial-up modems at surveyed USA retailers increased in 2000 versus 1999 both in dollars and in unit sales.

Our worldwide net sales to OEM customers increased by 84.7% to $4.5 million in 2000, reflecting our first significant sale in the OEM embedded modem market.

Our international sales to retailers and distributors decreased by 21.0% to $15.0 million in 2000.

Gross Profit. Gross profit as a percentage of net sales decreased to 34.1% in 2000 from 36.7% in 1999. Our average selling prices declined year over year by more than 10%. Materials cost and manufacturing cost were also reduced but they could not be reduced to the same extent, yielding a gross profit reduction.

Selling Expenses. Selling expenses decreased 6.3% to $12.7 million in 2000 from $13.6 million in 1999. Selling expenses as a percent of net sales increased slightly to 21.3% in 2000 from 21.2% in 1999. The dollar decrease was primarily the result of reduced selling expenses in our United Kingdom office and reduced commissions.

General and Administrative Expenses. General and administrative expenses decreased .8% to $6.2 million in 2000 from $6.3 million in 1999. General and administrative expenses as a percent of net sales increased to 10.4% in 2000 from 9.8% in 1999. The dollar decrease was primarily due to the result of reduced legal expenses, administrative support costs in our office in the United Kingdom, and bad debt expense, which were partially offset by increases in depreciation and amortization expenses and employee health insurance.

Research and Development Expenses. Research and development expenses decreased 2.8% to $6.2 million in 2000 from $6.4 million in 1999. Research and development expenses as a percent of net sales increased to 10.5% in 2000 from 10.0% in 1999. The dollar decrease in research and development expenses was primarily due to reduced expenses in our United Kingdom office and lower spending for preproduction materials, consultants, and recruiting which was partially offset by increases in spending for industry and government approvals.

Interest Income. Net interest income decreased to $447,148 in 2000 from $546,329 in 1999. The decrease was the result of our lower average cash balances during 2000 compared to 1999. The interest income impact of lower average cash balances was partially offset by higher interest rates. The interest rate earned in 2000 was approximately 90 basis points higher than earned in 1999.

Equity losses of Affiliate. Our affiliate equity losses were $215,834 in 2000 compared to $24,000 in 1999. Our original investment in the affiliate was $300,000. Our investment balance has been reduced to $60,166 at December 31, 2000, which, should the affiliate continue to record losses, represents our maximum potential future loss, based on our investment as of December 31, 2000.

Other Income Net. Other income and non-interest income increased to $237,820 in 2000 from $214,999 in 1999. The increase was primarily the result of higher rental income in 2000 compared to 1999.

Income Tax Benefit. Our tax benefit of $1,298,916 in 2000 represents an effective tax rate of 29.7% compared to a 29.5% rate in 1999. In both 1999 and 2000, we determined that it was more likely than not that certain state tax benefits would not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and other matters in making this assessment. As a result of our evaluation of these factors, we recorded an additional valuation allowance of $396,884 against our deferred tax asset. The additional valuation allowance was the result of our assessment that some portion of the benefits from the net operating losses for state tax purposes incurred by us might not be realized in future periods. If we do not meet projections in the near term, it may be necessary to record additional valuation allowance.


Year Ending December 31, 1999 Compared to Year Ending December 31, 1998

Net Sales. Our net sales increased 3.5% to $64.1 million in 1999 from $61.9 million in 1998. Our net sales to retailers and distributors in the United States were unchanged at $42.7 million in both 1998 and 1999. Our worldwide net sales to OEM customers decreased by 53.9% to $2.4 million. Our international sales to retailers and distributors increased by 36.6% to $18.5 million in 1999. The significant increase in international sales was primarily due to the purchase of the Hayes European modem business in March 1999.

Gross Profit. Gross profit as a percentage of net sales increased to 36.7% in 1999 from 27.0% in 1998. Although average selling prices for dial-up modems declined year over year, the cost of materials and manufacturing costs, including product obsolescence, scrap expense, and manufacturing overhead, declined to a greater extent, yielding increased gross margin. In addition, channel price protection and consumer rebates were less of a negative impact on gross profit in 1999 than in 1998. Gross margin for all of 1999 and part of 1998 included the favorable impact of advantageously negotiated purchases of modem materials. The impact of the favorable purchases is realized as units are sold.

Selling Expenses. Selling expenses increased 15.0% to $13.6 million or 21.2% of net sales in 1999 from $11.8 million or 19.1% of net sales in 1998. The dollar increase was primarily the result of the selling expenses in our new office in the United Kingdom, acquired from Hayes Corporation, and increased advertising and promotion expense, primarily in the form of cooperative advertising programs with the resellers of our modems.

General and Administrative Expenses. General and administrative expenses increased 26.1% to $6.3 million or 9.8% of net sales in 1999 from $5.0 million or 8.0% of net sales in 1998. The added expense was primarily due to the general and administrative expenses in our new office in the United Kingdom, increased legal expenses, Hayes goodwill amortization, and higher personnel costs.

Research and Development Expenses. Research and development expenses increased 44.4% to $6.4 million or 10.0% of net sales in 1999 from $4.5 million or 7.2% of net sales in 1998. The increase in expenses was primarily due to additional personnel and related expenses consistent with development of our new and planned wireless and broadband product lines.

Interest Income. Net interest income decreased to $546,329 in 1999 from $840,044 in 1998. The decrease was the result of our lower average cash balances during 1999 compared to 1998.

Other Income Net. Other income and non-interest income decreased to $190,999 in 1999 from $233,979 in 1998.

Income Tax Benefit. Our tax benefit of $587,935 in 1999 represents an effective tax rate of 29.4% compared to the 37.4% rate in 1998. The tax benefit rate decreased because we determined that it is more likely than not that certain state tax benefits will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and other matters in making this assessment. As a result of its evaluation of these factors we recorded a valuation allowance against our deferred tax asset of $770,116. The valuation allowance was the result of our assessment that some portion of the benefits from the net operating losses for state tax purposes incurred by us might not be realized in future periods. If we do not meet projections in the near term, it may be necessary to record additional valuation allowance.

Liquidity and Capital Resources

On December 31, 2000 we had working capital of $29.4 million, including $2.9 million in cash and investment securities. We have a $5 million (maximum) line of credit that expires on April 1, 2003. The line of credit bears interest at the bank's prime rate. The line of credit is secured and contains certain financial and other covenants. We are in full compliance with all covenants. On December 31, 2000 the dollar amount that could be borrowed under our $5 million line, which is based on United States accounts receivables, was $3.5 million. No amounts were outstanding under any lines of credit at December 31, 2000.

In 2000 our net cash used in operating activities was approximately $ 8.2 million. Sources of cash were an increase of $4.8 million of accounts payable and accrued expenses, depreciation and amortization of $1.7 million, and the tax benefit from the exercise of stock options of $.5 million. The increase in accounts payable was primarily the result of a build-up of inventory in the latter part of 2000. These sources of cash were offset by the increase of inventories of $ 9.5 million, the net loss of $3.1 million, the increase of net deferred income taxes of $1.8 million, and other current assets of $.7 million. The significant increase in inventories resulted from our decision to initiate an aggressive production plan for new broadband cable and ADSL modem products. This was done in part because of a severe electronics parts shortage during the third and fourth quarters of 2000 and also because a quick delivery ramp to high volume production was our perceived requirement to be able to compete for large orders from the major cable service operators and telecommunications companies.

Our capital expenditures in 2000 of approximately $1.3 million consisted primarily of purchases of computer hardware and software, purchases of other equipment and tooling, and continued renovations to our headquarters.

In January 2001, we obtained a mortgage from a bank, secured by our owned real estate in Boston, Massachusetts, for $6 million. This is a 20-year direct reduction mortgage. The interest rate is fixed for one year, based on the one-year Federal Home Loan Bank rate plus 2.5% per annum. The current rate of interest as of December 31,2000 was 7.76%. We are also currently negotiating to substantially increase our current $5 million line of credit. We can provide no assurance that we will be able to increase our current line of credit or other financing at favorable terms, or at all. We believe that the existing cash, the cash from the $6 million mortgage, the potential borrowing availability from our $5 million line of credit, and the expected cash from the reduction of our inventory to normal levels will be sufficient to fund our normal working capital requirements for next 12 months. (See RISK FACTORS).

Euro Conversion

On January 1, 1999, 11 of the 15 member countries of the European Union established a fixed conversion rates between their existing sovereign currencies and the euro. As of January 1, 2002, the transition to the euro will be complete. We have significant operations within the European Union and is currently preparing for the euro conversion. The euro may impact general economic conditions such as interest and foreign exchange rates within the participating countries or in other areas where the Company operates. We are in the process of analyzing the impact of the euro with a view to minimizing the effects on the Company's operations. We do not expect the costs of upgrading its systems to be material.

A portion of our revenues are subject to the risks associated with international sales. Although most of our product prices are denominated in the United States currency, customers in foreign countries generally evaluate purchases of products such as those sold by us on the purchase price expressed in the customer's currency. As a result, the impact of and economic conditions relating to the euro (including fluctuations in foreign currency exchange rates, particularly with respect to the U.S. dollar) may have a material adverse affect on the demand for our products as well as on our business, financial condition and results of operations.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133 "). This statement was amended by the issuance of SFAS 137, "Deferral of the Effective Date of FASB Statement No. 133", which changed the effective date of SFAS 133 to all fiscal years beginning after June 15, 2000 (fiscal 2001 for us) and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. We anticipate that the adoption of SFAS 133 will not have a material impact on our financial position or results of operations.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 expresses the view of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. We adopted SAB 101 in the fourth quarter of 2000, and have adjusted previously reported revenue, cost of revenue, accounts receivable and inventory balances related to the manner in which we had historically recorded and reported sales returns reserves. There was no net impact on our previously reported gross margins or net income (loss). We have reclassified the balance sheet at December 31, 1999 and the statements of operations for each of the years in the two-year period ended December 31, 1999 to reflect this change (See Note 3 of the Consolidated Financial Statements).

In September 2000 the FASB Emerging Issues Task Force discussed Issue No. 00-22 "Accounting for Points and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future", and Issue No. 00-25 "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products". A consensus has not yet been reached on either matter. Issue No. 00-22 addresses the accounting for future offers to customers of free product, discounts or rebates which will be awarded only if the customer completes a specified cumulative level of revenue transactions or remains a customer for a specified time period. Issue No. 00-25 addresses whether certain consideration offered by a vendor to a distributor, including slotting fees, cooperative advertising arrangements and "buy-down" programs, should be characterized as operating expenses or reductions of revenue. These pronouncements may result in a reclassification of certain costs within our income statement, but are not expected to have a material impact on our financial condition or results of operations.

FASB Emerging Issues Task Force Issue No. 00-14 "Accounting for Certain Sales Incentives" addresses the recognition, measurement, and income statement classification for certain types of sales incentives. The application of the guidance in Issue No. 00-14 will result in a change in the manner in which we record certain types of discounts and sales and marketing incentives that are provided to its customers. We have historically recorded certain types of these incentives as marketing expenses. Under Issue No. 00-14, the Company will record these incentives as reductions of revenue. We are required to and will adopt the guidance outlined in Issue No. 00-14 for the second fiscal quarter of 2001, at which time prior period reported amounts will be reclassified to conform to the new presentation.


RISK FACTORS

This report contains forward-looking statements that involve risks and uncertainties, such as statements of our objectives, expectations and intentions. The cautionary statements made in this report should be read as applicable to all forward-looking statements wherever they appear in this report. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this report.

We are incurring and expect to continue to incur significant losses.

We incurred net losses of approximately $3.1 million in fiscal 2000, $1.4 million in fiscal 1999, and $2.2 million in fiscal 1998. Although we have developed a strategic business plan under which we expect to become profitable, we cannot be sure that we will become profitable.

We anticipate that we will continue to incur significant expenses in the foreseeable future as we:

     o continue to develop our broadband access products, such as cable and ADSL modems, and our wireless local area network and Internet gateway products; and
     o continue to make efforts to expand our sales channels to include cable service providers and telephone companies.

Because we expect to continue to invest in our business ahead of future revenues, we expect that we will continue to incur operating losses, at least in the near future. We cannot guarantee that our expenditures will significantly increase our revenues, if at all. If we fail to significantly increase our revenues as we implement our strategies, we may not be able to achieve profitability.

Our Obligations Under Our Existing and Anticipated Debt Facilities Could Prevent Us From Obtaining Additional Financing and Harm Our Liquidity.

We have a $5 million line of credit that expires on April 1, 2003. Our line of credit bears interest at the bank's prime rate. The line of credit is secured, and contains certain financial and other covenants. We are in full compliance with all covenants. On December 31, 2000 the dollar amount that could be borrowed under our $5 million line, which is based on U. S. accounts receivables, was $3.5 million. No amounts were outstanding under any lines of credit at December 31, 2000. The Company is also currently negotiating to substantially increase its current $5 million line of credit. In January 2001, the Company obtained a $6 million mortgage from a bank, secured by the Company's owed real estate in Boston, Massachusetts.

Our outstanding and anticipated indebtedness could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes. They could also make us more vulnerable to economic downturns and competitive pressures, and adversely affect our liquidity. In the event of a cash shortfall, we could be forced to reduce other expenditures to meet our requirements with respect to our outstanding debt. Our ability to meet these obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. Many of these factors are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of these obligations or obtain additional financing in order to stay in business.

To stay in business we may require future additional funding which we may be unable to obtain on favorable terms, if at all.

Over time, we may require additional financing for our operations or potential acquisitions. This additional financing may not be available to us on a timely basis if at all, or, on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may be required to reduce our planned expenditures or forego acquisition opportunities, which could reduce our revenues, increase our losses, and harm our business. Moreover, additional equity financing could dilute the per share value of our common stock held by current stockholders, while additional debt financing could restrict our ability to make capital expenditures or incur additional indebtedness, all of which would impede our ability to succeed.

Our failure to effectively manage our increased inventory levels could materially and adversely affect or liquidity and harm our business.

During 2000, in anticipation of future sales of our recently introduced broadband access products, particularly cable modems, we significantly increased our inventory for these products. We also built up this inventory in response to shortages of components for these products earlier in the year, and since then most of these shortages have been alleviated. We have also had difficulty in generating significant orders for some of our products, particularly broadband products; and as a result we experienced a significant increase in our inventory, to $21.9 million on December 31, 2000 from $14.3 million on December 31, 1999. Our increased levels of inventory may adversely affect our liquidity and increases the risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire or other casualty.

Our failure to manage our changing business effectively would harm our business.

We are managing a changing business as we attempt to grow our customer base and develop and seize market opportunities in the broadband access industry. Our changing business could place a significant strain on our senior management team and on operational and financial resources. To manage our changing business, we may need to:

     o adapt, improve or replace our existing operational and financial systems, procedures and controls;
     o  hire, train, retain, motivate and manage the required personnel;
     o maintain close coordination among our sales and marketing, research and development, finance, administrative and operations personnel; and
     o identify, manage, and benefit from existing and potential strategic relationships and market opportunities.

We cannot guarantee that we will be successful in any of these endeavors. If we do not effectively manage the planning and other process control issues presented by our changing business, our business will suffer. Furthermore, if we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

Continued fluctuations in our operating results could cause the market price of our common stock to fall.

Our operating results have fluctuated in the past and are likely to fluctuate in the future. It is possible that our revenues and operating results will be below the expectations of securities analysts and investors in future quarters. If we fail to meet or surpass the expectations of securities analysts or investors, the market price of our common stock will most likely fall. Factors that have affected and may in the future affect our operating results include:

     o the overall demand for dial-up, cable and ADSL modems, wireless local area network products, Internet gateway products, and other products;
     o the timing of new product announcements and releases, such as our cable and ADSL modems, by us and our competitors; of successful testing and qualification of our products, such as Cablelabs and @Home qualification of cable modems and telephone company qualification of ADSL modems;
     o  variations in the number and mix of products we sell;
     o the timing of customer orders and adjustments of delivery schedules to accommodate our customers' programs;
     o the availability of components, materials and labor necessary to produce our products;
     o  the timing and level of expenditures in anticipation of future sales;
     o  pricing and other competitive conditions; and
     o  seasonality.

Our customer base is concentrated and the loss of one or more of our customers could harm our business.

Relatively few customers have accounted for a significant portion of our net sales. In fiscal 2000, 26% of our net sales were attributable to two customers and in fiscal 1999, two customers represented 27% of our net sales. Because our customer base is concentrated, a loss of one or more of these significant customers or a reduction or delay in orders or a default in payment from any of our top customers could significantly reduce our sales which would materially harm our business, results of operations and financial condition.

Our failure to meet changing customer requirements and emerging industry standards would adversely impact our ability to sell our products.

The market for PC communications products and high-speed broadband access products is characterized by rapidly changing customer demands and short product life cycles. Some of our product developments and enhancements have taken longer than planned and have delayed the availability of our products, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to:

     o  identify and respond to emerging technological trends in the market;
     o develop and maintain competitive products that meet changing customer demands;
     o enhance our products by adding innovative features that differentiate our products from those of our competitors;
     o  bring products to market on a timely basis;
     o  introduce products that have competitive prices; and
     o respond effectively to new technological changes or new product announcements by others.

Our future success depends in part on our ability to enhance our existing products and to develop new products.

We have developed and marketed a limited number of different product types. To date our product introductions have focused on the development and enhancement of our dial-up, cable and ADSL modems, wireless products, and other communications products. We believe that our future success will depend in large part on our ability to enhance our existing products and to continue to develop new products, such as cable and ADSL modems, which meet regulatory and customer requirements. The successful development of new products and product enhancements are subject to numerous risks, both known and unknown, including:

     o  unanticipated delays;
     o  budget overruns;
     o  technical problems;
     o  component shortages;
     o regulatory approval from the Federal Communications Commission and other regulatory authorities;
     o successful testing and qualification of our products, such as Cablelabs and @Home qualification of cable modems and telephone company qualification of ADSL modems; and
     o other difficulties that could result in the abandonment or substantial change in the commercialization of these enhancements or new products.

Our failure to introduce new products or to enhance our existing products on a timely basis has in the past and may in the future cause our stock price to fluctuate.

The Sales Cycle for Some of Our Products is Lengthy.

The sales cycle associated with our cable and ADSL modems and other broadband access products may be lengthy, potentially lasting six months to a year. Our customers generally conduct technical evaluations of competing technologies prior to the commitment of capital and other resources. In addition, purchasing decisions may be delayed because of our customers' internal budget approval procedures. Sales may also be subject to customer trials, which could last several months. Because of the lengthy sales cycle and the large size of customers' order, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter could suffer and our business would be harmed.

Our Product Cycles Tend to be Short, and We May Incur Significant
Non-Recoverable Expenses or Devote Significant Resources to Sales that Do Not Occur When Anticipated.

In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product development, sales and marketing may not generate material revenues for us. In addition, short product cycles can result in excess and obsolete inventory. We have incurred and expect in the future to incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

Our average selling prices for our dial-up modems have declined, which has had an adverse affect on our operating results.

The dial-up modem industry has been characterized by declining average selling prices. The decline in average selling prices is due to a number of factors, including technological change and competition. As industry standards for cable and ADSL modems continue to evolve, it is likely that there will be an increased retail distribution of cable and ADSL modems, which could put further price pressure on our dial-up modems and any cable or ADSL modems that we introduce in the future. Decreasing average selling prices could result in decreased revenue even if the number of units sold increase. As a result of decreased average selling prices, we have experienced and we may in the future experience substantial period to period fluctuations in operating results.

Our operating results have been adversely affected because of price protection programs.

In 1998 and, to a lesser extent, in 1999 and 2000, our operating results were adversely affected by reductions in average selling prices because we gave credits to some of our customers as a result of price protection. Specifically, when we reduce the price for a product, the customer receives a credit for the difference between the customer's original purchase price and our reduced price for the product, for all unsold product at the time of the price reduction.

We may be subject to product returns resulting from defects in or overstocking of our products. Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors or failures, we could face:

     o  delays in the development of our products;
     o  numerous product returns; and
     o  other losses to us or to our customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead too higher than normal returns.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers, primarily a single manufacturer in China to partially manufacture our products. We use these third party manufacturers to help ensure low costs, rapid market entry and reliability. Any manufacturing disruption could impair our ability to fulfill orders. Our failure to fulfill orders would adversely affect our sales. Although we work with more than one third party manufacturer, a significant number of our products are manufactured by only one manufacturer. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers:

     o  reduced management and control of component purchases;
     o  reduced control over delivery schedules;
     o  reduced control over quality assurance;
     o  reduced control over manufacturing yields;
     o  lack of adequate capacity during periods of excess demand;
     o  limited warranties on products supplied to us;
     o  potential increases in prices;
     o interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and
     o  misappropriation of our intellectual property.

We may be unable to obtain certain components for our dial-up, cable and ADSL modems because of the high demand and relatively low availability of these components. If we fail to obtain these components our business would be harmed because we would be unable to manufacture certain products.

Periodically, there have been shortages of critical components for our products. In the first half of 2000, there were shortages of components for our cable modems, which has since been alleviated. If, in the future, we are unable to obtain required components in a timely manner or at all, we would be unable to manufacture some of our modem products and our business would be harmed.

We may be unable to produce sufficient quantities of our products because we obtain certain key components from, and depend on, certain sole or limited source suppliers.

We obtain certain key parts, components and equipment from sole or limited sources of supply. For example, we obtain modem chipsets from Agere Systems (formerly Lucent Technologies) and Conexant Systems (formerly Rockwell). In addition, Intersil is our only wireless chipset supplier. In the past, we have experienced delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. Any interruption in the operations of our suppliers of sole or limited source parts could affect our ability to meet our scheduled product deliveries to our customers.

Our business would be harmed if any of our sole or limited source suppliers:

     o  fail to produce chipset enhancements or new chipsets on a timely basis;
     o stop selling their products or components to us at commercially reasonable prices; or
     o  refuse to sell their products or components to us at any price.

If we are unable to obtain components from our sole or limited source suppliers, we would be unable to ship our products in a timely manner and our relationships with our customers would be harmed.

If we are unable to obtain a sufficient supply of components from our current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers and our customers could decide to purchase products from our competitors. Inability to meet our customers' demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

Sales of our products depend on the widespread adoption of broadband access products. If the demand for broadband access services does not develop, then our results of operations and financial condition could be adversely affected.

Although we are continuing to enhance our existing dial-up modems, wireless products and other communications products, our growth will be strongly affected by our sale of cable and ADSL modems and other broadband access products. We have invested, and are continuing to invest, substantial resources to produce and develop our inventory of cable and ADSL modems and other broadband access products. We may be unable to generate significant revenues from sales of our broadband access products and we will have expended significant resources on products for which we are generating limited or no revenues, if:

     o the market for broadband access products, such as cable and ADSL modems, does not develop further or develops slower than we expect;
     o  we do not market our broadband access products effectively;
     o we are unable to expand our distribution channels for our broadband access products; or
     o  our broadband access products do not obtain market acceptance.

Certain critical factors will likely affect our ability to develop a market and obtain market acceptance for our broadband access products. These factors include:

     o  quality and reliability of service;
     o  availability of cost-effective, high-speed service;
     o  ability to integrate business applications on the Internet;
     o  interoperability among multiple vendors' network equipment;
     o  lack of congestion in service providers' networks;
     o  adequate security; and
     o  ability to meet growing demands for increasing bandwidth.

We may be unable to recoup our investments in research and development of new products.

The technical innovations required for us to remain competitive in the broadband access industry are complex, require long development cycles, and entail a significant amount of research and development expenditures. We have invested and will continue in the future to invest in research and development to develop new products and to enhance our existing technologies and products. In fiscal 1998, 1999, and 2000 we incurred $4.4 million, $6.4 million, and $6.2 million in research and development costs. Growth in our research and development activities is primarily related to our initiatives in the broadband, advanced networking and Internet gateway product areas. We will have incurred and expect to continue to incur most of our research and development expenses before the technical feasibility or commercial viability of our enhanced or new products can be ascertained. Revenues from our future or enhanced products may be insufficient to recover our associated research and development costs.

We may be unable to maintain or increase our sales through our existing or new sales channels.

We have primarily sold our dial-up modem products through high-volume retailers, independent distributors, and original equipment manufacturers, also known as OEMs. Sales to each of these distribution channels subject us to the following risks which, if they materialize, would significantly reduce sales of our products.

Retailers:

Our sales to retailers have historically constituted the largest percentage of our net sales. Due to competition for limited shelf space, retailers have the ability to negotiate favorable terms of sale, including price discounts and product return policies. We may be unable to maintain or increase our sales to retailers on favorable terms, if at all.

Independent Distributors:

Our independent distributors generally are not contractually committed to future purchases of our products and may carry our competitors' products. One or more of our distributors could discontinue carrying our products at any time.

OEMs:

OEMs may require special distribution arrangements and product pricing. We may be unsuccessful in developing products for sales to OEMs or maintaining or increasing sales to OEMs on favorable terms.

The market for high-speed communications products and services has many competing technologies and, as a result, the demand for our products and services is uncertain.

The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by:

     o using a standard telephone line and appropriate service for dial-up modems, ISDN modems, or ADSL modems, possibly in combination;
     o using a cable modem with a cable TV line and cable modem service; using a router to service the computers connected to a local area network; or
     o  other approaches, including wireless links to the Internet.

Although we currently sell or plan to sell products which include the technologies described in the first three bullet points above, the market for high-speed communication products and services is fragmented and still in its development stage. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our products less competitive or obsolete. If any of these events occur, we may be unable to sustain or grow our business. In addition, if any of one or more of the alternative technologies gain market share at the expense of another technology, demand for our products may be reduced, and we may be unable to sustain or grow our business.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could decrease demand for our products or make our products obsolete.

Our competitors by product group include the following:

     o Dial-up modem competitors: U.S. Robotics, Actiontec, Askey, Best Data, Creative Labs, Elsa, GVC, Intel, and SONICblue.

     o  Cable modem competitors: 3Com, Com21, Motorola, and Toshiba.
     o  ADSL modem competitors:  3Com, Efficient Networks and Westell.
     o Wireless Local Area Network competitors: 3Com, Agere, Cisco, Intel, Linksys, and Proxim.

The principal competitive factors in our industry include the following:

     o  product performance, features and reliability;
     o  price;
     o  product availability and lead times;
     o  size and stability of operations;
     o  breadth of product line;
     o  sales and distribution capability;
     o  technical support and service;
     o  relationships with providers of broadband access services; and
     o  compliance with industry standards.

Our business is dependent on the Internet and the development of the Internet infrastructure.

Our success will depend in large part on increased use of the Internet to increase the demand for high-speed communications products. Critical issues concerning the commercial use of the Internet remain largely unresolved and are likely to affect the development of the market for our products. These issues include security, reliability, cost, ease of access and quality of service.

Our success also will depend on the growth of the use of the Internet by businesses, particularly for applications that utilize multimedia content and that require high bandwidth. The recent growth in the use of the Internet has caused frequent periods of performance degradation. This has required the upgrade of routers, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet.

Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our products. Potentially increased performance provided by our products and the products of others ultimately is limited by and reliant upon the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for our products will depend on improvements being made to the entire Internet infrastructure to alleviate overloading.

Changes in current or future laws or governmental regulations that negatively impact our products and technologies could harm our business.

The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire United States communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of Industry Canada and other countries throughout the world where our products are sold. Obtaining government regulatory approvals is time-consuming and very costly. In the past, we have encountered delays in the introduction of our cable modems as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

Our international operations are subject to a number of risks inherent in international activities.

Our international sales accounted for approximately 29% of our revenues in fiscal 1999 and 28% in fiscal 2000. The revenues we received from international sales were significantly impacted by our Hayes European operation, which we began operating in March 1999. Currently our operations are significantly dependent on our international operations and may be materially and adversely affected by many factors including:

     o international regulatory and communications requirements and policy changes;
     o  favoritism towards local suppliers;
     o difficulties in inventory management, accounts receivable collection and the management of distributors or representatives;
     o  difficulties in staffing and managing foreign operations;

     o  political and economic changes and disruptions;
     o  governmental currency controls;
     o  shipping costs;
     o  currency exchange rate fluctuations; and
     o  tariff regulations.

We anticipate that our international sales will continue to account for a significant percentage of our revenues. If foreign markets for our current and future products develop more slowly than currently anticipated or if foreign countries decide not to construct the infrastructure necessary to operate broadband access products, our future results of operations may be harmed.

Fluctuations in the foreign currency exchange rates in relation to the U.S. dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price or otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign denominated sales would increase our risk associated with foreign currency fluctuations.

Our future success will depend on the continued services of our executive officers and key research and development personnel with expertise in hardware and software development.

The loss of any of our executive officers or key research and development personnel, the inability to attract or retain qualified personnel in the future or delays in hiring skilled personnel could harm our business. Competition for personnel, particularly hardware and software engineers and other technical personnel, is extremely intense. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president and chief executive officer, or Peter Kramer, our executive vice president, some other member of the management team, a key engineer or other key individual contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

Our business may be harmed by acquisitions we may complete in the future.

We may pursue acquisitions of related businesses, technologies, product lines or products. Our identification of suitable acquisition candidates involves risk inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention, risk of increased leverage, stockholder dilution, and risk associated with unanticipated problems or latent liabilities.

We have had and may in the future have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot assure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable.

Our executive officers and directors may control certain matters to be voted on by the stockholders. These officers and directors may vote in a manner that is not in your best interests.

Our executive officers and directors beneficially own, in the aggregate, approximately 21.6% of our outstanding common stock. As a result, in practicality, these stockholders control certain matters to be voted on by the stockholders. These matters include the election of directors, amendments to our articles of continuance and approval of significant corporate transactions. These executive officers and directors may vote as stockholders in a manner that is not in the best interests of the other stockholders of the company.

The volatility of our stock price could adversely affect your investment in our common stock.

The market price of our common stock has been and may continue to be highly volatile. We believe that a variety of factors have caused and could in the future cause the stock price of our common stock to fluctuate, including:

     o announcements of developments related to our business, including announcements of certification by the FCC or other regulatory authorities of our products or our competitors products;
     o quarterly fluctuations in our actual or anticipated operating results and order levels;
     o  general conditions in the worldwide economy;
     o  announcements of technological innovations;
     o new products or product enhancements introduced by us or our competitors;
     o developments in patents or other intellectual property rights and litigation; and
     o  developments in our relationships with our customers and suppliers.

In addition, in recent years the stock market in general and the markets for shares of small capitalization and "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any fluctuations in the future could adversely affect the market price of our common stock and the market price of our common stock may decline.

Because we are a Canadian corporation, we are subject to laws that may have the effect of delaying or preventing a change in control of our company.

An investment in our common stock that results in a change of control may be subject to the review and approval of the Canadian governmental authorities. If the Canadian governmental authorities have to approve and review an investment that may result in a change of control, the investment will be delayed and possibly prevented.

Generally, under the Canada Business Corporations Act, at least one-third of our directors and any committees of the board of directors must be Canadian residents. If our sales in Canada exceed five percent of our net sales, then one-half of our directors and any committees of the board of directors must be Canadian residents.

ITEM 7A.

We own financial instruments that are sensitive to market risks as part of our investment portfolio. The investment portfolio is used to preserve our capital until we are required to fund operations, including our research and development activities. None of these market-risk sensitive instruments are held for trading purposes. We do not own derivative financial instruments in our investment portfolio. The investment portfolio contains instruments that are subject to the risk of a decline in interest rates.

Investment Rate Risk - Our investment portfolio includes debt instruments that are primarily United States government bonds and high grade corporate bonds of less than three years in duration. These bonds are subject to interest risk, and could decline in value if interest rates fluctuate. Our investment portfolio also consists of certain commercial paper, which is also subject to interest rate risk. Due to the short duration and conservative nature of these instruments, we do not believe that we have a material exposure to interest rate risk.


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

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ZOOM TELEPHONICS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND SCHEDULE

                                                                          Page
Index to Consolidated Financial Statements                                 38
Independent Auditors' Report                                               39
Consolidated Balance Sheets as of December 31, 1999 and 2000               40
Consolidated Statements of Operations for the years ending December 31,
1998, 1999 and 2000                                                        41
Consolidated Statements of  Stockholders' Equity and Comprehensive Income
for the years ending December 31, 1998, 1999 and 2000                      42
Consolidated Statements of Cash Flows for the years ending December 31,
1998, 1999 and 2000                                                        43
Notes to Consolidated Financial Statements                                44-57
Schedule II:  Valuation and Qualifying Accounts for Fiscal Years
Ending December 31, 1998, 1999 and 2000                                    61


















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

ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with accountants on accounting or financial disclosure during the period covered by this report.

PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information required by this item appears under the caption "Our Executive Officers" in Part 1, Item 1 -- Business, and under the captions "Election of Directors" and "Compliance With Section 16(a) of the Securities Exchange Act" in our definitive proxy statement for our 2001 annual meeting of shareholders which will be filed with the SEC in April 2001, pursuant to Regulation 14A, and is incorporated herein by reference.


ITEM 11 - EXECUTIVE COMPENSATION

Information required by this item appears under the captions "Executive Compensation," "Directors' Compensation", in our definitive proxy statement for our 2001 annual meeting of shareholders which will be filed with the SEC in April 2001, pursuant to Regulation 14A, and is incorporated herein by reference.


ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information required by this item appears under the captions "Election of Directors" and "Security Ownership of Certain Beneficial Owners and Management" in our definitive proxy statement for our 2001 annual meeting of shareholders which will be filed with the SEC in April 2001, pursuant to Regulation 14A, and is incorporated herein by reference.


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

PART IV

ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

   (a)            Financial Statements, Schedules and Exhibits:

     (1), (2) The consolidated financial statements and required schedules are indexed on page F-1.

     (3) Exhibits required by the Exhibit Table of Item 601 of SEC Regulation S-K. (Exhibit numbers refer to numbers in the Exhibit Table of Item 601.)

          2.1 Asset Purchase Agreement Between Zoom Telephonics, Inc. and Hayes Microcomputer Products, Inc. dated March 8, 1999, filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 (the "March 1999 Form 10-Q").*

          2.2 Asset Purchase Agreement Between Zoom Telephonics, Inc. and Hayes Microcomputer Products, Inc. dated March 28, 1999, filed as Exhibit 2.2 to the March 1999 Form 10-Q.*

          3.1 Articles of Continuance, filed as Exhibit 3.1 to Zoom's Registration Statement on Form S-3 (File No. 333-38950) filed with the Commission on June 9, 2000 (the "Registration Statement on Form S-3"). *

          3.2 By-Law No. 1 of Zoom Telephonics, Inc., filed as Exhibit 3.2 to the Registration Statement on Form S-3.*

          3.3 By-Law No. 2 of Zoom Telephonics, Inc., filed as Exhibit 3.3 to the Registration Statement on Form S-3. *

       **10.1 1990 Stock Option Plan, as amended, of Zoom Telephonics, Inc., filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998. *

       **10.2 1991 Director Stock Option Plan, as amended, of Zoom Telephonics, Inc., filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June
                  30, 1996 (the "June 1996 Form 10-Q"). *

         10.3 Loan and Security Agreement by and between Zoom Telephonics, Inc. and Fleet Capital Corporation, filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2000 (the "June 2000 form 10-Q").*

         10.4 Revolving Promissory Note issued in favor of Fleet Capital Corporation, filed as Exhibit 10.2 to the June 2000 10-Q.*

         10.5 Lease between Zoom Telephonics, Inc. and "E" Street Associates, filed as Exhibit 10.5 to the June 1996 Form 10-Q.*

         10.6 Form of Indemnification Agreement, filed as Exhibit 10.6 to the June 1996 Form 10-Q. *

       **10.7 Letter Agreement between Zoom and an executive officer, filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2000.*

       **10.8     Employment Agreement, filed as Exhibit 10.9 to the 1997
                  Form 10-K. *

         11.      Statement re computation of per share earnings.

         21.      Subsidiaries.

         23.      Consent of KPMG LLP.

   (b)            Reports on Form 8-K.

                  No current reports on Form 8-K have been filed during the last quarter for the period covered by this report.

   (c) Exhibits - See Item 14(a)(3) above for a list of Exhibits incorporated herein by reference or filed with this Report.

   (d)            Schedules - Schedule II: Valuation and Qualifying Accounts.
                  Schedules other than those listed above have been omitted since they are either inapplicable or not required.

     * In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

    **            Compensation Plan or Arrangement.

                                          SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 ZOOM TELEPHONICS, INC.
                                                 (Registrant)


                                                 By:  /s/ Frank B. Manning
                                                   ----------------------------
                                                   Frank B. Manning, President

Date:  March 30, 2001

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.


 Signature                           Title(s)                              Date




/s/ Frank B. Manning      Principal Executive Officer and         March 30, 2001
--------------------       Chairman of the Board
Frank  B. Manning




/s/ Robert A. Crist       Principal Financial and                 March 30, 2001
-------------------        Accounting Officer
Robert A. Crist




/s/ Peter R. Kramer       Director                                March 30, 2001
-------------------
Peter R. Kramer




/s/ Bernard Furman        Director                                March 30, 2001
------------------
Bernard Furman



/s/ L. Lamont Gordon      Director                                March 30, 2001
--------------------
L. Lamont Gordon



/s/ J. Ronald Woods       Director                                March 30, 2001
-------------------
J. Ronald Woods

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                         AND SCHEDULE

                                                                      Page

Independent Auditors' Report                                           F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000           F-3
Consolidated Statements of Operations for the years ending
 December 31, 1998, 1999 and 2000                                      F-4

Consolidated Statements of Stockholders' Equity and Comprehensive
 Loss for the years ending December 31, 1998, 1999 and 2000            F-5
Consolidated Statements of Cash Flows for the years ending
December 31, 1998, 1999 and 2000                                       F-6
Notes to Consolidated Financial Statements                             F-7
Schedule II:  Valuation and Qualifying Accounts for Fiscal Years
 Ending December 31, 1998, 1999 and 2000                               F-24

                                 Independent Auditors' Report


The Board of Directors and Stockholders
Zoom Telephonics, Inc.:


We have audited the accompanying consolidated balance sheets of Zoom Telephonics, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zoom Telephonics, Inc. and subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                                              KPMG LLP



Boston, Massachusetts
February 7, 2001

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                                 CONSOLIDATED BALANCE SHEETS


                                                                    December 31,
                                                         ----------------------------------
    Assets                                                     1999                2000
    ------                                                     ----                ----
Current assets:
   Cash and cash equivalents                             $   7,218,500        $   2,906,270
   Investment securities                                     3,189,074                    -
   Accounts receivable, net of reserves for
    doubtful accounts, returns, and allowances of
    $6,770,591 in 1999 and $3,127,455 in 2000 (note 12)      5,409,565            7,923,967
   Inventories (note 4)                                     14,303,607           21,896,883
   Net deferred tax assets (note 11)                         3,968,970            5,812,844
   Prepaid expenses and other current assets                   560,869              678,271
                                                            ----------           ----------
             Total current assets                           34,650,586           39,218,235
                                                            ----------           ----------

Property, plant and equipment, net (note 5)                  4,211,921            4,580,634
Goodwill, net of accumulated amortization of
  $1,005,273 in 1999 and $1,827,459 in 2000 (note 7)         3,898,410            3,076,224
Other assets                                                   311,487               84,902
                                                            ----------           ----------
              Total assets                               $  43,072,404        $  46,959,995
                                                            ==========           ==========

    Liabilities and Stockholders' Equity
    ------------------------------------

Current liabilities:
    Accounts payable                                     $   2,703,729        $   7,428,832
    Accrued expenses                                         2,373,817            2,414,917
                                                            ----------           ----------
             Total current liabilities                       5,077,546            9,843,749
                                                            ----------           ----------

Other non-current liabilities (note 7)                         480,775              368,800
                                                            ----------           ----------
              Total liabilities                              5,558,321           10,212,549
                                                            ----------           ----------

Stockholders' equity (note 10):
  Common stock, no par value. Authorized 25,000,000
    shares; issued and outstanding 7,560,296 shares
    at December 31, 1999 and 7,860,866 shares at
    December 31, 2000                                       25,780,231           28,145,375
  Retained earnings                                         11,771,478            8,694,230
  Accumulated other comprehensive loss                         (37,626)             (92,159)
                                                            ----------           ----------
             Total stockholders' equity                     37,514,083           36,747,446
                                                            ----------           ----------

             Total liabilities and stockholders'
               equity                                   $   43,072,404        $  46,959,995
                                                            ==========           ==========




See accompanying notes to consolidated financial statements.

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                        Years Ending December 31, 1998, 1999 and 2000

                                                       1998             1999            2000
                                                       ----             ----            ----

Net sales (notes 3, 12 and 16)                   $  61,894,602    $  64,088,384   $  59,750,187
Cost of goods sold (note 3)                         45,181,665       40,549,909      39,404,320
                                                    ----------       ----------      ----------
                     Gross profit                   16,712,937       23,538,475      20,345,867
                                                    ----------       ----------      ----------

Operating expenses:
        Selling                                     11,800,948       13,571,083      12,713,756
        General and administrative                   4,976,433        6,275,827       6,228,317
        Research and development                     4,449,093        6,425,584       6,249,092
                                                    ----------       ----------      ----------
                     Total operating expenses       21,226,474       26,272,494      25,191,165
                                                    ----------       ----------      ----------

                     Operating loss                 (4,513,537)      (2,734,019)     (4,845,298)

Interest income                                        840,044          546,329         447,148
Equity losses of affiliate                                   -          (24,000)       (215,834)
Other, net                                             233,979          214,999         237,820
                                                    ----------       ----------      ----------
                     Total other income, net         1,074,023          737,328         469,134
                                                    ----------       ----------      ----------

                     Loss before income taxes       (3,439,514)      (1,996,691)     (4,376,164)

Income tax benefit (note 11)                        (1,287,420)        (587,935)     (1,298,916)
                                                    ----------       ----------      ----------

                     Net loss                    $  (2,152,094)   $  (1,408,756)  $  (3,077,248)
                                                    ==========       ==========      ==========

Net loss per share (note 2):
        Basic                                    $       (.29)    $        (.19)  $        (.40)
                                                    ==========       ==========      ==========

        Diluted                                  $       (.29)    $        (.19)  $        (.40)
                                                    ==========       ==========      ==========

Weighted average common and common
 equivalent    shares:
        Basic                                        7,474,371        7,482,586       7,756,815
                                                    ==========       ==========      ==========

        Diluted                                      7,474,371        7,482,586       7,756,815
                                                    ==========       ==========      ==========



See accompanying notes to consolidated financial statements.

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                                      COMPREHENSIVE LOSS





                                                                              Accumulated
                                                                                 Other         Total
                                           Common Stock          Retained    Comprehensive  Stockholders'
                                        Shares       Amount      Earnings    Income (loss)     Equity
                                        ------      --------     --------    -------------  ------------
Balance at December 31, 1997           7,472,371  $25,170,267  $15,332,328     $      -     $40,502,595


Net loss                                      -            -    (2,152,094)           -      (2,152,094)
Unrealized holding gain on
   investments                                -            -            -          54,554        54,554
      Comprehensive loss                      -            -            -              -     (2,097,540)
Exercise of stock options (note 10)        2,500       20,312           -              -         20,312
                                       ---------   ----------   ----------      ---------    ----------
Balance at December 31, 1998           7,474,871   25,190,579   13,180,234         54,554    38,425,367
                                       ---------   ----------   ----------      ---------    ----------

Net loss                                      -            -    (1,408,756)            -     (1,408,756)
Foreign currency translation
   adjustment                                 -            -            -         (11,318)      (11,318)
Unrealized holding (loss) on
   investments                                -            -            -         (80,862)      (80,862)
       Comprehensive loss                     -            -            -              -     (1,500,936)
Exercise of stock options (note 10)       85,425      487,330           -              -        487,330
Tax effect of exercises of nonqualified
   stock options (notes 10 and 11)            -       102,322           -              -        102,322
                                       ---------   ----------   ----------      ---------    ----------
Balance at December 31, 1999           7,560,296   25,780,231   11,771,478        (37,626)   37,514,083
                                       ---------   ----------   ----------      ---------    ----------

Net loss                                      -            -    (3,077,248)            -     (3,077,248)
Foreign currency translation
   adjustment                                 -            -            -         (80,788)      (80,788)
Unrealized holding gain on
   investments                                -            -            -          26,255        26,255
       Comprehensive loss                     -            -            -              -     (3,131,781)
Exercise of stock options and
  issuance of restricted stock(note 10)  300,570    1,875,299           -              -      1,875,299
Tax effect of exercises of nonqualified
   stock options (notes 10 and 11)            -       489,845           -              -        489,845
                                       ---------   ----------   ----------      ---------    ----------
Balance at December 31, 2000           7,860,866  $28,145,375   $8,694,230     $  (92,159)  $36,747,446
                                      ==========  ===========   ==========      =========   ===========



See accompanying notes to consolidated financial statements.

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Years Ending December 31, 1998, 1999 and 2000

                                                               1998             1999             2000
                                                               ----             ----             ----

Cash flows from operating activities:
       Net loss                                            $(2,152,094)     $(1,408,756)     $(3,077,248)

       Adjustments to reconcile net loss to net
         cash provided by (used in)
         operating activities:
                  Depreciation and amortization              1,081,987        1,318,450        1,665,853
                  Equity in losses of Affiliate                     -            24,000          215,834
                  Net deferred income taxes                   (838,044)        (742,737)      (1,843,874)
                  Tax benefit from exercise of
                    nonqualified stock options                      -           102,322          489,845
                  Changes in assets and liabilities:
                     Accounts receivable                     5,590,822          811,283       (2,514,401)
                     Inventories                             3,671,297       (1,978,308)      (7,593,276)
                     Prepaid expenses and other
                       current assets                          (15,866)          56,315         (106,651)
                     Refundable income taxes                 3,730,585           63,378               -
                     Accounts payable and accrued
                       expenses                             (2,877,649)        (911,873)       4,766,116
                                                            ----------       ----------       ----------
                          Net cash provided by (used in)
                            operating activities             8,191,038       (2,665,926)      (7,997,802)
                                                            ----------       ----------       ----------

Cash flows from investing activities:
       Cash paid for the acquisition of Hayes, net of
         cash acquired                                              -        (4,912,258)              -
       Sales (purchases) of investment securities          (13,474,498)      10,259,116        3,215,329
       Investment in affiliates                                     -          (300,000)              -
       Additions to licenses                                  (133,000)         (40,000)              -
       Additions to property, plant and equipment             (560,610)        (912,400)      (1,324,268)
                                                            ----------       ----------       ----------
                           Net cash provided by (used in)
                             investing   activities        (14,168,108)       4,094,458        1,891,061
                                                            ----------       ----------       ----------
Cash flows from financing activities:
       Exercise of nonqualified stock options                   20,312          487,330        1,875,299
                                                            ----------       ----------       ----------
      Net cash provided by financing activities                 20,312          487,330        1,875,299
                                                            ----------       ----------       ----------

Effect of exchange rate changes on cash                             -          ( 21,941)         (80,788)
                                                            ----------       ----------       ----------

Net increase (decrease) in cash and cash equivalents        (5,956,758)       1,893,921       (4,312,230)
                                                            ----------       ----------       ----------

Cash and cash equivalents at beginning of year              11,281,337        5,324,579        7,218,500
                                                            ----------       ----------       ----------

Cash and cash equivalents at end of year                   $ 5,324,579      $ 7,218,500      $ 2,906,270
                                                            ==========       ==========       ==========



See accompanying notes to consolidated financial statements.

                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                          Notes to Consolidated Financial Statements
                        Years Ending December 31, 1998, 1999 and 2000

(1)    Incorporation and Nature of Operations

Zoom Telephonics, Inc. (the "Company") is incorporated under the federal laws of Canada (Canada Business Corporations Act). Its principal business activity, the design, production, and marketing of faxmodems and other communication peripherals, is conducted through its wholly-owned subsidiary, Zoom Telephonics, Inc. ("Zoom US"), a Delaware corporation based in Boston, Massachusetts.

(2)    Summary of Significant Accounting Policies

(a) Basis of Presentation
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and are stated in US dollars. Any differences between US and Canadian generally accepted accounting principles have an insignificant impact on the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

(b) Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Zoom US, and all of its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(c) Cash and Cash Equivalents
The Company considers all investments with original maturities of less than 90 days to be cash equivalents.

(d) Investment Securities
The Company's investment securities are classified as available-for-sale. Available-for-sale securities are stated at fair value and unrealized gains and losses are excluded from earnings, and are reported as a separate component of other comprehensive income until realized. The cost of securities sold is based on the specific identification method and interest earned is included in Other Income.

(e) Inventories
Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

(f) Property, plant and equipment
Property, plant and equipment is stated and recorded at cost. Depreciation of property, plant and equipment is provided by using the straight-line method at rates sufficient to amortize the costs of the fixed assets over their estimated useful lives

(g) Goodwill and Impairment of Long-lived Assets
Goodwill resulted from the excess of cost over fair value of net assets acquired in purchase business combinations and is being amortized on a straight-line basis over periods of 5 to 10 years. In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management performs ongoing business reviews and evaluates impairment indicators based on qualitative and quantitative factors. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized. The Company periodically evaluates the recoverability and remaining life of its goodwill and determines whether the goodwill should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment of goodwill if undiscounted estimated future operating cash flows of the acquired product line are determined to be less

                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(g) Goodwill  (continued)

than the carrying amount of goodwill. If the Company determines that the goodwill has been impaired, the measurement of the impairment will be equal to the excess of the carrying amount of the goodwill over the amount of discounted estimated future cash flows. An appropriate discount rate, determined through an analysis of the risks associated with the goodwill, would be applied to the estimated future cash flows. If an impairment of goodwill were to occur, the Company would reflect the impairment through a reduction in the carrying value of goodwill. The assessment of recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(h) Income Taxes
The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Earnings (Loss) Per Common Share
Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period.

                                      1998                  1999                  2000
                                      ----                  ----                  ----
Basic weighted
   average shares outstanding       7,474,371             7,482,586             7,756,815
Net effect of dilutive
   potential common
   shares outstanding, based
   on the treasury stock method            -                     -                     -
                                    ---------             ---------             ---------
Diluted weighted
   average shares outstanding       7,474,371             7,482,586             7,756,815
                                    =========             =========             =========

Potential common shares for which inclusion would have the effect of increasing diluted earnings per share (i.e., antidilutive) are excluded from the computation. Options to purchase 744,111, 661,355 and 419,039 shares of common stock at December 31, 1998, 1999, and 2000, respectively, were outstanding, but not included in the computation of diluted earnings per share as their effect would be antidilutive.

(j) Revenue Recognition
Sales are recognized upon shipment of products or receipt by customers, depending on the selling terms with the customer, after persuasive evidence of the arrangement exits, the selling price is fixed or determinable, and collectibility is reasonably assured. The Company records provisions for returns, warranty, and price protection, when the corresponding revenue is recognized.

(k) Financial Instruments
Financial instruments of the Company consist of cash and cash equivalents, investment securities, accounts receivable, accounts payable and accrued expenses. Due to the short term nature of these instruments, the carrying amount of these financial instruments approximates fair value.

(l) Stock-Based Compensation
The Company accounts for stock based compensation under SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25 (APB 25), "Accounting for Stock Issued to Employees," and FASB interpretation No. 44 (FIN 44). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, if any, are credited to equity.

(m) Advertising Costs
Advertising costs are expensed as incurred and reported in selling, general, and administrative expenses in the accompanying consolidated statements of operations and include costs of advertising, production, trade shows, and other activities designed to enhance demand for the Company's products. There are no deferred advertising costs in the accompanying consolidated balance sheets.

(n) Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingents assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(o) Investments in Affiliates
Investments in which the Company has no significant influence over the investee are accounted for under the cost method of accounting. Investments in which the Company exercises significant influence but which the Company does not control are accounted for under the equity method of accounting. Under the equity method, investments are stated at cost and are adjusted for the Company's share of earnings and losses, contributions and distributions.

(p) Foreign Currencies
The Company generates a portion of its revenues in international markets and denominated in foreign currencies, which subjects its operations to exposure to foreign currency fluctuations. The impact of currency fluctuations can be positive or negative in any given period. Realized and unrealized foreign exchange gains and losses are recognized in operating income and offset foreign gains and losses on the underlying exposures. During the years ending December 31, 1998, 1999 and 2000 foreign currency gains and losses were not material. At December 31, 2000, the Company's foreign currency-denominated net assets were not material. The Company has no involvement with derivative financial instruments.

(3)    New Accounting Pronouncements

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 expresses the view of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company adopted SAB 101 in the fourth quarter of 2000, and has adjusted previously reported revenue, cost of revenue, accounts receivable and inventory balances related to the manner in which the Company had previously accounted for reserves for sales returns. There was no net impact on the Company's previously reported gross margins or net income (loss). The Company has reclassified the balance sheet at December 31, 1999 and the statements of operations for each of the years in the two-year period ended December 31, 1999. The impact on the Company's balance sheets and statements of operations is as follows:

                                                  Years Ending December 31,
                                                     1998              1999
                                                     ----              ----
         Revenues
         As previously reported:               $  61,364,385     $  63,438,427
         As restated:                             61,894,602        64,088,384

         Cost of Revenues
         As previously reported:                  44,651,448        39,899,952
         As restated:                             45,181,665        40,549,909

                                                               December 31, 1999
                                                               -----------------
         Accounts receivable
         As previously reported:                                     7,324,307
         As restated:                                                5,409,565

         Inventory
         As previously reported:                                    12,388,866
         As restated:                                               14,303,607


In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133 "). This statement was amended by the issuance of SFAS 137, "Deferral of the Effective Date of FASB Statement No. 133", which changed the effective date of SFAS 133 to all fiscal years beginning after June 15, 2000 (fiscal 2001 for the Company) and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. We anticipate that the adoption of SFAS 133 will not have a material impact on our financial position or results of operations.

FASB Emerging Issues Task Force Issue No. 00-14 "Accounting for Certain Sales Incentives" addresses the recognition, measurement, and income statement classification for certain types of sales incentives. The application of the guidance in Issue No. 00-14 will result in a change in the manner in which the Company records certain types of discounts and sales and marketing incentives that are provided to its customers. The Company has historically recorded certain types of these incentives as marketing expenses. Under Issue No. 00-14, the Company will record these incentives as reductions of revenue. The Company is required to and will adopt the guidance outlined in Issue No. 00-14 for the second fiscal quarter of 2001, at which time prior period reported amounts will be reclassified to conform to the new presentation. The pro forma disclosures below reflect the reclassification of both previously reported as well as current year reported revenues and sales and marketing expenses based on the application of the guidance in Issue No. 00-14. There is no current year or historical impact on the Company's balance sheets.

                                                Years ending December 31,
                                   1998                    1999                    2000
                                   ----                    ----                    ----
Revenues:
As previously reported        $ 61,894,602            $ 64,088,384            $ 59,750,187
As reclassified                 59,807,534              62,228,216              57,708,456

Sales and Marketing
expenses:
As previously reported          11,800,948              13,571,083              12,713,756
As reclassified                  9,713,880              11,710,915              10,672,025


                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(4)     Inventories

       Inventories consist of the following at December 31:

                                                      1999               2000
                                                      ----               ----
         Raw materials                          $   6,590,232     $  10,335,673
         Work in process                            1,175,463         5,101,037
         Finished goods                             6,537,912         6,460,173
                                                   ----------        ----------
                                                $  14,303,607     $  21,896,883
                                                   ==========        ==========

(5)     Property, Plant and Equipment

       Property, plant and equipment consists of the following at December 31:

                                                                                    Estimated
                                                      1999               2000       useful lives
                                                      ----               ----

         Land                                  $     309,637      $     309,637         -
         Buildings and improvements                2,255,688          2,491,667      31.5
         years
         Leasehold improvements                      470,777            470,777      5 years
         Computer hardware and software            2,673,724          3,251,335      3 years
         Machinery and equipment                   1,217,211          1,597,355      5 years
         Molds, tools and dies                     1,300,991          1,422,073      5 years
         Office furniture and fixtures               250,360            259,811      5 years
                                                   ---------          ---------
                                                   8,478,388          9,802,655
                                                   ---------          ---------
         Less accumulated depreciation             4,266,467          5,222,021
                                                   ---------          ---------
                                               $   4,211,921      $   4,580,634
                                                   =========          =========

(6)     Lease Commitments

In August 1996 the Company entered into a five-year lease for a manufacturing and warehousing facility in Boston, Massachusetts. The Company recently extended the lease for an additional five years at a market value to be negotiated or if that is unsuccessful, determined by appraisal. In March of 1999, the Company assumed a ten-year lease for an office facility in Camberley, United Kingdom. This is a non-cancelable ten-year lease that commenced in February 1998. The Company also subleases 4,500 square feet as a tenant-at-will, which it uses primarily as a technical support facility, in a building located in Boca Raton, Florida. Total rent expense, under non-cancelable operating leases, was $334,469, $420,086, and $463,693 for the years ending December 31, 1998, 1999, and 2000, respectively. Future minimum rental payments, excluding executory costs, required or estimated under these operating leases are as follows:

                                 Year                 Total

                                2001             $   630,072
                                2002                 776,438
                                2003                 760,030
                                2004                 772,918
                                2005                 774,090
                                2006-2008          $ 691,376


(7)           Acquisition

In March 1999 the Company entered into a series of independent agreements to purchase various assets, licenses, and inventory from Hayes Microcomputer Products, Inc. ("Hayes"). Hayes was engaged in the business of design, manufacture, and support of computer communications products for business,

                                                                     (Continued)
                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

government, and consumers worldwide. On October 9, 1998 Hayes filed for reorganization under Chapter 11 of the United States Bankruptcy Code, Case No. 98-2276 through 98-2281, in the United States Bankruptcy Court ("the Court") for the District of Delaware.

In March 1999 Zoom Telephonics acquired most of the modem assets of Hayes Corporation for $5.0 million in cash. The purchase included the Hayes, Practical Peripherals, Accura, Optima, Century 2, and Cardinal brands and product rights for the USA, Canada, South & Central America, Europe, and the Middle East. In July 1999 the Company finalized the purchase of Hayes Asia Pacific for $1.1 million in cash. The acquisitions were accounted for as purchases. The excess of cost over fair value of net assets acquired is being amortized on a straight-line method over five years.

The following summarizes the assets acquired and liabilities assumed in the series of transactions:

              Assets acquired:
                          Cash                                     $  1,216,221

                          Accounts receivable                         1,530,589
                          Inventory                                     865,885
                          Property and equipment                        278,479
                          Goodwill (excess of cost over
                                    fair value of assets)             3,268,770
                          Other assets                                  388,626
                                                                      ---------
                                                                   $  7,548,570
                                                                      =========
              Liabilities assumed:
                            Cash paid                                 6,128,479
                           Accounts payable                             554,861
                           Accrued expenses                             297,429
                           Negative Goodwill - other
                             non-current liabilities                    567,801
                                                                      ---------
                                                                   $  7,548,570
                                                                      =========

The negative goodwill resulted from the purchase of the Hayes U.K. business, where the value of the net assets acquired exceeded the cost. This transaction was independent of other Hayes purchases. The negative goodwill is reflected on the Consolidated Balance Sheet as a non-current liability. The negative goodwill is being amortized on a straight-line method over five years.


(8)            Comprehensive Income (Loss)

    The components of comprehensive income (loss), net of tax, are as follows:

                                                     1998             1999            2000
                                                     ----             ----            ----

          Net loss                              $ (2,152,094)    $ (1,408,756)   $ (3,077,248)

          Foreign currency translation
           adjustment                                     -           (11,318)        (80,788)

          Net unrealized holding gain (loss)
           on investment securities                   54,554          (80,862)         26,255
                                                   ---------        ---------       ---------

         Comprehensive loss                     $ (2,097,540)    $ (1,500,936)   $ (3,131,781)
                                                   =========        =========       =========

                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(9)     Credit Lines

The Company has a $5 million line of credit that expires on April 1, 2003. The line of credit bears interest at the bank's prime rate. The line of credit is secured by all of the assets of the Corporation except the real estate, and contains certain financial and other covenants. The Company is in full compliance with all covenants. No amounts were outstanding under the lines of credit at December 31, 2000.

(10)    Stock Option Plans

At December 31, 2000 the Company had three stock option plans, which are described below:

        Employee Stock Option Plan

The Employee Stock Option Plan (the "Employee Stock Option Plan") is for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The Employee Stock Option Plan provides for the availability of 2,800,000 shares of common stock for issuance upon the exercise of stock options granted under the plan. Shares of common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. Under this plan, stock options are granted at the discretion of the Stock Option Committee of the Board of Directors at an option price not less than the fair market value of the stock. The options are exercisable in accordance with terms specified by the Stock Option Committee not to exceed ten years from the date of grant. Options outstanding under this plan are as follows:

                                                                               Weighted average
                                                         Number of shares       exercise price

         Balance at December 31, 1997                         602,300            $    8.07

            Granted                                           574,102                 6.53
            Exercised                                          (2,500)                8.12
            Expired                                           (43,900)                8.12
                                                            ---------                 ----
         Balance at December 31, 1998                       1,130,002            $    7.27

            Granted                                            65,000                 4.33
            Exercised                                         (80,775)                5.80
            Expired                                           (82,760)                7.06
                                                            ---------                 ----
         Balance at December 31, 1999                       1,031,467            $    7.21

            Granted                                           377,000                 7.43
            Exercised                                        (196,181)                7.09
            Expired                                          (254,285)               10.67
                                                            ---------                -----
         Balance at December 31, 2000                         958,001            $    6.40
                                                            =========                =====


The following table summarizes information about fixed stock options under the Employee Stock Option Plan outstanding on December 31, 2000:


                              Options Outstanding                         Options Exercisable
                  -------------------------------------------------   -------------------------------

                                Weighted Average
   Range of          Number        Remaining       Weighted Average     Number       Weighted Average
Exercise Prices   Outstanding   Contractual Life   Exercise Price     Exercisable     Exercise Price
---------------   -----------   ----------------   ----------------   ------------   ----------------
$4.13 to $5.25      385,806          0.70              $ 4.47           363,306           $ 4.48
 5.25 to  7.00      107,900          2.40                6.40             4,075             6.88
 7.00 to  8.63      464,295          1.30                8.00           191,075             8.16
 -------------      -------          ----                ----           -------             ----
$4.13 to $8.63      958,001          1.20 years        $ 6.40           558,456           $ 5.76
 =============      =======          ====                ====           =======             ====

The Company recognized a tax benefit of $102,322 and $489,845 in 1999 and 2000, respectively, upon the exercise of nonqualified stock options under the Employee Stock Option Plan. These benefits have been recorded as an increase to the value of common stock.

1991 Director Stock Option Plan

In 1991, the Company established the Director Stock Option Plan (the "Directors Plan"). Shares of common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. The Directors Plan was established for all directors of the Company except for any director who is a full-time employee or full-time officer of the Company. Under the Directors Plan, each eligible director is automatically be granted an option to purchase 6,000 shares of common stock on July 10 and January 10 of each year, beginning July 10, 1991. The option price is the fair market value of the common stock on the date the option is granted. There are 198,000 shares authorized for issuance. Each option expires two years from the grant date. Options outstanding under this plan are as follows:

                                                                               Weighted average
                                                         Number of shares       exercise price
                                                         ----------------      ----------------
         Balance at December 31, 1997                          72,000            $   11.33

            Granted                                            36,000                 6.94
            Exercised                                              -                    -
            Expired                                           (36,000)               13.96
                                                               ------                -----
         Balance at December 31, 1998                          72,000            $    7.39

            Granted                                            36,000                 4.95
            Exercised                                              -                    -
            Expired                                           (36,000)                7.88
                                                               ------                -----
         Balance at December 31, 1999                          72,000            $    5.93

            Granted                                            36,000                 7.69
            Exercised                                         (42,000)                5.99
            Expired                                            (6,000)                7.75
                                                               ------                -----
         Balance at December 31, 2000                          60,000            $    6.76
                                                               ======                =====

The following table summarizes information about fixed stock options under the Directors Plan on December 31, 2000:





                                                                    (Continued)

                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


                              Options Outstanding                       Options Exercisable
                  -------------------------------------------------   -------------------------------

                                Weighted Average
   Range of          Number        Remaining       Weighted Average     Number       Weighted Average
Exercise Prices   Outstanding   Contractual Life   Exercise Price     Exercisable    Exercise Price
---------------   -----------   ----------------   ----------------   ------------   ----------------
$4.38 to $5.25        6,000          0.03              $ 4.38             6,000           $ 4.38
 5.25 to  7.00       36,000          0.90                6.23            18,000             5.71
 7.00 to  8.63       18,000          1.00                8.63            18,000             8.63
 -------------      -------          ----                ----           -------             ----
$4.38 to $8.63       60,000           .9 years         $ 6.76            42,000             6.77
 =============      =======          ====                ====           =======             ====



       1998 Employee Equity Incentive Stock Option Plan

The 1998 Employee Equity Incentive Stock Option Plan (the "1998 Plan") was adopted to attract and retain employees and provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Non-employee directors of the Company and certain officers of the Company are not entitled to participate under this plan. In 2000 the Board of Directors increased the authorized number of shares available for grant under the 1998 Plan from 600,000 to 950,000 shares of common stock. Shares of common stock were registered for issuance under the 1998 Employee Equity Incentive Stock Option Plan in accordance with the Securities Act of 1933. Under this plan, stock options may be granted at the discretion of the Stock Option Committee of the Board of Directors at an option price determined by the Stock Option Committee. In addition, in 1999, the Board of Directors authorized the Chief Executive Officer of the Company to grant up to an aggregate of 100,000 stock options to employees who are not executive officers or directors of the Company. All options under this grant have been at fair market value on the date of the grant. The options are exercisable in accordance with terms specified by the Stock Option Committee or, in certain cases, the Chief Executive Officer. Options outstanding under this plan are as follows:

                                                         Weighted average
                                                         Number of shares       Exercise price
                                                          -------------         -------------
Balance at December 31, 1997                                        -            $       -

            Granted                                            27,650                    4.13
            Exercised                                              -                       -
            Expired                                                -                       -
                                                              -------                    ----
Balance at December 31, 1998                                   27,650            $       4.13

            Granted                                           338,350                    4.26
            Exercised                                          (4,650)                   4.13
            Expired                                           (33,300)                   4.25
                                                              -------                    ----
Balance at December 31, 1999                                  328,050            $       4.25

            Granted                                           514,650                    6.36
            Exercised                                         (42,050)                   4.27
            Expired                                          (149,975)                   5.01
                                                              -------                    ----
Balance at December 31, 2000                                  650,675            $       5.74
                                                              =======                    ====



                                                                     (Continued)

                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

The following table summarizes information about fixed stock options under the 1998 Plan outstanding on December 31, 2000:


                              Options Outstanding                       Options Exercisable
                 --------------------------------------------      -------------------------------

                             Weighted Average
   Range of        Number       Remaining    Weighted Average        Number     Weighted Average
Exercise Prices  Outstanding Contractual Life  Exercise Price      Exercisable    Exercise Price
---------------  ----------- ----------------  --------------      -----------    --------------
$ 3.31 to $  3.50   68,000         3.00        $    3.31                  -       $      -
  3.50 to    5.25  180,675         1.40             4.25             93,150           4.25
  5.25 to    7.00  257,500         2.50             5.83                  -              -
  7.00 to    8.75   98,500         2.10             7.94              1,050           7.94
  8.75 to   10.00   46,000         2.10            10.00                  -              -
  ---------------  -------         ----            -----             ------          -----
$ 3.31 to $ 10.00  650,675      2.1 years      $    5.74             94,200       $   4.28
  ===============  =======      =========           ====             ======           ====                      -



On December 31, 2000 there were 1,027,270 additional shares available for grant under all three stock option plans. The per share weighted-average fair value of stock options granted during 1998, 1999, and 2000 was $3.70, $4.33 and $6.84, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998 - expected dividend yield 0.00%, risk-free interest rate of 5.50%, volatility 88% and an expected life of 2.8 years; 1999 - expected dividend yield 0.00%, risk-free interest rate of 6.16%, volatility 90% and an expected life of 2.75 years; 2000 - expected dividend yield 0.0%, risk-free interest rate of 5.90%, volatility 110% and an expected life of 3.0 years.

The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its options under SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been reduced to the pro forma amounts indicated below:


                                                    1998            1999              2000
                                                    ----            ----              ----
Net loss                   As reported         $ (2,152,094)    $ (1,408,756)      $ (3,077,248)
                           Pro forma             (2,883,787)      (1,869,478)        (3,914,789)

Net loss per share         As reported-basic   $       (.29)    $       (.19)      $       (.40)
                           Pro forma-basic             (.39)            (.25)              (.50)

                           As reported-diluted $       (.29)    $       (.19)      $       (.40)
                           Pro forma-diluted           (.39)            (.25)              (.50)



(11)    Income Taxes

       Income tax benefit attributable to loss from operations consists of:

                                                      Current        Deferred          Total
         Year ending December 31, 1998:
            US federal                             $   181,609    $(1,295,053)   $(1,113,444)
            State and local                           (630,985)       457,009       (173,976)
                                                      ---------     ---------     -----------
                                                   $  (449,376)   $  (838,044)   $(1,287,420)
                                                      =========      =========    ===========


                                       52

                           ZOOM TELEPHONICS, INC. AND
                             SUBSIDIARY (Continued)
                   Notes to Consolidated Financial Statements

         Year ending December 31, 1999:
            US federal                             $    63,699   $   (532,146)   $  (468,447)
            State and local                             (6,571)      (112,917)      (119,488)
                                                       -------       ---------      ---------
                                                   $    57,128   $   (645,063)   $  (587,935)
                                                       =======       =========      =========
         Year ending December 31, 2000:
            US federal                             $    48,160   $ (1,539,591)   $(1,491,431)
            State and local                                 -         192,515        192,515
                                                       -------     -----------    -----------
                                                   $    48,160   $ (1,347,076)   $(1,298,916)
                                                       =======     ===========    ===========

Income tax benefit was $1,287,420, $587,935 and $1,298,916 for the years ending December 31, 1998, 1999 and 2000, respectively, and differed from the amounts as computed by applying the US federal income tax rate of 34% to pretax loss as a result of the following:


                                                                      1998          1999          2000
                                                                      ----          ----          ----

         Computed "expected" US tax benefit                      $ (1,169,435)  $  (678,980)  $ (1,487,896)

         Increase (reduction) in income taxes resulting from:
            State and local income taxes, net of federal
               income tax benefit                                    (114,824)      (78,862)       127,061
               Other, net                                              (3,161)      169,907         61,919
                                                                    ---------       -------      ---------
                                                                 $ (1,287,420)  $  (587,935)  $ (1,298,916)
                                                                    =========       =======      =========

         Total income tax benefit was allocated as follows:
                                                                      1998          1999          2000
                                                                      ----          ----          ----
         Loss from operations                                    $ (1,287,420)  $  (587,935)  $ (1,298,916)
         Stockholders' equity, for compensation expense
            for tax purposes in excess of amounts
            recognized for financial statement purposes                    -       (102,322)      (489,845)
                                                                    ---------       -------      ---------
                                                                 $ (1,287,420)  $  (690,257)  $ (1,788,761)
                                                                    =========       =======      =========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998, 1999, and 2000 are presented below:
                                                                      1998          1999         2000
                                                                      ----          ----         ----
         Deferred tax assets:
         Inventories, primarily
           non-deductible reserves                               $  1,186,445   $ 1,832,101   $  1,830,940
         Accounts receivable, primarily
           returns and allowances                                   1,276,054       645,517        534,204
         Accrued expenses, principally
           provisions not currently
           deductible                                                 234,473       367,761        392,011
         Net operating loss carryforwards
           and credits                                                316,558     1,542,861      3,697,196

         Other                                                        212,703       350,846        525,493
                                                                    ---------     ---------      ---------
         Total current gross deferred tax assets                    3,226,233     4,739,086      6,979,844
                                                                    ---------     ---------      ---------
         Less valuation allowance                                          -       (770,116)    (1,167,000)
                                                                    ---------     ---------      ---------
         Total gross deferred tax assets                         $  3,226,233   $ 3,968,970   $  5,812,844
                                                                    =========     =========      =========
         Deferred tax liability:
         Property, plant and equipment,
           principally due to differences in
           depreciation                                                    -             -              -
                                                                    ---------     ---------      ---------
         Net deferred tax assets                                 $  3,226,233   $ 3,968,970   $  5,812,844
                                                                    =========     =========      =========

                                                                     (Continued)

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

On December 31, 2000 the Company has federal and state net operating loss carryforwards of approximately $5,597,447 and $17,564,732, respectively. These federal and state net operating losses are available to offset future taxable income, and are due to expire beginning 2018 and 2002, respectively. The Company recorded a deferred tax asset valuation allowance against a portion of the deferred tax assets related to state net operating loss carryforwards which management believes may expire unused. The valuation allowance reduces deferred tax assets to reflect the estimated amount of deferred tax assets, which will more likely not be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income. The Company has recorded a valuation allowance against its deferred tax assets because management believes that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that a portion of the asset will not be realized.

(12)    Significant Customers

Two customers accounted for approximately 20% and 14% of net sales for the year ending December 31, 1998. Two customers accounted for approximately 17% and 10% of net sales for the year ending December 31, 1999. Two customers accounted for approximately 15% and 11% of net sales for the year ending December 31, 2000. On December 31, 1999, two customers comprised approximately 29% of net accounts receivable. On December 31, 2000, two customers comprised approximately 48% of net accounts receivable.

(13)    Investment in Affiliates

In September 1999, the Company made an investment in a limited liability company ("LLC"). The Company granted the LLC the rights to a software license in exchange for 300,000 Class A shares of the LLC, which were valued by the Company at $300,000. The value at which the outside investors paid cash for shares received as part of the same equity infusion was used by the Company to value their shares received. A gain of $75,000 was recognized on the transaction, which was reported as other income in fiscal 1999. In May 2000 the LLC converted to a "C" corporation. As a result of the recognition of the Company's share of equity in losses of the affiliate, the investment balance as of December 31, 2000 has been reduced to $60,166.

(14)    Supplemental Disclosure of Cash Flow Information

                                                                      1998           1999           2000
                                                                      ----           ----           ----

           Cash paid during year for interest                    $        -     $        -    $         -
                                                                    =========     =========      =========

           Cash paid during year for income taxes                $        -     $        -    $         -
                                                                    =========     =========      =========

       The tax benefit of the exercise of stock options  resulted in increases to common stock of  $102,322 in 1999 and $ 489,845 in 2000.


(15)    Dependence on Key Suppliers and Contract Manufacturers

The Company produces its products using components or subassemblies purchased from third-party suppliers. In 1997, the Company purchased substantially all of its modem chipsets from a single supplier, Conexant (formerly Rockwell). Since 1998, the Company has also purchased chipsets from Lucent Technologies. In 1999, the Company purchased substantially all of its modem chipsets from Lucent. In 2000, the Company purchased dial-up modem chipsets exclusively from both Agere Systems (formerly Lucent) and Conexant Systems (formerly Rockwell).

                                                                     (Continued)

               ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

A substantial percentage of the Company's manufacturing in 2000 was done by a contract manufacturer, Vtech Communications LTD ("Vtech"); the loss of Vtech's services or a material adverse change in Vtech's business or in our relationship with Vtech could materially and adversely harm the Company's business.


(16)        Segment and Geographic Information

The Company's operations are classified into one reportable segment. Substantially all of the Company's operations and long-lived assets reside primarily in the United States. The Company's domestic net sales and export sales to Europe and other international locations for 1998, 1999, and 2000 were comprised as follows:


                        1998     % of Total        1999     % of Total       2000    % of Total
                        ----     ----------        ----     ----------       ----    ----------

North America    $   48,385,279     78%     $   45,624,737     71%     $  42,957,055    72%
International        13,509,323     22%         18,463,647     29%        16,793,132    28%
                     ----------    ---          ----------    ---         ----------   ---
Total            $   61,894,602    100%     $   64,088,384    100%     $  59,750,187   100%
                     ==========    ===          ==========    ===         ==========   ===

(17)    Retirement Plan

The Company established a 401(k) retirement savings plan for employees in January 1996. Under the provisions of the plan, the Company matches 25% of an employee's contribution, up to a maximum of $350 per employee per year. Total Company contributions in 1998, 1999 and 2000 were approximately $46,151, $56,605, and $55,314, respectively.

(18)    Subsequent Events

On January 10, 2001, the Company obtained a mortgage for $6 million on the real estate property located at 201 and 207 South Street, Boston, Massachusetts. This is a 20 year direct reduction mortgage. The interest rate is fixed for one year, based on the one year Federal Home Loan Bank rate plus 2.5 % per annum. The rate is adjusted on January 10th of each calendar year commencing on January 10, 2002. The current rate of interest as of December 31, 2000 was 7.76%.

                     ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

(19)    Selected Quarterly Financial Information (in thousands, unaudited)

The following table sets forth selected quarterly financial for the years ended December 31, 1999 and 2000. The operating results for any given quarter are not necessarily indicative of results for any future period.


                                Fiscal 1999 Quarter Ending              Fiscal 2000 Quarter Ending
                            Mar. 31   June 30   Sept. 30  Dec. 31    Mar. 31  June 30  Sept.30  Dec. 31
                            -------   -------   --------  -------    -------  -------  -------  -------
Net sales                   $12,548   $15,634   $18,491   $17,415    $14,033  $13,267  $16,178  $16,272
Costs of goods sold           8,487     9,766    11,410    10,887      9,652    8,682    9,992   11,078
                             ------    ------    ------    ------     ------   ------   ------   ------
  Gross profit                4,061     5,868     7,081     6,528      4,381    4,585    6,186    5,194
                             ------    ------    ------    ------     ------   ------   ------   ------
Operating expenses:
  Selling                     2,499     3,719     3,641     3,712      2,943    2,852    3,540    3,379
  General and administrative  1,375     1,636     1,620     1,645      1,346    1,454    1,601    1,827
  Research and development    1,504     1,806     1,546     1,569      1,591    1,814    1,256    1,588
                             ------    ------    ------    ------     ------   ------   ------   ------
   Total operating expenses   5,378     7,161     6,807     6,926      5,880    6,120    6,397    6,794
                             ------    ------    ------    ------     ------   ------   ------   ------

    Operating income(loss)   (1,317)   (1,293)      274      (398)    (1,499)  (1,535)    (211)  (1,600)


Other income, net               278       116        97       246        115      168      136       50

    Income (loss) before
     income taxes (benefit)  (1,039)   (1,177)      371      (152)    (1,384)  (1,367)     (75)  (1,550)


Income tax (benefit) expense   (349)     (458)      276       (57)      (443)    (430)     (25)    (401)
                             ------    ------    ------    ------     ------   ------   ------   ------


      Net income (loss)     $  (690)  $  (719)  $    95   $   (95)   $  (941) $  (937) $   (50) $(1,149)
                             ======    ======    ======    ======     ======   ======   ======   ======

Net loss per common share:

        Basic               $ (0.09)  $ (0.10)  $  0.01   $ (0.01)   $ (0.12) $ (0.12) $ (0.01) $ (0.15)


        Diluted             $ (0.09)  $ (0.10)  $  0.01   $ (0.01)   $ (0.12) $ (0.12) $ (0.01) $ (0.15)

Weighted average common
   And common equivalent
   Shares:

        Basic                 7,475     7,475     7,475     7,505      7,640    7,745    7,799    7,860


        Diluted               7,475     7,475     7,541     7,505      7,640    7,745    7,799    7,860


                                 EXHIBIT INDEX

2.1 Asset Purchase Agreement Between Zoom Telephonics, Inc. and Hayes Microcomputer Products, Inc. dated March 8, 1999, filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 (the "March 1999 Form 10-Q").*

2.2 Asset Purchase Agreement Between Zoom Telephonics, Inc. and Hayes Microcomputer Products, Inc. dated March 28, 1999, filed as Exhibit 2.2 to the March 1999 Form 10-Q.*

3.1 Articles of Continuance, filed as Exhibit 3.1 to Zoom's Registration Statement on Form S-3 (File No. 333-38950) filed with the Commission on June 9, 2000 (the "Registration Statement on Form S-3"). *

3.2 By-Law No. 1 of Zoom Telephonics, Inc., filed as Exhibit 3.2 to the Registration Statement on Form S-3.*

3.3 By-Law No. 2 of Zoom Telephonics, Inc., filed as Exhibit 3.3 to the Registration Statement on Form S-3. *

**10.1 1990 Stock Option Plan, as amended, of Zoom Telephonics, Inc., filed as
       Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998. *

**10.2 1991 Director Stock Option Plan, as amended, of Zoom Telephonics, Inc., filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 ("the June 1996 Form 10-Q"). *

10.3 Loan and Security Agreement between Zoom Telephonics, Inc. and Fleet Capital Corporation, filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2000 (the "June 2000 form 10-Q").*

10.4 Revolving Promissory Note issued in favor of Fleet Capital Corporation, filed as Exhibit 10.2 to the June 2000 10-Q.*


10.5  Lease between Zoom Telephonics, Inc. and "E" Street Associates, filed as
      Exhibit 10.5 to the June 1996 Form 10-Q. *

10.6 Form of Indemnification Agreement, filed as Exhibit 10.6 to the June 1996 Form 10-Q. *

**10.7 Letter Agreement between Zoom and an executive officer, filed as Exhibit
       10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2000.*

**10.8 Employment Agreement, filed as Exhibit 10.9 to the 1997 Form 10-K. *

11.   Statement re computation of per share earnings.

21. Subsidiaries, filed as Exhibit 21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996. *

23.   Report on Financial Statement Schedule and Consent of KPMG LLP.


* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

**    Compensation Plan or Arrangement.

                              Exhibit 21

                                  Subsidiaries

Zoom Telephonics, Inc., a Delaware corporation

   Exhibit 23. Report on Financial Statement Schedule and Consent of KPMG LLP




                   REPORT ON FINANCIAL STATEMENT SCHEDULE AND
                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors;
Zoom Telephonics, Inc.


The audits referred to in our report dated February 7, 2001, included the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 33-42834, No. 33-90930, No. 333-60565, No. 333-75575, and No. 333-47188) on
Form S-8 and No. 333-38590 on Form S-3 of Zoom Telephonics, Inc., of our report dated February 7, 2001, relating to the consolidated balance sheets of Zoom Telephonics, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows and related schedule for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Zoom Telephonics, Inc.




                                                   KPMG LLP




Boston, Massachusetts
March 30, 2001

                                                                    Schedule II




                            ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                              VALUATION AND QUALIFYING ACCOUNTS
                        Years ending December 31, 1998, 1999 and 2000




                                Balance at       Charged                                   Balance
                                 Beginning    (Credited) to                   Amount       at end
        Description               of year        Expense        Other       written off    of year
                                  --------       -------        -----       -----------    -------
Reserve for doubtful accounts  $   467,030    $   652,173    $      -     $   314,203   $   805,000
Reserve for price protection     1,306,478      3,321,809           -       3,061,172     1,567,115
Reserve for sales returns        4,126,554      9,929,379           -      10,542,648     3,513,285
COOP advertising and other
allowances                       1,713,059      3,268,744           -       2,614,754     2,367,049
                                 ---------      ---------     --------     ----------     ---------
Year ending December 31, 1998  $ 7,613,121    $17,172,105    $      -     $16,532,777   $ 8,252,449
                                 =========     ==========     ========     ==========     =========

Reserve for doubtful accounts  $   805,000    $ 1,289,244 (a)$ 761,901    $ 1,897,482   $   958,663
Reserve for price protection     1,567,115        653,007           -       1,570,436       649,686
Reserve for sales returns        3,513,285      5,893,014           -       6,472,280     2,934,019
COOP advertising and other
allowances                       2,367,049      4,714,611           -       4,853,437     2,228,223
                                 ---------     ----------      -------     ----------     ---------
Year ending December 31, 1999  $ 8,252,449    $12,549,876    $ 761,901    $14,793,635   $ 6,770,591
                                 =========     ==========      =======     ==========     =========
Reserve for doubtful accounts  $   958,663    $   (43,608)          -     $   560,849   $   354,206
Reserve for price protection       649,686        235,651           -         686,588       198,749
Reserve for sales returns        2,934,019      7,532,526           -       9,401,130     1,065,415
COOP advertising and other
allowances                       2,228,223      6,566,840           -       7,285,978     1,509,085
                                 ---------      ---------      -------     ----------     ---------
Year ending December 31, 2000  $ 6,770,591    $14,291,409    $      -     $17,934,545   $ 3,127,455
                                 =========     ==========      =======     ==========     =========



(a) Represents allowance for doubtful accounts of Hayes Microcomputer Products, Inc. as of March 9, 1999.

                                    EXHIBIT B

            FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2001

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q


(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended September 30, 2001

                                      or
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

       For the transition period from                to
                                       --------------    --------------

                        Commission File Number 0-18672


                            ZOOM TELEPHONICS, INC.
                            ----------------------
            (Exact Name of Registrant as Specified in its Charter)

               Canada                                      04-2621506
               ------                                      ----------
    (State or Other Jurisdiction of                   (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)


    207 South Street, Boston, Massachusetts                    02111
    ---------------------------------------                    -----
    (Address of Principal Executive Offices in the U.S.)    (Zip Code)

    Registrant's Telephone Number, Including Area Code: (617) 423-1072

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES  [ X ]    NO [    ]


The number of shares outstanding of the registrant's Common Stock, No Par Value, as of November 13, 2001 was 7,860,866 shares.

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                                      INDEX


                                                                          Page

Part I. Financial Information

  Item 1.  Consolidated Balance Sheets as of September 30, 2001
               and December 31, 2000                                         3

           Consolidated Statements of Operations for the Three
               Months and Nine Months Ending September 30, 2001 and 2000     4

           Consolidated Statements of Cash Flows for the Nine
               Months Ending September 30, 2001 and 2000                     5

           Notes to Consolidated Financial Statements                    6 - 8

  Item 2.  Management's Discussion and Analysis of
               Financial Condition and Results of Operations            9 - 14

  Item 3.  Qualitative and Quantitative Disclosures About
               Market Risk                                                  14

Part II.   Other Information


  Item 6.  Exhibits and Reports on Form 8-K                                 15

           Signatures                                                       16

PART I - FINANCIAL INFORMATION

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets


                                                                               September 30, 2001   December 31, 2000
                                                                                   (Unaudited)          (Audited)
                                                                                   -----------          ---------
               Assets

          Current assets:
              Cash and cash equivalents                                           $  5,823,527       $  2,906,270
              Accounts receivable, net of reserves for doubtful
                  accounts, returns, and allowances of  $2,481,740 at
                  September 30, 2001 and $3,127,455 at December 31, 2000             7,316,349          7,923,967
              Inventories, net                                                      12,857,141         21,896,883
              Net deferred tax assets                                                2,012,844          5,812,844
              Prepaid expenses and other current assets                                986,347            678,271
                                                                                  ------------       ------------
                       Total current assets                                         28,996,208         39,218,235
                                                                                  ------------       ------------

          Property, plant and equipment, net                                         4,346,212          4,580,634
          Goodwill, net of accumulated amortization of $2,444,122 at
             September 30, 2001 and $1,827,459 at December 31, 2000                  2,159,561          3,076,224
          Other assets                                                                  24,736             84,902
                                                                                  ------------       ------------


                        Total assets                                              $ 35,526,717       $ 46,959,995
                                                                                  ============       ============


               Liabilities and Stockholders' Equity

          Current liabilities:
              Current portion of long-term debt                                   $    136,535       $       --
              Accounts payable                                                       3,860,508          7,428,832
              Accrued expenses                                                       2,048,671          2,414,917
                                                                                  ------------       ------------
                       Total current liabilities                                     6,045,714          9,843,749
                                                                                  ------------       ------------


           Long-term debt                                                            5,780,070               --

           Other non-current liabilities                                               283,665            368,800
                                                                                  ------------       ------------

                       Total liabilities                                            12,109,449         10,212,549
                                                                                  ------------       ------------

          Stockholders' equity:
             Common stock, no par value.  Authorized 25,000,000 shares;
               issued and outstanding 7,860,866 shares at September 30, 2001
               and at December 31, 2000                                             28,220,255         28,145,375
             Retained earnings (accumulated deficit)                                (4,667,458)         8,694,230
             Accumulated other comprehensive loss                                     (135,529)           (92,159)
                                                                                  ------------       ------------

                       Total stockholders' equity                                   23,417,268         36,747,446
                                                                                  ------------       ------------

                       Total liabilities and stockholders' equity                 $ 35,526,717       $ 46,959,995
                                                                                  ============       ============


See accompanying notes to consolidated financial statements.

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                               Three Months Ending            Nine Months Ending
                                                               -------------------            ------------------
                                                                   September 30,                 September 30,
                                                                   -------------                 -------------
                                                              2001            2000          2001              2000
                                                              ----            ----          ----              ----

Net sales                                               $ 12,317,900    $ 16,177,255    $ 33,408,216    $ 43,477,888
Costs of goods sold                                        8,889,253       9,992,056      26,855,076      28,326,408
                                                        ------------    ------------    ------------    ------------

     Gross profit                                          3,428,647       6,185,199       6,553,140      15,151,480

Operating expenses:
     Selling                                               2,400,686       3,540,337       7,254,360       9,334,961
     General and administrative                            1,433,023       1,600,510       4,571,519       4,400,908
     Research and development                              1,334,617       1,255,801       4,155,051       4,661,511
                                                        ------------    ------------    ------------    ------------

     Total operating expenses                              5,168,326       6,396,648      15,980,930      18,397,380
                                                        ------------    ------------    ------------    ------------

     Operating loss                                       (1,739,679)       (211,449)     (9,427,790)     (3,245,900)

Other income (expense), net                                   22,520         136,181        (133,898)        419,250
                                                        ------------    ------------    ------------    ------------

     Loss before income tax expense (benefit)             (1,717,159)        (75,268)     (9,561,688)     (2,826,650)

Income tax expense (benefit)                               3,800,000         (25,442)      3,800,000        (898,412)
                                                        ------------    ------------    ------------    ------------

     Net loss                                           $ (5,517,159)   $    (49,826)   $(13,361,688)   $ (1,928,238)
                                                        ============    ============    ============    ============

Net loss per common share:

     Basic                                              $       (.70)   $       (.01)   $      (1.70)   $       (.25)
                                                        ============    ============    ============    ============


     Diluted                                            $       (.70)   $       (.01)   $      (1.70)   $       (.25)
                                                        ============    ============    ============    ============


Weighted average common and common equivalent shares:

     Basic                                                 7,860,866       7,798,674       7,860,866       7,642,795
                                                        ============    ============    ============    ============

     Diluted                                               7,860,866       7,798,674       7,860,866       7,642,795
                                                        ============    ============    ============    ============


See accompanying notes to consolidated financial statements.

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                             Nine Months Ending September 30,
                                                                             --------------------------------
                                                                                   2001            2000
                                                                              --------------- ---------------
Cash flows from operating activities:
      Net loss                                                                 $(13,361,688)   $(1,928,238)
      Adjustments to reconcile net loss to net cash
         used in operating activities:
            Depreciation and amortization                                         1,613,269      1,162,025
            Amortization of restricted stock                                         74,880           --
            Deferred income taxes                                                 3,800,000       (914,187)
            Equity in losses of affiliate                                           135,165        120,000
            Changes in operating assets and liabilities:
              Accounts receivable, net                                              607,618     (2,907,634)
              Inventories, net                                                    9,039,742     (4,167,664)
              Prepaid expenses and other assets                                    (308,076)        62,860
              Accounts payable and accrued expenses                              (3,934,570)     2,702,806
                                                                               ------------    -----------
                     Net cash used in operating activities                       (2,333,660)    (5,870,032)
                                                                               ------------    -----------

Cash flows from investing activities:
      Sale of investment securities                                                      53      1,162,757
      Investment in affiliate                                                       (74,999)          --
      Additions to property, plant and equipment                                   (547,319)      (993,518)
                                                                               ------------    -----------

                     Net cash provided (used in) by investing activities           (622,265)       169,239
                                                                               ------------    -----------


Cash flows from financing activities:
      Proceeds from the issuance of long-term debt                                6,000,000           --
      Principal payments on long-term debt                                          (83,395)          --
      Proceeds from exercise of nonqualified stock options                             --        1,807,242
                                                                               ------------    -----------
                   Net cash provided by financing activities                      5,916,605      1,807,242
                                                                               ------------    -----------



Effect of exchange rate changes on cash                                             (43,423)      (225,490)
                                                                               ------------    -----------

Net increase (decrease) in cash and cash equivalents                              2,917,257     (4,119,041)

Cash and cash equivalents, beginning of period                                    2,906,270      7,218,500
                                                                               ------------    -----------


Cash and cash equivalents, end of period                                       $  5,823,527    $ 3,099,459
                                                                               ============    ===========

Supplemental disclosures of cash flow information:
      Cash paid during the year for:
      Interest                                                                 $    310,956    $      --
                                                                               ============    ===========
      Income taxes                                                             $        --     $      --
                                                                               ============    ===========



       See accompanying notes to consolidated financial statements.

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

(1) Basis of Presentation

         The consolidated financial statements of Zoom Telephonics, Inc. (the "Company") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and footnote disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ending December 31, 2000 included in the Company's 2000 Annual Report on Form 10-K.

         The consolidated balance sheet as of September 30, 2001, the consolidated statements of operations for the three months and nine months ending September 30, 2001 and 2000, and the consolidated statements of cash flows for the nine months ending September 30, 2001 and 2000 are unaudited, but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods.

     The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2001.


(2)      Earnings Per Share

         The reconciliation of the numerators and denominators of the basic and diluted net loss per common share computations for the Company's reported net loss is as follows:

                                          Three Months Ending             Nine Months Ending
                                              September 30,                  September 30,
                                           2001              2000          2001             2000
                                        ------------    ------------  ------------      ------------
Basic:
   Net loss                             $(5,517,159)   $   (49,826)   $(13,361,688)   $  (1,928,238)

Weighted average shares outstanding
                                          7,860,866      7,798,674       7,860,866        7,642,795
                                        -----------    -----------    ------------    -------------

Net loss per share                      $      (.70)   $      (.01)   $      (1.70)   $        (.25)
                                        ===========    ===========    ============    =============


Diluted:
    Net loss                            $(5,517,159)   $   (49,826)   $(13,361,688)   $  (1,928,238)

Weighted average shares outstanding
                                          7,860,866      7,798,674       7,860,866        7,642,795

Net effect of dilutive stock options
   based on the treasury stock method
   using average market price                  --             --              --               --

Weighted average shares outstanding
                                          7,860,866      7,798,674       7,860,866        7,642,795
                                        -----------    -----------    ------------    -------------

Net loss per share                      $      (.70)   $      (.01)   $      (1.70)   $        (.25)
                                        ===========    ===========    ============    =============


         Potential common shares for which inclusion would have the effect of increasing diluted earnings per share (i.e., antidilutive) are excluded from the computation. Options to purchase 24,486 and 505,381 shares of common stock at September 30, 2001 and 2000, respectively, were outstanding, but not included in the computation of diluted earnings per share as their effect would be antidilutive.


(3) Inventories

       Inventories consist of the following:
                                     September 30, 2001       December 31, 2000
                                     ------------------       -----------------

          Raw materials                 $ 6,356,085               $10,335,673
          Work in process                 2,270,140                 5,101,037
          Finished goods                  4,230,916                 6,460,173
                                        -----------               -----------

                                        $12,857,141               $21,896,883
                                        ===========               ===========


(4)      Comprehensive Income

         Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" establishes rules for the reporting and display of comprehensive income and its components; however, it has no impact on the Company's net income (loss) or shareholders' equity. SFAS No. 130 requires all changes in equity from non-owner sources to be included in the determination of comprehensive income (loss).

         The components of comprehensive loss, net of tax, are as follows:

                                             Three Months Ending                Nine Months Ending
                                                September 30,                      September 30,
                                               2001            2000          2001            2000
                                           -------------- -------------- -----------    ------------

           Net loss                         $(5,517,159)   $ (49,826)   $(13,361,688)   $(1,928,238)

           Foreign currency translation
             adjustment                         132,536     (266,313)        (43,423)      (225,490)


           Net unrealized holding gain on
             investment securities                 --         20,765              53         30,825
                                            -----------    ---------    ------------    -----------

          Comprehensive loss                $(5,384,623)   $(295,374)   $(13,405,058)   $(2,122,903)
                                            ===========    =========    ============    ===========



(5)      Bank Credit Facility and Mortgage

         At September 30, 2001 we had a $5 million line of credit facility. We have not borrowed under this line, so as of September 30, 2001 and the date of this report, no amounts were outstanding under this facility. The line of credit was contracted to expire on April 1, 2003. However, our lender has notified us on October 22, 2001 that it has terminated our line because it considers an event of default to have occurred as a result of our operating performance. We have contested the lender's default assertion and we are conferring with an outside attorney regarding this matter. A potential alternative lender with which we were negotiating a replacement facility notified us that in light of current market conditions and the economic uncertainties following the September 11 attack on New York, it was withdrawing its commitment to provide us with such funding. We are in discussions with another potential alternative lender to obtain a replacement facility. We cannot assure that this replacement facility will be available on favorable terms, if at all. At the date of this report (November 14, 2001) we have in excess of $4.6 million in cash and cash equivalents with no borrowings other than the 20-year mortgage described below.

         On January 10, 2001 the Company obtained a mortgage for $6 million on the real estate property located at 201 and 207 South Street, Boston, Massachusetts. This is a 20-year direct reduction mortgage. The interest rate is fixed for one year, based on the one-year Federal Home Loan Bank rate plus 2.5% per annum. The rate is adjusted on January 10th of each calendar year commencing on January 10, 2002. The current rate of interest as of September 30, 2001 was 7.76% and interest expense for the third quarter and nine months ending September 30, 2001 was $121,331 and $336,761, respectively.


(6)      Income Taxes

        The Company recorded an increase in its net deferred tax asset valuation allowance of $3.8 million in the third quarter of 2001. The increase reflects management's assessment, based on historical financial results and current economic conditions, that based on the "more likely than not" criteria of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the Company may not be able to recover a portion of its net deferred tax assets. The Company's remaining net deferred tax assets balance at September 30, 2001 is based on feasible tax planning strategies available to the Company at this time. Income tax expense was $3.8 million for the three and nine months ending September 30, 2001, compared to an income tax benefit of $25,442 and $898,412 in the three and nine months ending September 30, 2000, respectively.

(7)      Segment and Geographic Information

         The Company's operations are classified into one reportable segment. The Company's domestic net sales and international sales for the three months and nine months ending September 30, 2001 and 2000, respectively, were comprised as follows:

                         Three Months         Three Months           Nine Months         Nine Months
                            Ending      % of     Ending      % of       Ending    % of      Ending    % of
                         September 30,  Total September 30,  Total  September 30, Total September 30, Total
                     --------------     ----- -------------- -----  ------------- ----- ------------- -----
                              2001                 2000                 2001                 2000
                              ----                 ----                 ----                 ----

          North America   $ 8,291,235    67%   $13,056,410    81%   $21,705,728    65%   $32,059,719    74%
          International     4,026,665    33%     3,120,845    19%    11,702,488    35%    11,418,169    26%
                          -----------   ---    -----------   ---    -----------   ---    -----------   ---
          Total           $12,317,900   100%   $16,177,255   100%   $33,408,216   100%   $43,477,888   100%
                          ===========   ===    ===========   ===    ===========   ===    ===========   ===



     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion and analysis should be read in conjunction with the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, stated below, as well as the risk factors set forth in our Annual Report on Form 10-K. Readers should also be cautioned that results of any reported period are often not indicative of results for any future period.

Results of Operations

         Our net sales were $12.3 million and our net loss was $5.5 million for the third quarter ending September 30, 2001 compared to net sales of $16.2 million and a net loss of $50.0 thousand for the third quarter ending September 30, 2000. Our loss per share was $0.70 for the third quarter of 2001 compared to a loss per share of $0.01 for the third quarter of 2000. Our net sales were $33.4 million and our net loss was $13.4 million for the nine months ending September 30, 2001 compared to net sales of $43.5 million and a net loss of $1.9 million for the nine months ending September 30, 2000. The net loss per share was $1.70 for the nine months ending on September 30, 2001 versus a net loss per share of $0.25 for the nine months ending September 30, 2000.

         Net sales for the quarter ending September 30, 2001 were 23.9% lower than the prior year's third quarter. Unit volume and average selling price both declined in our primary revenue product category, dial-up modems. Revenues declined in our North American non-OEM sales area, and also in our worldwide OEM sales area. Revenues increased in our International non-OEM sales area, reflecting increased sales in the U.K., our second largest country market, and also in Western Europe, where we have a new sales manager.

         Net sales for the nine months ending September 30, 2001 were 23.2% lower than the comparable period in the prior year. Unit volume and average selling price both declined in our primary revenue product category, dial-up modems, and revenues declined both inside and outside North America, reflecting continuing weakness in the dial-up modem market.

         The major reason for our $5.5 million higher net loss in Q3 2001 over Q3 2000 was a $3.8 million income tax expense recorded against our Q3 2001 before-tax loss of $1.7 million. This tax expense resulted from an increase in our deferred tax asset valuation allowance reserve. See the Income Tax discussion below.

         Our before-tax loss in Q3 2001 was $1.7 million versus a before-tax loss of $.1 million in Q3 2000. The major reason for the $1.6 million higher before-tax loss was $2.8 million lower gross profit, partially offset by a reduction of $1.2 million in operating expenses. Gross profit for the three months ending September 30, 2001 was $3.4 million, or 27.8% of net sales, compared to $6.2 million, or 38.2% of net sales, for the three months ending September 30, 2000. The $2.8 million gross profit decrease was due to lower sales volume and selling prices, which was partially offset by reduced material costs and manufacturing expenses, and also due to a $.7 million higher inventory valuation write-down reflecting lower of cost or market tests applied to our inventory of broadband and wireless products. The write-down resulted from both our low sales for these products and the industry decline in component and finished goods prices for these categories.

         The major reasons for our $11.4 million higher net loss in the nine months ending September 30, 2001 versus the nine months ending September 30, 2001 was $8.6 million lower gross profit and $4.7 million higher income tax expense, partially offset by a reduction of $1.9 million in operating expenses and other income. Gross profit as a percent of net sales decreased to 19.6% for the nine months ending September 30, 2001, compared to 34.8% for the nine months ending September 30, 2000. The $8.6 million decrease was due to lower sales volume and selling prices, which was partially offset by reduced material costs and manufacturing expenses, and also due to a $3.4 million higher inventory valuation write-down, primarily reflecting lower of cost or market tests applied to our inventory of broadband and wireless products. The write-down resulted from both our low sales for these products and the industry decline in component and finished goods prices for these categories.

         In order to reduce expenses, we have reduced our worldwide staff, across all functional areas, from 330 employees on December 31, 2000 to 226 employees on September 30, 2001. We have also implemented a temporary wage freeze and controls on discretionary spending.

         Selling expenses in the third quarter ending September 30, 2001 decreased in dollars to $2.4 million or 19.5% of net sales from $3.5 million or 21.9% of net sales in the third quarter ending September 30, 2000. The dollar decrease was mainly due to reduced advertising and promotion expense, primarily for cooperative advertising programs by resellers of our modems, reduced commissions, and outside services.

         Selling expenses for the nine months ending September 30, 2001 decreased in dollars to $7.3 million or 21.7% of net sales from $9.3 million or 21.5% of net sales in the nine months ending September 30, 2000. The dollar decrease was mainly due to reduced advertising and promotion expense, primarily for cooperative advertising programs by resellers of our modems, reduced commissions, and reduced selling expenses in our U.K. office.

         General and administrative expenses were $1.4 million or 11.6% of net sales in the third quarter ending September 30, 2001 compared to $1.6 million or 9.9% of net sales in the third quarter ending September 30, 2000. The dollar decrease was primarily the result of reduced personnel costs, legal expenses, and other operating expenses. The expense decreases were partially offset by a $.3 million expense increase from the write-down of goodwill associated with a 1996 acquisition.

         General and administrative expenses for the nine months ending September 30, 2001 increased in dollars to $4.6 million or 13.7% of net sales from $4.4 million or 10.1% of net sales in the nine months ending September 30, 2000. The dollar increase was predominantly the result of the $.3 million expense increase from the write-down of goodwill associated with a 1996 acquisition, increased bad debt expense, higher legal fees, and higher business insurance costs. The expense increases were partially offset by reduced personnel costs and lower general and administrative expenses in our U.K. office.

         Research and development expenses were $1.3 million or 10.8% of net sales in the third quarter ending September 30, 2001 compared to $1.3 million or 7.8% of net sales in the third quarter ending September 30, 2000.

         Research and development expenses for the nine months ending September 30, 2001 decreased in dollars to $4.2 million or 12.4% of net sales from $4.7 million or 10.7% of net sales in the nine months ending September 30, 2000. The decrease was primarily due to reduced personnel expenses, lower expenses for industry and government product approvals, reduced expenses for recruiting, and lower expenses for production materials used in product development.

         In the third quarter ending September 30, 2001 other income, net was approximately $23,000, compared to other income, net of $136,000 in the third quarter ending September 30, 2000. The reduction in other income, net was primarily due to the interest expense, which began in February 2001 for the debt payments made for the $6 million mortgage of our Corporate headquarters, and a decrease in interest income due to lower interest rates and lower average cash balances in the third quarter of 2001 compared to the third quarter of 2000.

         In the nine months ending September 30, 2001 other expense, net was approximately $134,000, compared to other income, net of $419,000 in the third quarter ending September 30, 2000 for the reasons stated above.

         Income tax expense was $3.8 million for the three and nine months ending September 30, 2001, compared to an income tax benefit of $25,442 and $898,412 in the three and nine months ending September 30, 2000, respectively. The Company recorded an increase in its net deferred tax asset valuation allowance of $3.8 million in the third quarter of 2001. The increase reflects management's assessment, based on historical financial results and current economic conditions, that based on the "more likely than not" criteria of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the Company may not be able to recover a portion of its net deferred tax assets. The Company's remaining net deferred tax assets balance at September 30, 2001 is based on feasible tax planning strategies available to the Company at this time.

Liquidity and Capital Resources

         We ended the third quarter of 2001 with stockholders' equity of $23.4 million or $2.97 per share, cash and cash equivalents of $5.8 million, working capital of $23.0 million, and a current ratio of 4.8.

          Operating activities used $2.3 million in cash during the nine months ending September 30, 2001. Our use of cash included a net loss of $13.4 million, the reduction of accounts payable by $3.9 million, and the increase of prepaid expenses and other assets of $0.3 million. These uses were partially offset by cash and non cash items provided from the reduction of inventory of $9.0 million, a reduction (write-down) in our net deferred income tax asset of $3.8 million, depreciation and amortization of $1.6 million, and a decrease in accounts receivable of $0.6 million. The reduction of accounts payable reflected our reduced inventory levels. The decrease in inventories in the first nine months of 2001 resulted from our reduced inventory purchases following the inventory buildup in 2000, our $3.4 million inventory valuation write-down recorded primarily in Q1 2001 and Q3 2001, and the return of inventories to key suppliers. Our deferred income tax asset was written-down by recording a $3.8 million additional valuation reserve in Q3 2001. Our decrease in accounts receivable primarily reflected our lower sales volume.

         Investing activities used approximately $622,000 in cash during the nine months ending September 30, 2001. This cash was primarily used to fund the capital expenditures of $547,000, which consisted primarily of the continuing improvements to our headquarters building, purchases of computer software and hardware, and purchases of equipment and tooling. We also made an additional $75,000 investment in an affiliate. We do not have any significant capital commitments, and we anticipate that we will continue with modest investments in equipment and in improvements to our facilities during the year.

         During the nine months ending September 30, 2001, we received cash from financing activities of $6.0 million from the proceeds of a 20-year mortgage of our headquarters building. Principal on the loan is amortized on a 20-year basis. The interest rate is adjusted annually in January of each year based on the one-year Federal Home Loan Bank rate plus 2.5 % per annum. The interest rate for the current year is 7.76%.

         At September 30, 2001, we also had a $5 million line of credit facility. We have not borrowed under this line, so as of September 30, 2001 and the date of this report, no amounts were outstanding under this facility. The line of credit was contracted to expire on April 1, 2003. However, our lender has notified us on October 22, 2001 that it has terminated our line because it considers an event of default to have occurred as a result of our operating performance. We have contested the lender's default assertion and we are conferring with an outside attorney regarding this matter. A potential alternative lender with which we were negotiating a replacement facility notified us that in light of current market conditions and the economic uncertainties following the September 11 attack on New York, it was withdrawing its commitment to provide us with such funding. We are in discussions with another potential alternative lender to obtain a replacement facility. We cannot assure that this replacement facility will be available on favorable terms, if at all. At the date of this report (November 14, 2001) we have in excess of $4.6 million in cash and cash equivalents with no borrowings other than our 20-year mortgage. However, if we are not able to reinstate our line or obtain a replacement facility we may require additional sources of cash to support our business over the next twelve months.

Recently Issued Accounting Standards


         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 expresses the view of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. We adopted SAB 101 in the fourth quarter of 2000, and have adjusted previously reported revenue, cost of revenue, accounts receivable and inventory balances related to the manner in which we had historically recorded and reported sales returns reserves. There was no net impact on our previously reported gross margins or net income (loss). We have reclassified the statement of operations for the periods ended September 30, 2000 to reflect this change.

         FASB Emerging Issues Task Force Issue No. 00-14 "Accounting for Certain Sales Incentives" addresses the recognition, measurement, and income statement classification for certain types of sales incentives. The application of the guidance in Issue No. 00-14 will result in a change in the manner in which the Company records certain types of discounts and sales and marketing incentives that are provided to its customers. The Company has historically recorded certain types of these incentives as marketing expenses. Under Issue No. 00-14, the Company will record these discounts and incentives as reductions of revenue. In April 2001, the FASB Emerging Issues Task Force reached a consensus on Issue No. 00-25 "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products". Issue No. 00-25 addresses whether certain consideration offered by a vendor to a distributor, including slotting fees, cooperative advertising arrangements and "buy-down" programs, should be characterized as operating expenses or reductions of revenue. Issue No. 00-14 and 00-25 are required to be implemented no later than the first fiscal quarter of 2002, at which time prior period reported amounts will be reclassified to conform to the new presentation. The pro forma disclosures below reflect the reclassification of both previously reported as well as current quarter and the nine month reported revenues and sales and marketing expenses based on the application of the guidance in Issue No. 00-14 and Issue No. 00-25. There is no current quarter or historical impact on the Company's balance sheets.




                                   Three Months Ending September 30,   Nine Months Ending September 30,
                                   ---------------------------------   --------------------------------
                                        2001                2000            2001             2000
                                        ----                ----            ----             ----
          Revenues:
          As previously reported      $12,317,900      $16,177,255      $33,408,216      $43,477,888
          As reclassified             $11,719,317      $15,706,528      $31,991,512      $41,749,052

          Selling expenses:
          As previously reported      $ 2,400,686      $ 3,540,337      $ 7,254,360      $ 9,334,961
          As reclassified             $ 1,802,103      $ 3,069,610      $ 5,837,656      $ 7,606,125


         In June 2001, the FASB issued SFAS No. 141, "Business Combinations" which addresses the financial accounting and reporting for business combinations and supersedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires that all business combinations be accounted for by a single method, the purchase method, modifies the criteria for recognizing intangible assets, and expands disclosure requirements. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. We do not expect the adoption of SFAS No. 141 will have a material effect on our results of operations or statements of financial position.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. SFAS No. 142 is effective for our fiscal year 2002. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS No. 142 are to be reported as resulting from a change in accounting principle. However, goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to provisions of SFAS
142. We are in the process of determining the impact that adoption will have on our consolidated financial statements.

         Statement of Financial Accounting Standards No. 143, "Accounting For Asset Retirement Obligations", ("SFAS 143"), issued in June 2001, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated retirement costs. SFAS 143 which applies to all entities that have a legal obligation associated with the retirement of a tangible long-lived asset is effective for fiscal years beginning after June 15, 2002. The Company does not expect the implementation of SFAS 143 to have a material impact on its financial condition or results of operations.

         Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144"), issued in August 2001, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144, which applies to all entities, is effective for fiscal years beginning after December 15, 2001. We are in the process of determining the impact that adoption will have on our consolidated financial statements.


ITEM 3.  Quantitative and Qualitative Disclosures About Market Risk

         The Company owns financial instruments that are sensitive to market risks as part of its investment portfolio. The investment portfolio is used to preserve the Company's capital until it is required to fund operations, including the Company's research and development activities. None of these market-risk sensitive instruments are held for trading purposes. The Company does not own derivative financial instruments in its investment portfolio. The investment portfolio contains instruments that are subject to the risk of a decline in interest rates.

Investment Rate Risk - The Company's investment portfolio consists entirely of money market funds, which are subject to interest rate risk. Due to the short duration and conservative nature of these instruments, the Company does not believe that it has a material exposure to interest rate risk. The 20 year mortgage of our headquarters building is a variable rate loan with the interest rate adjusted annually. A 1% change in the interest rate would result in a decrease or increase of approximately $60,000 of interest expense per year.


     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

         This report contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "may," "will," "plan," "intend," "could," "estimate," "is being," "goal" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. These statements, which include statements relating to the sufficiency of Zoom's cash, the availability of replacement financing, and Zoom's anticipated investments in equipment and improvements to its facilities, could cause Zoom's actual results to differ materially from those anticipated. Actual results may be materially different than those expectations as a result of known and unknown risks, including:
Zoom's ability to obtain additional financing when needed or on favorable terms; Zoom's incurrence of substantial losses; Zoom's ability to effectively manage its inventory and changing business; the uncertainty of new product development and introduction, including budget overruns, project delays and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; uncertainties inherent in financial projections that, by their nature, are based upon assumptions, many of which are not in the control of Zoom; Zoom's dependence on one or a limited number of suppliers for certain key components; development and market acceptance of the cable and DSL data communications markets, uncertainty of market growth of those markets; rapid technological change; competition; and other risks set forth in Zoom's filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by law, Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom's expectations or any change in events, conditions or circumstance on which any such statement is based.


 PART II - OTHER INFORMATION


ITEM 6 - Exhibits and reports on Form 8-K


            (a) Exhibits
                 None

            (b) No reports on Form 8-K were filed by the Company during the quarter ending September 30, 2001.

                      ZOOM TELEPHONICS, INC. AND SUBSIDIARY



                                SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           ZOOM TELEPHONICS, INC.


Date: November 14, 2001        By:           /s/ Frank B. Manning
                                   ---------------------------------------------
                                     Frank B. Manning, President



Date: November 14, 2001        By:          /s/ Robert Crist
                                   ---------------------------------------------
                                     Robert Crist, Vice President of Finance
                                            and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                    EXHIBIT C

                    SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
                           ZOOM CANADA (THE "COMPANY")
               TO CONTINUE THE COMPANY INTO THE STATE OF DELAWARE

         BE IT RESOLVED as a special resolution of the shareholders of Zoom Telephonics, Inc. (the "Company") that:

         1. The change of domicile of the Company from Canada to the United States whereby the Company will be domesticated under the laws of the State of Delaware pursuant to section 388 of the Delaware General Corporation Law (the "DGCL") and discontinued under the provisions of section 188(7) of the Canada Business Corporations Act (the "CBCA") be and the same is hereby approved and authorized and the Company be and it is hereby authorized to apply to the Secretary of State of the State of Delaware for the purposes of domesticating the Company under the laws of the State of Delaware pursuant to section 388 of the DGCL and thereafter apply to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA;

         2. The Certificate of Incorporation and the Certificate of Domestication, which are attached as Exhibits "E" and "F", respectively, to the Proxy Statement/Prospectus of the Company mailed to the shareholders of the Company for the purposes of the Special Meeting, subject to changes as the Secretary of State of the State of Delaware may require or as the Board of Directors of the Company may approve, be and the same are hereby adopted, approved and authorized;

         3. The Bylaws, which are attached as Exhibit "G" to the Proxy Statement/Prospectus of the Company mailed to the shareholders of the Company for the purposes of the Special Meeting, be and the same are hereby adopted, approved and authorized;

         4. The directors of the Company may, in their discretion, amend, delay or abandon the application for continuation of the Company under the Delaware Law without further approval by the shareholders of the Company; and

         5. The President, Executive Vice President and Chief Financial Officer of the Company be and each of them hereby is acting singly, authorized for and on behalf of the Company, to do all such acts and things and to execute, deliver and file all such deeds, documents and other instruments as may be necessary or desirable to carry out the provisions of this resolution which, without limiting the generality of the foregoing, shall include the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Domestication and the Certificate of Incorporation, the application to the Director under the CBCA to authorize and approve the Continuance, the application to the Director under the CBCA for a Certificate of Discontinuance pursuant to section 188(7) of the CBCA and all other requisite notices and filings in respect of the domestication required pursuant to applicable laws.

                                    EXHIBIT D

               SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

         190. (1) RIGHT TO DISSENT. -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

         a. amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

         b. amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

         c. amalgamate otherwise than under section 184;

         d. be continued under section 188; or

         e. sell, lease or exchange all or substantially all of its property under subsection 189(3).

         (2) FURTHER RIGHT. -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

         (3) PAYMENT FOR SHARES. -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

         (4) NO PARTIAL DISSENT. -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

         (5) OBJECTION. -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

         (6) NOTICE OF RESOLUTION. -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

         (7) DEMAND FOR PAYMENT. -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

         a. his name and address;

         b. the number and class of shares in respect of which he dissents; and

         c. a demand for payment of the fair value of such shares.

         (8) SHARE CERTIFICATE. -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

         (9) FORFEITURE. -- A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

         (10) ENDORSING CERTIFICATE. -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

         (11) SUSPENSION OF RIGHTS. -- On sending a notice under subsection (7), a dissenting shareholder cases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

         a. a dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

         b. the corporation fails to make an offer in accordance with subsection
(12) and the dissenting shareholder withdraws his notice, or

         c. the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

         (12) OFFER TO PAY. -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the noticed referred to in subsection (7), send to each dissenting shareholder who has sent such notice

         a. a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

         b. if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

         (13) SAME TERMS. -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

         (14) PAYMENT. -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

         (15) CORPORATION MAY APPLY TO COURT. -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

         (16) SHAREHOLDER APPLICATION TO COURT. -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

         (17) VENUE. -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

         (18) NO SECURITY FOR COSTS. -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

         (19) PARTIES. -- On an application to a court under subsection (15) or
(16),

         a. all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

         b. the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be head in person or by counsel.

         (20) POWERS OF COURT. -- On an application to a court under subsection
(15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

         (21) APPRAISERS. -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

         (22) FINAL ORDER. -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

         (23) INTEREST. -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

         (24) NOTICE THAT SUBSECTION (26) APPLIES. -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

         (25) EFFECT WHERE SUBSECTION (26) APPLIES. -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

         a. withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

         b. retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

         (26) LIMITATION. -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

         a. the corporation is or would after the payment be unable to pay its liabilities as they become due, or

         b. the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                    EXHIBIT E

               ZOOM DELAWARE PROPOSED CERTIFICATE OF INCORPORATION

                          CERTIFICATE OF INCORPORATION
                                       OF
                             ZOOM TECHNOLOGIES, INC.


     The undersigned, a natural person, for the purposes of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental hereto, and generally known as the "Delaware General Corporation Law"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is Zoom Technologies, Inc.

     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be to engage in any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

     25,000,000 shares of Common Stock, $.01 par value.

     FIFTH:  The name and mailing address of the incorporator is as follows:

             NAME                                 ADDRESS
             ----                                 -------

             Frank B. Manning                     c/o Zoom Telephonics, Inc.
                                                  207 South Street
                                                  Boston, MA 02111

SIXTH: The name and the mailing address of the directors of the Corporation, each of whom shall serve until the first annual meeting of shareholders and until his or her successor is elected and qualified, are as follows:

             NAME                                 ADDRESS
             ----                                 -------

             Frank B. Manning                     c/o Zoom Telephonics, Inc.
                                                  207 South Street
                                                  Boston, MA 02111

             Peter R. Kramer                      c/o Zoom Telephonics, Inc.
                                                  207 South Street
                                                  Boston, MA 02111

             Bernard Furman                       821 Helen Drive
                                                  Hollister, CA 95023

             L. Lamont Gordon                     c/o Sprott Securities
                                                  Royal Bank Plaza
                                                  South Tower, Suite 2300
                                                  Toronto, Ontario  M5J 2J2

             J. Ronald Woods                      16 Killdeer Crescent
                                                  Toronto, Ontario M4G 2W8

     SEVENTH: The Corporation shall have perpetual existence.


     EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

     2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

     3. The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial By-Law, or in a By-Law adopted by the stockholders of the Corporation entitled to vote.

     4. Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation shall be taken at a meeting duly called and held in accordance with law, the Certificate of Incorporation and the Bylaws, and not by written consent.

     NINTH: (a) The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (b) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this paragraph (b) of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

     TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

     ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TWELFTH: Nominations for the election of directors at an annual meeting of the stockholders, or special meeting in lieu of the annual meeting, may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors at the meeting. Stockholders entitled to vote in such election may nominate one or more persons for the election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery, overnight (receipted) courier or by United States mail, postage prepaid, to the secretary of the Corporation not later than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     THIRTEENTH: The Corporation was first incorporated in British Columbia under the name 1519 Holdings Ltd. on July 7, 1986 and subsequently changed its name to Zoom Telephonics, Inc. on October 1, 1987. On June 28, 1991, the Corporation was continued under the Canada Business Corporations Act by filing Articles of Continuance under that Act. Simultaneously with the filing of this Certificate of Incorporation, the Corporation has filed a Certificate of Domestication under Section 388 of the Delaware General Corporation Law with the Secretary of State of the State of Delaware. Pursuant to the domestication, each share of common stock of the Corporation outstanding on the effective date of this Certificate of Incorporation is hereby converted into one share of common stock of the Corporation without any further action by the Corporation or any stockholder, and the currently outstanding share certificates representing such shares of common stock outstanding on the effective date of this Certificate of Incorporation shall represent one share of the Corporation's common stock until such share certificate is surrendered for transfer or reissue.

     I, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and that the facts stated herein are true, and accordingly have
hereunto set my hand this       day of         , 2002.
                          -----        --------


                                    --------------------------------------------
                                    Frank B. Manning, Incorporator

                                    EXHIBIT F

                          CERTIFICATE OF DOMESTICATION

                                       OF

                             ZOOM TELEPHONICS, INC.

          The undersigned, President of Zoom Telephonics, Inc. (the "Corporation"), a corporation organized and existing under the laws of Canada, in accordance with the provisions of Section 388 of Title 8, Chapter 1 of the Delaware Code, does hereby certify as follows:

         FIRST: The Corporation was incorporated in British Columbia under the name 1519 Holdings Ltd. on July 7, 1986 and subsequently changed its name to Zoom Telephonics, Inc. on October 1, 1986. On June 28, 1991, the Corporation was continued under the Canada Business Corporations Act by filing Articles of Continuance under that Act.

         SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was Zoom Telephonics, Inc.

         THIRD: The name of the Corporation under which it is filing a Certificate of Incorporation is Zoom Technologies, Inc.

         FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration for the Corporation or any equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Domestication was Canada.

         FIFTH: A Certificate of Incorporation of Zoom Technologies, Inc. is being filed contemporaneously with this Certificate of Domestication.

         IN WITNESS WHEREOF, I, Frank B. Manning, being the President of the Corporation, and being duly authorized to sign this Certificate of Domestication on behalf of the Corporation have made, signed and sealed this Certificate of Domestication on this _____ day of ________________ , 2002.

                                            ZOOM TELEPHONICS, INC.

                                            By:
                                                --------------------------------
                                                     Frank B. Manning
                                                     President

                                    EXHIBIT G

                          ZOOM DELAWARE PROPOSED BYLAWS

                                     BYLAWS
                                       OF
                             ZOOM TECHNOLOGIES, INC.

                            (A Delaware Corporation)

                                    ARTICLE I
                                  STOCKHOLDERS

     SECTION 1.1 ANNUAL MEETING. The annual meeting of the stockholders of the corporation shall be held on such date as shall be fixed by the Board of Directors, at such time and place within or without the State of Delaware as may be designated in the notice of meeting. If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. If the annual meeting is omitted on the day herein provided, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting. At the discretion of the Board of Directors, the meeting may be conducted by remote communication to the extent permitted by law.

     SECTION 1.2 SPECIAL MEETINGS. Special meetings of the stockholders may be called at any time by the president or by the board of directors. Special meetings of the stockholders shall be held at such time, date and place within or outside of the State of Delaware as may be designated in the notice of such meeting. At the discretion of the Board of Directors, the meeting may be conducted by remote communication to the extent permitted by law.

     SECTION 1.3   NOTICE OF MEETING.

             (a) A written notice stating the place, if any, date, and hour of each meeting of the stockholders, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting, and to each stockholder who, under the Certificate of Incorporation or these Bylaws, is entitled to such notice, by delivering such notice to such person or leaving it at their residence or usual place of business, or by mailing it to such stockholder at his address as it appears upon the books of the corporation at least ten days and not more than 60 days before the meeting. Such notice shall be given by the secretary, an assistant secretary, or any other officer or person designated either by the secretary or by the person or persons calling the meeting.

             (b)   The requirement of notice to any stockholder may be waived
(i) by a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, (ii) if communication with such stockholder is unlawful,
(iii) by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice, or (iv) as otherwise excepted by law. A waiver of notice of any regular or special meeting of the stockholders need not specify the purposes of the meeting.

     (c) If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 1.4 QUORUM. The holders of one third of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

     SECTION 1.5 VOTING AND PROXIES. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the corporation, unless otherwise provided by law or by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

     SECTION 1.6 ACTION AT MEETING. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office, and a majority of the votes properly cast upon any question other than election to an office shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these Bylaws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

     SECTION 1.7 ACTION WITHOUT MEETING. All action required or permitted to be taken by the stockholders must be taken at a meeting duly called and held in accordance with law and in accordance with this Certificate of Incorporation and these Bylaws.

     SECTION 1.8   VOTING OF SHARES OF CERTAIN HOLDERS.

             (a) Shares of stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

             (b) Shares of stock of the corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares of capital stock of the corporation standing in the name of a trustee or fiduciary may be voted by such trustee or fiduciary.

             (c) Shares of stock of the corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

             (d) A stockholder whose shares are pledged shall be entitled to vote such shares unless in the transfer by the pledgor on the books of the corporation he expressly empowered the pledgee to vote thereon, in which case only the pledgee or its proxy shall be entitled to vote the shares so transferred.

             (e) Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

     SECTION 1.9 STOCKHOLDER LISTS. The secretary (or the corporation's transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at (i) the corporation's principal place of business, (ii) at the place where the meeting is to be held, or (iii) by making it available on an electronic network. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 2.1 POWERS. Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these Bylaws, the business of the corporation shall be managed under the direction of the board of directors, who shall have and may exercise all of the powers of the corporation. In particular, and without limiting the foregoing, the board of directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

     SECTION 2.2 NUMBER OF DIRECTORS; QUALIFICATIONS. The board of directors shall consist of such number of directors, as shall be fixed initially by the incorporator(s) and thereafter by the board of directors. No director need be a stockholder.

     SECTION 2.3   NOMINATION OF DIRECTORS.

     Nominations for the election of directors at an annual meeting of the stockholders, or special meeting in lieu of the annual meeting, may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors at the meeting. Stockholders entitled to vote in such election may nominate one or more persons for the election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given either by personal delivery, overnight (receipted) courier or by United States mail, postage prepaid, to the secretary of the Corporation not later than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     SECTION 2.4 ELECTION OF DIRECTORS. The initial board of directors shall be designated in the certificate of incorporation, or if not so designated, elected by the incorporator(s) at the first meeting thereof. Thereafter, directors shall be elected by the stockholders at their annual meeting or at any special meeting the notice of which specifies the election of directors as an item of business for such meeting.

     SECTION 2.5 VACANCIES; REDUCTION OF THE BOARD. In the case of any vacancy in the board of directors from death, resignation, disqualification or other cause, including a vacancy resulting from enlargement of the board, the election of a director to fill such vacancy shall be by vote of a majority of the directors then in office, whether or not constituting a quorum.

     SECTION 2.6 . ENLARGEMENT OF THE BOARD. The board of directors may be enlarged by the stockholders at any meeting or by vote of a majority of the directors then in office.

     SECTION 2.7 TENURE AND RESIGNATION. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, directors shall hold office until the next annual meeting of stockholders and thereafter until their successors are chosen and qualified. Any director may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, secretary or assistant secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     SECTION 2.8 REMOVAL. A director, whether elected by the stockholders or directors, may be removed from office with or without cause at any annual or special meeting of stockholders by vote of a majority of the stockholders entitled to vote in the election of such directors, or for cause by a vote of a majority of the directors then in office; provided, however, that a director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

     SECTION 2.9 MEETINGS. Regular meetings of the board of directors may be held without call or notice at such times and such places within or without the State of Delaware as the board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to directors absent from such determination. A regular meeting of the board of directors shall be held without notice immediately after, and at the same place as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the directors is not then present. Special meetings of the board of directors may be held at any time and at any place designated in the call of the meeting when called by the president, treasurer, or one or more directors. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

     SECTION 2.10 NOTICE OF MEETING. It shall be sufficient notice to a director to send notice (i) by mail at least 72 hours before the meeting addressed to such person at his usual or last known business or residence address, or (ii) in person, by telephone, facsimile transmission or electronic transmission to the extent provided in Article VIII, at least 24 hours before the meeting. Notice shall be given by the secretary, or in his absence or unavailability, may be given by an assistant secretary, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice, executed by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice of a directors' meeting need not specify the purposes of the meeting.

     SECTION 2.11 AGENDA. Any lawful business may be transacted at a meeting of the board of directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

     SECTION 2.12 QUORUM. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

     SECTION 2.13 ACTION AT MEETING. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, except where a different vote is required by law, by the Certificate of Incorporation or by these Bylaws. The assent in writing of any director to any vote or action of the directors taken at any meeting, whether or not a quorum was present and whether or not the director had or waived notice of the meeting, shall have the same effect as if the director so assenting was present at such meeting and voted in favor of such vote or action.

     SECTION 2.14 ACTION WITHOUT MEETING. Any action by the directors may be taken without a meeting if all of the directors consent to the action in writing and the consents are filed with the records of the directors' meetings. Such consent shall be treated for all purposes as a vote of the directors at a meeting.

     SECTION 2.15 COMMITTEES. The board of directors may, by the affirmative vote of a majority of the directors then in office, appoint an executive committee or other committees consisting of one or more directors and may by vote delegate to any such committee some or all of their powers except those which by law, the Certificate of Incorporation or these Bylaws they may not delegate. In the absence or disqualification of a member of a committee, the members of the committee present and not disqualified, whether or not they constitute a quorum, may by unanimous vote appoint another member of the board of directors to act at the meeting in place of the absence or disqualified member. Unless the board of directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these Bylaws with respect to meetings or for the conduct of business or the taking of actions by the board of directors. The board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The board of directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

                                  ARTICLE III

                                    OFFICERS

     SECTION 3.1 ENUMERATION. The officers shall consist of a president, a treasurer, a secretary and such other officers and agents (including a chairman of the board, one or more vice-presidents, assistant treasurers and assistant secretaries), as the board of directors may, in their discretion, determine.

     SECTION 3.2 ELECTION. The president, treasurer and secretary shall be elected annually by the directors at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the directors at such meeting or at any other meeting.

     SECTION 3.3 QUALIFICATION. An officer may, but need not, be a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the directors to give bond for the faithful performance of his duties to the corporation in such amount and with such sureties as the directors may determine. The premiums for such bonds may be paid by the corporation.

     SECTION 3.4 TENURE. Except as otherwise provided by the Certificate of Incorporation or these Bylaws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his earlier resignation or removal.

     SECTION 3.5 REMOVAL. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the directors then in office; provided, however, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the board of directors prior to action thereon.

     SECTION 3.6 RESIGNATION. Any officer may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, secretary, or assistant secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

     SECTION 3.7 VACANCIES. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

     SECTION 3.8 CHAIRMAN OF THE BOARD. The board of directors may appoint a chairman of the board and may designate the chairman of the board as chief executive officer. If the board of directors appoints a chairman of the board, he shall perform such duties and possess such powers as are assigned to him by the board of directors.

     SECTION 3.9 PRESIDENT. The president shall be the chief executive officer of the corporation, unless a chairman of the board is so designated. Unless a chairman of the board is so designated or except as otherwise voted by the board of directors, the president shall preside at all meetings of the stockholders and of the board of directors at which present. The president shall have such duties and powers as are commonly incident to the office and such duties and powers as the board of directors shall from time to time designate.

     SECTION 3.10 VICE-PRESIDENT(S). The vice-president(s), if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

     SECTION 3.11 CHIEF FINANCIAL OFFICER, TREASURER AND ASSISTANT TREASURERS. The treasurer, or if the board of directors so determines, the vice-president, finance or the chief financial officer, subject to the direction and under the supervision and control of the board of directors, shall have general charge of the financial affairs of the corporation. The treasurer shall have custody of all funds, securities and valuable papers of the corporation, except as the board of directors may otherwise provide. The treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the corporation, and which shall be always open to the inspection of each elected officer and director of the corporation. The treasurer shall deposit or cause to be deposited all funds of the corporation in such depository or depositories as may be authorized by the board of directors. The treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts, and other negotiable instruments payable to the corporation. The treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the board of directors. All of the duties of the treasurer may be performed by the vice-president, finance and/or the chief financial officer, in the discretion of the board of directors.

         Assistant treasurers, if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

     SECTION 3.12 SECRETARY AND ASSISTANT SECRETARIES. The secretary or an assistant secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and directors (including committees thereof) in the book of records of this corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The secretary or an assistant secretary shall notify the stockholders and directors, when required by law or by these Bylaws, of their respective meetings, and shall perform such other duties as the directors and stockholders may from time to time prescribe. The secretary or an assistant secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the directors and of the stockholders, when required. In the absence of the secretary or an assistant secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

         Assistant secretaries, if any, shall have such powers and perform such duties as the board of directors may from time to time designate.

     SECTION 3.13 OTHER POWERS AND DUTIES. Subject to these Bylaws and to such limitations as the board of directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors.

                                   ARTICLE IV

                                  CAPITAL STOCK

     SECTION 4.1    STOCK CERTIFICATES.

             (a) Each stockholder shall be entitled to a certificate representing the number of shares of the capital stock of the corporation owned by such person in such form as shall, in conformity to law, be prescribed from time to time by the board of directors. Each certificate shall be signed by the president or vice-president and treasurer or assistant treasurer or such other officers designated by the board of directors from time to time as permitted by law, shall bear the seal of the corporation, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the person to whom, it is issued. The corporate seal and any or all of the signatures of corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the corporation or its employee.

             (b) If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue.

     SECTION 4.2 TRANSFER OF SHARES. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the corporation by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

     SECTION 4.3 RECORD HOLDERS. Except as otherwise may be required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws. It shall be the duty of each stockholder to notify the corporation of his post office address.

     SECTION 4.4    RECORD DATE.

             (a) In order that the corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the corporation after the record date.

             (b) If no record date is fixed: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

     SECTION 4.5 TRANSFER AGENT AND REGISTRAR FOR SHARES OF CORPORATION. The board of directors may appoint a transfer agent and a registrar of the certificates of stock of the corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders' ledger, setting forth the names and addresses of the holders of all issued shares of stock of the corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of the certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the corporation is authorized to issue and the total number of shares actually issued. The stockholders' ledger and the share register are hereby identified as the stock transfer books of the corporation; but as between the stockholders' ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders' ledger maintained by the transfer agent shall be the official list of stockholders of record of the corporation. The name and address of each stockholder of record, as they appear upon the stockholders' ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Stockholders, but not the corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders' ledger maintained by the transfer agent.

     SECTION 4.6 LOSS OF CERTIFICATES. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the board of directors may prescribe, including, in the discretion of the board of directors, a requirement of bond and indemnity to the corporation.

     SECTION 4.7 RESTRICTIONS ON TRANSFER. Every certificate for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the Bylaws or any agreement to which the corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the corporation will furnish a copy to the holder of such certificate upon written request and without charge.

     SECTION 4.8 MULTIPLE CLASSES OR SERIES OF STOCK. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes or series of stock, the several classes or series of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these Bylaws. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

                                    ARTICLE V

                                    DIVIDENDS

     SECTION 5.1 DECLARATION OF DIVIDENDS. Except as otherwise required by law or by the Certificate of Incorporation, the board of directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the corporation for the current or preceding fiscal year, or as otherwise permitted by law. Dividends may be paid in cash, in property, in shares of the corporation's stock, or in any combination thereof. Dividends shall be payable upon such dates as the board of directors may designate.

     SECTION 5.2 RESERVES. Before the payment of any dividend and before making any distribution of profits, the board of directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the corporation such sum or sums as the board of directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the board of directors shall deem to be in the best interests of the corporation, and the board of directors may modify or abolish any such reserve.

                                   ARTICLE VI

                         POWERS OF OFFICERS TO CONTRACT

                              WITH THE CORPORATION

     Any and all of the directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the board of directors of the corporation, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the board of directors or committee thereof which authorizes such contract or agreement; (ii) if the material facts as to such person's relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Any director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

                                  ARTICLE VII

                                 INDEMNIFICATION

     SECTION 7.1 DEFINITIONS. For purposes of this Article VII the following terms shall have the meanings indicated:

     "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the express written request of the corporation.

     "Court" means the Court of Chancery of the State of Delaware, or any other court in which a Proceeding in respect of indemnification may properly be brought.

     "Covered Person" means any person who has a Corporate Status who the corporation, pursuant to the provisions of Section 7.9 hereof, determines is entitled to indemnification as provided herein. It shall in each case include such person's legal representatives, heirs, executors and administrators.

     "Disinterested" describes any individual, whether or not that individual is a director, officer, employee or agent of the corporation who is not and was not and is not threatened to be made a party to the Proceeding in respect of which indemnification, advancement of expenses or other action, is sought by a Covered Person.

     "Expenses" shall include, without limitation, all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

     "Good Faith" shall mean a Covered Person having acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of an employee benefit plan, the best interests of the participants or beneficiaries of said plan, as the case may be, and, with respect to any Proceeding which is criminal in nature, having had no reasonable cause to believe such Covered Person's conduct was unlawful.

     "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and may include law firms or members thereof that are regularly retained by the corporation but not by any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would have a conflict of interest in representing either the corporation or the Covered Person in an action to determine the Covered Person's rights under this Article.

     "Proceeding" includes any actual, threatened or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, other than one initiated by the Covered Person, but including one initiated by a Covered Person for the purpose of enforcing such Covered Person's rights under this Article to the extent provided in Section 7.14 of this Article. "Proceeding" shall not include any counterclaim brought by any Covered Person other than one arising out of the same transaction or occurrence that is the subject matter of the underlying claim.

     SECTION 7.2 RIGHT TO INDEMNIFICATION IN GENERAL. The corporation may indemnify, and advance Expenses to, each Covered Person who is, was or is threatened to be made a party or is otherwise involved in any Proceeding, as provided in this Article and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

     SECTION 7.3 PROCEEDINGS OTHER THAN PROCEEDINGS IN THE RIGHT OF THE CORPORATION. Each Covered Person may be indemnified if, by reason of such Covered Person's Corporate Status, such Covered Person is or is threatened to be made a party to or is otherwise involved in any Proceeding, other than a Proceeding by or in the right of the corporation. Such Covered Person may be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlements, actually and reasonably incurred by such Covered Person or on such Covered Person's behalf in connection with such Proceeding or any claim, issue or matter therein, if such Covered Person acted in Good Faith.

     SECTION 7.4 PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Each Covered Person may be indemnified if, by reason of such Covered Person's Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding brought by or in the right of the corporation to procure a judgment in its favor. Such Covered Person may be indemnified against Expenses, judgments, penalties, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person's behalf in connection with such Proceeding if such Covered Person acted in Good Faith. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Covered Person shall have been adjudged to be liable to the corporation if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the corporation in such event if and only to the extent that the Court which is considering the matter shall so determine.

     SECTION 7.5 INDEMNIFICATION OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Article, to the extent that a present or former director or officer or any other person who has a Corporate Status is, by reason of such Corporate Status, a party to or is otherwise involved in and is successful, on the merits or otherwise, in any

Proceeding, such person shall be indemnified to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such person or on such person's behalf in connection therewith. If such person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify such person to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such person or on such person's behalf in connection with each successfully resolved claim, issue or matter. The termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

     SECTION 7.6 INDEMNIFICATION FOR EXPENSES OF A WITNESS. Notwithstanding any other provision of this Article, to the extent that a Covered Person is, by reason of such Covered Person's Corporate Status, a witness in any Proceeding, such Covered Person shall be indemnified against all Expenses actually and reasonably incurred by such Covered Person or on such Covered Person's behalf in connection therewith.

     SECTION 7.7   ADVANCEMENT OF EXPENSES.

             (a) Notwithstanding any provision to the contrary in this Article, the corporation may advance all reasonable Expenses which were incurred by or on behalf of a present director or officer by reason of such person's Corporate Status, in connection with any Proceeding, within 20 days after the receipt by the corporation of a statement or statements from such person requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the person and shall include or be preceded or accompanied by an undertaking by or on behalf of the person to repay any Expenses if such person shall be adjudged to be not entitled to be indemnified against such Expenses. Any advance and undertakings to repay made pursuant to this paragraph shall be unsecured and interest-free. Advancement of Expenses pursuant to this paragraph shall not require approval of the board of directors or the stockholders of the corporation, or of any other person or body. The secretary of the corporation shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the advance and of the undertaking to make repayment provided pursuant to this paragraph.

             (b) Advancement of expenses to any other Covered Person shall be upon such terms and conditions as the board of directors may determine appropriate.

     SECTION 7.8   NOTIFICATION AND DEFENSE OF CLAIM.

             (a) Promptly after receipt by any person who has a Corporate Status of a notice of the commencement of any Proceeding, such person shall, if a claim is to be made against the corporation under this Article, notify the corporation of the commencement of the Proceeding. The omission of such notice will not relieve the corporation from any liability which it may have to such person otherwise than under this Article. With respect to any such Proceedings as to which the corporation determines to provide indemnification:

                 (i) The corporation will be entitled to participate in the defense at its own expense.

                (ii) Except as otherwise provided below, the corporation (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense with counsel reasonably satisfactory to the Covered Person. After notice from the corporation to the Covered Person of its election to assume the defense of a suit, the corporation will not be liable to the Covered Person under this Article for any legal or other expenses subsequently incurred by the Covered Person in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below.

             (b) The Covered Person shall have the right to employ his own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense shall be at the expense of the Covered Person except as follows. The fees and expenses of counsel shall be at the expense of the corporation if (i) the employment of counsel by the Covered Person has been authorized by the corporation, (ii) the Covered Person shall have concluded reasonably that there may be a conflict of interest between the corporation and the Covered Person in the conduct of the defense of such action and such conclusion is confirmed in writing by the corporation's outside counsel regularly employed by it in connection with corporate matters, or (iii) the corporation shall not in fact have employed counsel to assume the defense of such Proceeding. The corporation shall be entitled to participate in, but shall not be entitled to assume the defense of, any Proceeding brought by or in the right of the corporation or as to which the Covered Person shall have made the conclusion provided for in (ii) above and such conclusion shall have been so confirmed by the corporation's said outside counsel.

             (c) Notwithstanding any provision of this Article to the contrary, the corporation shall not be liable to indemnify the Covered Person under this Article for any amounts paid in settlement of any Proceeding effected without its written consent. The corporation shall not settle any Proceeding or claim in any manner which would impose any penalty, limitation or disqualification of the Covered Person for any purpose without such Covered Person's written consent. Neither the corporation nor the Covered Person will unreasonably withhold their consent to any proposed settlement.

             (d) If it is determined that the Covered Person is entitled to indemnification other than as afforded under subparagraph (b) above, payment to the Covered Person of the additional amounts for which he is to be indemnified shall be made within 10 days after such determination.

     SECTION 7.9   PROCEDURES.

             (a) METHOD OF DETERMINATION FOR PRESENT OFFICERS AND DIRECTORS. A determination (as provided for by this Article or if required by applicable law in the specific case) with respect to entitlement to indemnification by a person who at the date of determination is a director or officer shall be made either
(i) by a majority vote of Disinterested directors, even though less than a quorum, or (ii) a committee of Disinterested directors designated by a majority of disinterested Directors, even though less than a quorum, or (iii) if there are no such Disinterested directors, or if the Disinterested directors so direct, by Independent Counsel in a written determination to the board of directors, a copy of which shall be delivered to the Covered Person seeking indemnification, or (iv) by the vote of the holders of a majority of the corporation's capital stock outstanding at the time entitled to vote thereon.

             (b) METHOD OF DETERMINATION FOR OTHERS. A determination (as provided for in this Article or if required by applicable law in the specific case) with respect to indemnification of any person other than a present director or officer may be made by the board of directors in such manner as it may determine appropriate.

             (c) INITIATING REQUEST. A person who seeks indemnification under this Article shall submit a request for indemnification, including such documentation and information as is reasonably available to such person and is reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

             (d) EFFECT OF OTHER PROCEEDINGS. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty or of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of a Covered Person to indemnification or create a presumption that a Covered Person did not act in Good Faith.

     SECTION 7.10 ACTION BY THE CORPORATION. Any action, payment, advance determination (other than a determination made pursuant to Section 7.9 above), authorization, requirement, grant of indemnification or other action taken by the corporation pursuant to this Article shall be effected exclusively through any Disinterested person so authorized by the board of directors of the corporation, including the president or any vice president of the corporation.

     SECTION 7.11 NON-EXCLUSIVITY. The rights to indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which a person may at any time be entitled under applicable law, the Certificate of Incorporation, these Bylaws, any agreement, a vote of stockholders, a resolution of the board of directors, or otherwise.

     SECTION 7.12 INSURANCE. The corporation may maintain, at its expense, an insurance policy or policies to protect itself and any director, officer, employee or agent of the corporation or another enterprise against liability arising out of this Article or otherwise, whether or not the corporation would have the power to indemnify any such person against such liability under the Delaware General Corporation Law.

     SECTION 7.13 NO DUPLICATIVE PAYMENT. The corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that a Covered Person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

     SECTION 7.14 EXPENSES OF ADJUDICATION. In the event that any Covered Person seeks a judicial adjudication, or an award in arbitration, to enforce such Covered Person's rights under, or to recover damages for breach of, this Article, the Covered Person shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any and all Expenses actually and reasonably incurred by such Covered Person in seeking such adjudication or arbitration, but only if such Covered Person prevails therein. If it shall be determined in such adjudication or arbitration that the Covered Person is entitled to receive part but not all of the indemnification of expenses sought, the expenses incurred by such Covered Person in connection with such adjudication or arbitration shall be appropriately prorated.

     SECTION 7.15 SEVERABILITY. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

             (a) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

             (b) to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     SECTION 7.16 NO RETROACTIVE AMENDMENT. No amendment or repeal of this Article or any provision hereof shall affect any right of any person to be indemnified hereunder with respect to any actions, omissions or state of facts existing prior to the date of such amendment or repeal.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     SECTION 8.1 CERTIFICATE OF INCORPORATION. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

     SECTION 8.2 FISCAL YEAR. Except as from time to time otherwise provided by the board of directors, the fiscal year of the corporation shall end on the 31st of December of each year.

     SECTION 8.3 CORPORATE SEAL. The board of directors shall have the power to adopt and alter the seal of the corporation.

     SECTION 8.4 EXECUTION OF INSTRUMENTS. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the corporation on its behalf shall be signed by the president or the treasurer except as the board of directors may generally or in particular cases otherwise determine.

     SECTION 8.5 VOTING OF SECURITIES. Unless the board of directors otherwise provides, the president or the treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

     SECTION 8.6 EVIDENCE OF AUTHORITY. A certificate by the secretary or any assistant secretary as to any action taken by the stockholders, directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these Bylaws, or under any vote of the stockholders or the board of directors, may be exercised by an officer of the corporation only in the event of absence of another officer or any other contingency shall bind the corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

     SECTION 8.7 CORPORATE RECORDS. The original, or attested copies, of the Certificate of Incorporation, Bylaws, records of all meetings of the incorporators and stockholders, and the stock transfer books (which shall contain the names of all stockholders and the record address and the amount of stock held by each) shall be kept in Delaware at the principal office of the corporation, or at an office of the corporation, or at an office of its transfer agent or of the secretary or of the assistant secretary, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or for using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

     SECTION 8.8 COMMUNICATION OF NOTICES. Any notices required to be given under these Bylaws may be given (i) by delivery in person, (ii) by mailing it, postage prepaid, first class, (iii) by mailing it by nationally or internationally recognized second day or faster courier service, (iv) by facsimile transmission, or (v) by electronic transmission, in each case, to the addressee; provided, however that facsimile transmission or electronic transmission may only be used if the addressee has consented to such means.

     SECTION 8.9 ELECTRONIC TRANSMISSIONS. Notwithstanding any reference in these Bylaws to written instruments, all notices, meetings, consents and other communications contemplated by these Bylaws may be conducted by means of an electronic transmission, to the extent permitted by law, if specifically authorized by the board of directors of the corporation.

     SECTION 8.10 CHARITABLE CONTRIBUTIONS. The board of directors from time to time may authorize contributions to be made by the corporation in such amounts as it may determine to be reasonable to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earning of which inures to the private benefit of any stockholder or individual.

                                   ARTICLE IX

                                   AMENDMENTS

     SECTION 9.1 AMENDMENT BY STOCKHOLDERS. Prior to the issuance of stock, these Bylaws may be amended, altered or repealed by the incorporator(s) by majority vote. After stock has been issued, these Bylaws may be amended altered or repealed by the stockholders at any annual or special meeting by vote or a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by law, the Certificate of Incorporation or these Bylaws, such amendment shall require the vote that would have been required by such other provision. Notice and a copy of any proposal to amend these Bylaws must be included in the notice of meeting of stockholders at which action is taken upon such amendment.

     SECTION 9.2   AMENDMENT BY BOARD OF DIRECTORS.

             (a) These Bylaws may be amended, altered or repealed by the board of directors at a meeting duly called for the purpose by majority vote of the directors then in office, except that directors shall not amend the Bylaws in a manner which:

                   (i) changes the stockholder voting requirements for any action;

                   (ii) alters or abolishes any preferential right or right of redemption applicable to a class or series of stock with shares already outstanding;

                   (iii) alters the provisions of Article IX hereof; or

                   (iv) permits the board of directors to take any action which under law, the Certificate of Incorporation, or these Bylaws is required to be taken by the stockholders.

             (b) Any amendment of these Bylaws by the board of directors may be altered or repealed by the stockholders at any annual or special meeting of stockholders.

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                             ZOOM TELEPHONICS, INC.
                                207 South Street
                                Boston, MA 02111

                                  FORM OF PROXY
                         SPECIAL MEETING OF SHAREHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF ZOOM TELEPHONICS, INC. (THE "CORPORATION") FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AT THE CORPORATION'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 207 SOUTH STREET, BOSTON, MA 02111 ON __________, 2002, AT 9:30, A.M., EASTERN STANDARD TIME (THE "MEETING"). The Meeting will be simultaneously held (linked by telephone conference call) at Suite 1525, 625 Howe Street, Vancouver, B.C. V6C 2TC.

         The undersigned shareholder of the Corporation hereby appoints Frank B. Manning or, failing him, Peter R. Kramer, or, instead of any of them __________________ as proxyholder, with full power of substitution, to attend, act and vote in respect of all shares registered in the name of the undersigned at the Meeting to be held on _________, 2002, at 9:30 a.m., Eastern Standard Time, and at any adjournments thereof on the matters indicated below which are described in the Proxy Statement/Prospectus and, at the proxyholder's discretion, on amendments or variations to such matters and on such other matters as may properly come before the Meeting, to the same extent and with the same powers as if the undersigned were personally present at the meeting. The undersigned revokes any instrument or proxy heretofore given with respect to the Meeting or any adjournments thereof with respect only to the shares identified below.

VOTE:


1. To consider and act upon a special resolution approving the change of the Corporation's jurisdiction of incorporation from Canada to the State of Delaware by way of a process known as a continuation in Canada and a domestication in the State of Delaware.


     / /FOR                       / /AGAINST                     / /ABSTAIN


ON ANY BALLOT THAT MAY BE CALLED FOR, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR, AGAINST OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO CHOICE IS SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE MATTERS LISTED ABOVE.

NOTES:

1. SHAREHOLDERS HAVE THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT THEM AT THE MEETING, OTHER THAN THE MANAGEMENT NOMINEES. To exercise this right, you should either strike out the names of Messrs. Manning and Kramer and insert in the space provided the name of the person you desire to designate as proxyholder, or complete another proper form of proxy.

2. A proxy, to be valid, must be dated and signed by the shareholder. Executors, administrators, trustees, guardians, attorneys and officers of corporations should add their titles when signing. If this form of proxy is not dated, it shall be deemed to bear the date on which it was mailed by the Corporation.

3. A proxy to be effective must be deposited and received at the office of Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072 before 5:00 p.m., Eastern Standard Time, on the business day before the Meeting or, if the Meeting is adjourned or postponed, no later than 5:00 p.m., Eastern Standard Time, on the second business day prior to the adjourned or postponed meeting.


Signature                           Name (Please Print)
          -------------------------                     ------------------------


Address
        ------------------------------------------------------------------------



Date              , 2002            Number of Shares to be voted
     -------------                                               ---------------



     (IF LEFT BLANK, ALL SHARES REGISTERED IN YOUR NAME WILL BE DEEMED TO BE
                          REPRESENTED BY THIS PROXY.)

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